Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

dated as of November 5, 2018

by and among

RESMED OPERATIONS INC.,

EVOLVED SUB, INC.

STOCKHOLDERS’ AGENT

MATRIXCARE HOLDINGS INC.

and

RESMED INC. (SOLELY FOR PURPOSES OF SECTION 11.16)

- i -

3.24	Government Programs	48
3.25	Accounts Receivables	48
3.26	Bank Accounts	48

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		49

4.1	Corporate Organization	49
4.2	Due Authorization	49
4.3	No Conflict	49
4.4	Governmental Consents	49
4.5	Brokers’ Fees	50
4.6	Litigation	50
4.7	Financing	50
4.8	Due Diligence	50
4.9	Solvency	50
4.10	Acquisition for Investment	50
4.11	Non-Reliance of Parent	51
4.12	Unlawful Payments	51

ARTICLE V PRE-CLOSING COVENANTS		52

5.1	Conduct of Business Prior to Closing	52
5.2	Access to Information	54
5.3	Notices and Consents	54
5.4	No Control of the Company’s Business	55
5.5	Confidentiality	55
5.6	Exclusivity	55
5.7	Stockholder Consent	55
5.8	Company Option Plan; Option Holders	55
5.9	Further Assurances	55

ARTICLE VI ADDITIONAL AGREEMENTS		56

6.1	Press Releases	56
6.2	Officers’ and Directors’ Indemnification	56
6.3	Employee Matters	57
6.4	Documents and Information	58
6.5	Termination of Plans	58
6.6	Solicitation of 280G Approval	59

ARTICLE VII TAX MATTERS		59

7.1	Tax Matters	59

ARTICLE VIII CONDITIONS TO THE CLOSING		61

8.1	Conditions to Obligations of Parent	61
8.2	Additional Conditions to Obligations of Company	62

ARTICLE IX SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION		63

9.1	Survival	63
9.2	Parent Indemnification	63

- ii -

9.3	Stockholder Indemnification	65
9.4	Notice of Potential Claims for Indemnification	66
9.5	Third Party Claims	67
9.6	Indemnification Sole and Exclusive Remedy	68
9.7	Insurance Recoveries	68

ARTICLE X TERMINATION		68

10.1	Termination	68
10.2	Effect of Termination	69

ARTICLE XI GENERAL PROVISIONS		70

11.1	Notices	70
11.2	Disclosure Schedules	71
11.3	Assignment	71
11.4	Severability	71
11.5	Amendment	71
11.6	Fees and Expenses	71
11.7	Choice of Law/Consent to Jurisdiction	72
11.8	Waiver of Jury Trial	72
11.9	Extension; Waiver	72
11.10	No Agreement Until Executed	72
11.11	Mutual Drafting	73
11.12	Specific Performance	73
11.13	Counterparts	73
11.14	Third Party Beneficiaries	73
11.15	Time of Essence	73
11.16	ResMed Inc. Guarantee	73
11.17	Exclusivity of Representations and Warranties	74
11.18	No Recourse Against Non-Parties	75
11.19	Legal Representation	75
11.20	Integration; Entire Agreement	76

EXHIBITS

EXHIBIT A Letter of Transmittal
EXHIBIT B Paying Agent Agreement
EXHIBIT C Certificate of Incorporation of the Surviving Corporation
EXHIBIT D Option Acknowledgement Form
EXHIBIT E Form of Escrow Agreement

- iii -

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), is made as of November 5, 2018, by and among ResMed Operations Inc., a Delaware corporation (“Parent”), Evolved Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), MatrixCare Holdings Inc., a Delaware corporation (the “Company”), for purposes of Section 11.16 only, ResMed Inc., a Delaware corporation, and, solely in its capacity as the agent acting on behalf of the Stockholders and Company Option Holders as contemplated by this Agreement, OPE LGI Holdings Limited, a Canadian private company (“Stockholders’ Agent” and, together with Company, Parent and Merger Sub, the “Parties” and each, a “Party”).

RECITALS

A. Each of Parent, Company and Merger Sub desire, following the satisfaction or waiver of the conditions set forth in Article VIII, to effect the merger upon the terms and conditions set forth in this Agreement and the DGCL (the “Merger”), pursuant to which Merger Sub shall be merged with and into Company, with Company as the surviving entity in the Merger and becoming a wholly-owned subsidiary of Parent.

B. This Agreement has been approved by the board of directors of Parent, Merger Sub and the Company.

C. Following the execution of this Agreement, the Company shall seek to obtain, in accordance with Section 228 of the DGCL, a written consent of its Stockholders approving this Agreement, the Merger and the transactions contemplated hereby in accordance with Section 251 of the DGCL (the “Stockholder Approval”).

D. Pursuant to the Merger (and on the terms and subject to the conditions set forth in this Agreement), among other things, all of the issued and outstanding Company Common Stock and all outstanding options, warrants and other rights to receive Company Common Stock shall be cancelled and, to the extent set forth in this Agreement, converted into the right to receive cash.

E. The Company, Merger Sub and Parent desire to make certain representations and warranties and other agreements in connection with the transactions hereunder.

NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:

Article I

DEFINITIONS

For purposes of this Agreement, the following terms have the meanings specified or referenced below.

1.1 Defined Terms. As used herein, the following terms shall have the following meanings.

“401(k) Plan” has the meaning set forth in Section 6.5.

“Accounting Principles” means, except as specifically set forth on Schedule 1.1(a), to the extent consistent with GAAP, the accounting principles, policies, procedures, practices, applications and methodologies used in preparing the December 31, 2017 balance sheet.

“Acquisition Proposal” means, other than the transactions contemplated hereby, any bona fide inquiry, proposal or offer for (a) any sale, lease, exchange, transfer or other disposition of all or a material portion of the assets or business of the Company and its Subsidiaries to any Person or group of related Persons, taken as a whole, whether by merger, consolidation, business combination, stock or asset sale, disposition, similar transaction or otherwise, other than the sale of their respective products or services in the ordinary course of business consistent with past practice, or (b) any acquisition, whether by tender offer, share exchange, merger or in any other manner, by any Person or group of related Persons, in one or a series of related transactions, of more than 50% of the total equity securities (determined by either total voting power or fair market value) of the Company or any of its Subsidiaries.

“Affiliate” means, with respect to a specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified. For the purposes of this definition, “controlling,” “controlled” and “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, Contract or otherwise. Notwithstanding the foregoing, in no event will a portfolio company of OMERS Private Equity Inc. be deemed an Affiliate of the Company.

“Agreement” has the meaning set forth in the introductory paragraph.

“AML Laws” means the International Anti-Money Laundering and Financial Anti-Terrorism Abatement Act of 2001 (Title III of the USA PATRIOT Act), the U.S. Bank Secrecy Act (31 U.S.C. § 5311 et seq.) and the regulations promulgated thereunder by the U.S. Department of the Treasury and Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada).

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977 or any other applicable anti-corruption Law.

“Audited Balance Sheets” has the meaning set forth in Section 3.5.

“B&L” means Burns and Levinson LLP.

“Balance Sheet Date” has the meaning set forth in Section 3.5.

“Base Consideration” has the meaning set forth in Section 2.3.

“Business Day” means any day other than a Saturday or Sunday or any day on which the Federal Reserve Bank of New York is closed or any day on which banks in the city of New York, New York or Toronto, Canada are required or permitted to close.

“CERCLA” has the meaning set forth in the definition of “Environmental Laws.”

“Change of Control Payments” means, collectively (but without duplication), any and all employee sale bonuses, transaction bonuses, change of control, retention or similar cash compensatory payments due or payable by the Company or any Subsidiary to any Company Employee, former employee, equity holder, officer, director or other person solely as a result of the consummation of the transactions contemplated hereby or the entry into or adoption of this Agreement and not as a result of any action taken by Parent or the Surviving Corporation or any of its Subsidiaries after Closing.

“Chosen Courts” has the meaning set forth in Section 11.7.

“Closing” has the meaning set forth in Section 2.6(a).

“Closing Class A Common Merger Consideration Per Share” means the amount of the Merger Consideration to be paid pursuant to the Company Charter for each Class A Common Stock outstanding immediately prior to the Effective Time.

“Closing Class B Common Merger Consideration Per Share” means the amount of the Merger Consideration to be paid pursuant to the Company Charter for each Class B Common Stock outstanding immediately prior to the Effective Time.

“Closing Date” has the meaning set forth in Section 2.6(a).

“Closing Date Balance Sheet” means a consolidated balance sheet of the Company and all of its Subsidiaries as of the Reference Time prepared in accordance with the Working Capital Methodology.

“Closing Option Consideration Per Share” has the meaning set forth in Section 2.6(c).

“Closing Payment Schedule” has the meaning set forth in Section 2.4(b).

“Closing Statement” has the meaning set forth in Section 2.7(b)(ii).

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations issued by the IRS pursuant thereto.

“Common Stock” means all of the issued and outstanding Class A Common Stock and Class B Common Stock of the Company.

“Company” has the meaning set forth in the introductory paragraph.

“Company Cash” means any and all cash, cash equivalents and marketable securities of the Company and its Subsidiaries, net of outstanding checks and excluding cash or cash equivalents held subject to any contractual restrictions on use (such as cash collateral or amounts held in escrow), as of the Reference Time determined in accordance with the Accounting Principles.

“Company Charter” has the meaning set forth in Section 2.2(a).

“Company Debt” means, without duplication, as of immediately prior to the Closing (a) the principal, accrued and unpaid interest, unpaid fees or expenses and other monetary obligations in respect of (i) indebtedness of the Company and its Subsidiaries for borrowed money and (ii) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which the Company and its respective Subsidiaries are responsible or liable, (b) the amount of all liabilities and obligations (including unpaid interest, fees or expenses and other monetary obligations and, to the extent payable solely as a result of the transactions contemplated hereby, prepayment and redemption premiums or penalties) under leases of the Company and its Subsidiaries which have been reported as capital leases or which are required to be capitalized in accordance with GAAP, (c) any obligations of the Company or any of its Subsidiaries pursuant to any surety bond or performance bond to the extent that a claim for funding pursuant to any such surety bond or performance bond by the issuer thereof against the Company or its Subsidiaries has been made and is pending, (d) any indebtedness and liabilities and related costs or obligations of the Company and their respective Subsidiaries under any interest rate protection agreements, foreign currency exchange agreements, forward contracts or other interest, exchange rate or commodity hedging or swap agreements, (e) the deferred purchase price of assets, services, seller notes or securities, for which the Company or its Subsidiaries is liable, contingently or otherwise, including earnouts at the maximum amount payable, (f) any drawn letters of credit issued on behalf of the Company or any of its Subsidiaries, (g) unpaid liabilities due to OMERS Private Equity Inc., closing and exit costs associated with the Dallas office unpaid severance and any unpaid integration expenses for prior acquisitions, and (h) all obligations of the type referred to in clauses (a) - (g) of any third Persons the payment of which the Company or any of its Subsidiaries are responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, and in relation to all clauses (a) – (h), prepayment and redemption premiums or penalties (if any). Notwithstanding the foregoing, “Company Debt” shall not include (1) any deferred revenue, (2) any trade payables or accrued expenses to the extent included in Current Liabilities or (3) Company Transaction Expenses. Notwithstanding any other provisions in this Agreement, Company Debt shall not be reduced for any amounts settled after the Reference Time.

“Company Employees” has the meaning set forth in Section 6.3(a).

“Company Intellectual Property Assets” has the meaning set forth in Section 3.15(c).

“Company Material Adverse Effect” means any event, development, change or effect that, individually or in the aggregate, has had or would be reasonably be expected to have a material adverse effect on (a) the business, financial condition, properties, assets or results of operations of the Company and its Subsidiaries taken as a whole or (b) the ability of the Company to consummate the transactions contemplated by this Agreement, other than, in the case of clauses (a) and (b), any event, development, change or effect resulting from or relating to any of the following: (1) changes in the United States or foreign general business, regulatory, economic, financial, banking or securities market conditions, including (i) changes in interest or exchange rates or (ii) any decline or rise in the price of any security, commodity, contract or index, (2) general changes or developments in the industries in which the Company and its Subsidiaries operate, (3) actions expressly required under this Agreement to obtain any approval or authorization under applicable antitrust or competition Laws for the consummation of transactions contemplated by this Agreement, (4) changes or proposed changes in GAAP or applicable Laws or the enforcement or interpretation of any of the foregoing, (5) actions taken or omissions by the

Company or any of its Subsidiaries with the prior written consent of Parent or the performance by the Company or any of its Subsidiaries of their obligations under this Agreement and actions or omissions expressly required or permitted by this Agreement, (6) the failure of the Company to meet any of its internal projections, forecasts, estimates, plans, predictions, performance metrics or operating statistics (provided that the underlying causes of such failure shall be taken into account in determining whether a “Company Material Adverse Effect” has occurred), (7) any effect resulting from the announcement of this Agreement or the consummation of the Transactions, (8) any hostilities, act of war, sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities, act of war, sabotage, terrorism or military actions, (9) any earthquakes, hurricanes, floods, tsunamis and other natural disasters or other natural conditions or weather-related events, circumstances or developments or (10) any criminal activities, acts of terrorism or sabotage by third parties, except, in the case of the foregoing clauses (1) or (2), to the extent such changes or developments referred to therein would reasonably be expected to have a materially disproportionate impact on the Company and the Subsidiaries, taken as a whole, as compared to other companies in the industries in which the Company and its Subsidiaries operate (in which case only the incremental, disproportionate adverse effect may be taken into account in determining whether or not there is a Company Material Adverse Effect).

“Company Options” has the meaning set forth in Section 2.6(c).

“Company Option Holder” means the holder of a Company Option.

“Company Option Plan” means the Company’s 2015 Equity Incentive Plan.

“Company Option Price” means the Closing Class A Consideration Per Share minus the exercise price for the Company Option Share underlying such Company Option, which, for the avoidance of doubt, such exercise price shall constitute proceeds distributable to Stockholders as Merger Consideration hereunder.

“Company Option Shares” means the Common Stock issuable upon exercise of the Company Option.

“Company Owned Intellectual Property Assets” has the meaning set forth in Section 3.15(c).

“Company Product” has the meaning set forth in Section 3.15(c).

“Company Registered Intellectual Property Assets” has the meaning set forth in Section 3.15(a).

“Company Transaction Expenses” means all costs, fees and expenses incurred by the Company or its Subsidiaries in connection with the preparation, execution, negotiation and performance of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby to the extent unpaid as of immediately prior to the Closing, including, without limitation, (a) all fees and expenses of all Representatives of the Company and its Subsidiaries, including attorneys (including Sidley and B&L), accountants, consultants and financial advisors, (b) all Change of Control Payments (including any payroll Taxes payable by the Company or any of its Subsidiaries in connection with such payments) and (c) an amount equal to $250,000. Notwithstanding any other provisions in this Agreement, Company Transaction Expenses shall not be reduced for any amounts settled after the Reference Time

“Contract” means any agreement, contract, obligation, promise, or undertaking (whether written or oral) that is legally binding (but excluding purchase orders entered into in the ordinary course of business).

“Copyrights” has the meaning set forth in Section 3.15(c).

“Current Assets” means the aggregate current assets of the Company and its Subsidiaries determined on a consolidated basis as of the Reference Time in accordance with the Accounting Principles and, for the avoidance of doubt, including (i) current Tax assets, (ii) current and long term portions of deferred project costs and prepaid commissions and (iii) restricted cash related to amounts held in escrow; provided that for this purpose current assets will not include any Company Cash or intercompany accounts solely between the Company and its Subsidiaries.

“Current Liabilities” means the aggregate current liabilities of the Company and its Subsidiaries determined on a consolidated basis as of the Reference Time in accordance with the Working Capital Methodology, and for the avoidance of doubt, including (i) current Tax liabilities, (ii) current and long term portions of deferred revenue and deferred rent and (iii) the accounts payable related to cash amounts held in escrow; provided that for this purpose current liabilities will not include any Company Debt, Company Transaction Expenses or intercompany accounts solely between the Company and its Subsidiaries.

“D&O Indemnified Parties” has the meaning set forth in Section 6.2(a).

“Data Security Requirements” has the meaning set forth in Section 3.15(b)(viii).

“Debt Payoff Amount” has the meaning set forth in Section 2.4(a).

“Delaware Certificate of Merger” has the meaning set forth in Section 2.1(c).

“De Minimis Claim” has the meaning set forth in Section 9.2(b)(i).

“DGCL” means the Delaware General Corporation Law, as the same may be amended from time to time.

“Disputed Items” has the meaning set forth in Section 2.7(d).

“Dissenting Shares” has the meaning set forth in Section 2.12(a).

“Domain Names” has the meaning set forth in Section 3.15(c).

“eHealth Licensing Payments” means any payment requirements related to the additional licensing from Microsoft with respect to eHealth Acquisition Agreement rectification of license usage as described in Schedule 3.15(b)(v)(1).

“Effective Time” has the meaning set forth in Section 2.1(c).

“Employee Benefit Program” means collectively, each material bonus, deferred or incentive compensation, profit sharing or severance plan, “employee benefit plan” (as defined in Section 3(3) of ERISA) and material fringe benefit plan sponsored, maintained or contributed to by the Company or any of its Subsidiaries and in which the employees of the Company or any of its Subsidiaries participate or are entitled to participate as of the date hereof.

“End Date” has the meaning set forth in Section 10.1(b).

“Environmental Laws” means all applicable federal, state, local or foreign Laws or Orders of a Governmental Authority concerning controlling pollution or protecting the environment or natural resources, including, without limitation the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §§9601 et seq. (“CERCLA”), and the Resource Conservation and Recovery Act, 42 U.S.C. §§6901 et seq., (“RCRA”).

“ERISA” has the meaning set forth in Section 3.11(c).

“Escrow Agent” has the meaning set forth in Section 2.9.

“Escrow Agreement” has the meaning set forth in Section 2.9.

“Escrow Amount” has the meaning set forth in Section 2.9.

“Escrow Funds” has the meaning set forth in Section 2.9.

“Escrow Pro Rata Share” shall be equal to for any particular Stockholder or Company Option Holder (i) the total number of shares of Class A Common Stock and Company Option Shares underlying all Company Options each held by such Stockholder or Company Option Holder divided by (ii) the total number of issued and outstanding shares of Class A Common Stock and all Company Option Shares underlying all outstanding Company Options each as of immediately prior to the Effective Time, as set forth in the Closing Payment Schedule.

“Estimated Closing Statement” has the meaning set forth in Section 2.7(a).

“Estimated Merger Consideration” has the meaning set forth in Section 2.7(a).

“Exchange Act” means the Securities and Exchange Act of 1934.

“Financial Statements” has the meaning set forth in Section 3.5.

“Fraud” means the Company, a Stockholder, a Company Option Holder, Parent, or Merger Sub (a) has knowingly and intentionally made a false statement of material fact or omitted material facts; (b) relating to the representations and warranties made in Article III or Article IV as applicable (as qualified by the Schedules); (c) with the intent that the other party rely on such false statement or omission; and (d) the other party actually relies to its detriment. For the avoidance of doubt, Fraud does not include merely making a negligent misrepresentation, negligent omission or negligent disclosure.

“Fundamental Reps” means the representations and warranties contained in Section 3.1, Section 3.2, Section 3.3, Section 3.4 and Section 3.19.

“Fundamental Rep Survival Date” means the date that is the 6-year anniversary of the Closing Date.

“GAAP” means United States generally accepted accounting principles as in effect (i) with respect to financial information for periods on or after the date of this Agreement, as of the date of this Agreement and (ii) with respect to financial information for periods prior to the date of this Agreement, as of such applicable time.

“General Escrow Amount” has the meaning set forth in Section 2.9.

“General Escrow Fund” has the meaning set forth in Section 2.9.

“General Escrow Survival Date” means the date that is the first anniversary of the Closing Date.

“Government Involvement” has the meaning set forth in Section 3.15(b)(xii).

“Governmental Authority” has the meaning set forth in Section 3.4(b).

“Guaranteed Obligations” has the meaning set forth in Section 11.16.

“Hazardous Material” means any waste, substance or material defined as a “hazardous substance,” “hazardous material,” “hazardous waste,” “toxic substance,” “toxic pollutant,” “contaminant,” or “pollutant” by any Environmental Law, including, without limitation, RCRA hazardous wastes and CERCLA hazardous substances, and including petroleum, petroleum product, asbestos, radioactive materials and polychlorinated biphenyls.

“Healthcare Laws” means the Federal Food, Drug, and Cosmetic Act (21 U.S.C. §301 et seq.); (b) the federal False Claims Act (31 U.S.C. §3729 et seq.); (c) the federal Anti-Kickback Statute (42 U.S.C. §1320a-7b); (d) the federal Civil Monetary Penalties Law (42 U.S.C. §1320a-7a); (e) the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009 and any regulations promulgated pursuant to each of the foregoing.

“Indemnification Claim” has the meaning set forth in Section 9.4(a).

“Indemnification Notice” has the meaning set forth in Section 9.4(a).

“Indemnitee” has the meaning set forth in Section 9.4(a).

“Indemnitor” has the meaning set forth in Section 9.4(a).

“Independent Accounting Firm” has the meaning set forth in Section 2.7(d).

“Intellectual Property Assets” has the meaning set forth in Section 3.15(c).

“IRS” means the Internal Revenue Service of the United States, or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

“Knowledge” means, with respect to (i) the Company (for matters on or prior to Closing), the actual knowledge without investigation or inquiry of the Specified Officers and (ii) the Company (for matters following the Closing) or Parent, the actual knowledge without investigation or inquiry of its officers.

“Law” means any federal, state, local or foreign law (including common law), statute, ordinance, code, rule, regulation, decree or other legal requirement.

“Letter of Transmittal” means a letter of transmittal, in substantially the form of Exhibit A hereto, as the same may be modified by the agreement of Parent, Company and Stockholders’ Agent.

“Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, charge, easement, right of way, encroachment, servitude, claim, preemptive right, restriction, covenant or similar claim in equity of any kind or nature whatsoever.

“Loss” or “Losses” means any liabilities, losses, damages, deficiencies, assessments, fines, judgments and costs or expenses (including out-of-pocket expenses for investigation, notification and defense and reasonable attorneys’ fees) incurred by any Indemnitee, but shall not, except to the extent awarded pursuant to a third party in connection with a Third Party Claim, include any exemplary or punitive damages. Notwithstanding the foregoing, the Parties hereto agree that for solely the purposes of Section 9.2(a)(v), “Losses” shall not include (a) any calculations of damages or loss using loss of future revenue, income or profits or diminution in value by Parent or any of its Affiliates (including the Surviving Corporation and its Subsidiaries), (b) damages based on a multiple of value by Parent or any of its Affiliates (including the Surviving Corporation and its Subsidiaries), (c) loss of business reputation or opportunity by Parent or any of its Affiliates (including the Surviving Corporation and its Subsidiaries) or (d) the cost of any additional or tail insurance coverage. For the purposes of clarity and avoidance of doubt, the limitations set forth in the foregoing subsections (a), (b) and (c) shall not apply to the extent such losses are incurred by a third party, including customers of the Surviving Corporation and its Subsidiaries, in connection with a Third Party Claim.

“Major Holder” means OPE LGI Investment Limited, a Canadian private company, and Stockholders’ Agent.

“Marks” has the meaning set forth in Section 3.15(c).

“Merger” has the meaning set forth in the introductory paragraph.

“Merger Consideration” has the meaning set forth in Section 2.3.

“Merger Sub” has the meaning set forth in the introductory paragraph.

“Net Working Capital” means an amount equal to the Current Assets less the Current Liabilities. The parties agree that the purpose of preparing and calculating the Net Working Capital hereunder is to measure changes in Net Working Capital without the introduction of new or different accounting methods, policies, practices, procedures, classifications, from the Net Working Capital Methodology.

“Non-Disclosure Agreement” means that certain Mutual Confidentiality Agreement dated as of February 21, 2018 by and between Parent and the Company.

“Non-Party Affiliates” has the meaning set forth in Section 11.18.

“Off-the-Shelf Software” has the meaning set forth in Section 3.15(c).

“Open Source Software” has the meaning set forth in Section 3.15(c).

“Option Acknowledgement Form” has the meaning set forth in Section 2.6(c).

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or other similar requirement issued, made or approved by any Governmental Authority or arbitrator.

“Parent” has the meaning set forth in the introductory paragraph.

“Parent Cap” has the meaning set forth in Section 9.3(b).

“Parent DC Plan” has the meaning set forth in Section 6.5.

“Parent Indemnitees” has the meaning set forth in Section 9.2(a).

“Parent Material Adverse Effect” means any event, development, change, effect or condition that, individually or in the aggregate with all other events, developments, changes, effects and conditions, prevents or materially impairs or delays, or would reasonably be expected to prevent or materially impair or to delay, Parent from performing its material obligations under this Agreement or consummating the transactions as contemplated hereby.

“Parent Plans” has the meaning set forth in Section 6.3(b).

“Parent Press Release” has the meaning set forth in Section 6.1.

“Party” or “Parties” has the meaning set forth in the introductory paragraph.

“Patents” has the meaning set forth in Section 3.15(c).

“Paying Agent” means Wilmington Trust, N.A., who shall act as Parent’s paying agent for the payment of the Merger Consideration payable hereunder to the Stockholders.

“Paying Agent Agreement” means that certain Paying Agent Agreement by and among Parent, Stockholders’ Agent and Paying Agent attached hereto as Exhibit B.

“Payoff Letters” has the meaning set forth in Section 2.4(a).

“Per Diem Taxes” has the meaning set forth in Section 7.1(d).

“Permits” has the meaning set forth in Section 3.18(a).

“Permitted Liens” means: (a) statutory Liens for Taxes or other charges of any Governmental Authority not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the Company or any Subsidiary; (b) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business not yet due and payable, or the amount or validity of which is being contested in good faith by appropriate proceedings by the Company or any Subsidiary; (c) zoning, entitlement, building and other land use regulations imposed by any Governmental Authority and affecting real property (including the leased premises under any Real Property Lease), other than those which materially and adversely impact the present use of such real property by, or the present operation of the business of, the Company and its Subsidiaries thereon; (d) encumbrances, easements, servitudes and other restrictions on real property (including covenants, restrictions, rights-of-way, easements and other similar matters) affecting real property (including the leased premises under any Real Property Lease), other than those which materially and adversely impact the present use of such real property by, or the present operation of the business of, the Company and its Subsidiaries thereon; (e) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar Law; (f) purchase money Liens or Liens arising under leases of personal property or equipment in favor of the owner thereof securing rental payments; (g) matters that would be disclosed by an inspection or accurate survey of each parcel of leased real property; (h) Liens affecting the fee interest of any leased real property; and (i) Liens incurred in the ordinary course of business consistent with past practice that are not material to the Company or its Subsidiaries taken as a whole.

“Person” means any individual, corporation (including any non-profit corporation), partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or Governmental Authority.

“Personal Information” has the meaning set forth in Section 3.15(c).

“Post-Closing Obligations” has the meaning set forth in Section 9.1.

“Post-Closing Representation” has the meaning set forth in Section 11.19.

“Post-Closing Tax Period” has the meaning set forth in Section 7.1(d).

“Pre-Closing Tax Period” has the meaning set forth in Section 7.1(d).

“Proceeding” means any action, claim, arbitration, hearing, litigation or suit (whether civil, criminal, administrative or investigative), including a subpoena, or claim or charge for any violations of Anti-Corruption Laws, AML Laws, Healthcare Laws, Privacy Laws by or before any Governmental Authority or arbitrator.

“Privacy Laws” has the meaning set forth in Section 3.21.

“Protest Notice” has the meaning set forth in Section 2.7(d).

“Qualified” means any representation or warranty which is subject to a “materiality,” “material,” “material adverse effect”, “Company Material Adverse Effect,” “Parent Material Adverse Effect,” “in all material respects” or similar qualification used alone or in a phrase that has a similar impact or effect (but not including knowledge or Knowledge); and the use of any such term shall be deemed to be a “Qualification.”

“R&W Insurance Policy” means an insurance policy or policies obtained by Parent at the signing of this Agreement, for the benefit of the Parent or its designee as the named insured for breaches of certain of the representations and warranties and other matters set forth herein.

“RCRA” has the meaning set forth in the definition of Environmental Laws.

“Real Property Lease” has the meaning set forth in Section 3.12(b).

“Reference Time” means 11:59 p.m. Eastern Time on the date prior to the Closing Date.

“Released General Escrow Amount” has the meaning set forth in Section 2.10(a).

“Released Special Escrow Amount” has the meaning set forth in Section 2.10(b).

“Representatives” of any Person means such Person’s stockholders, partners, directors, members, managers, officers, employees, agents, attorneys, trustees, consultants, advisors or other Persons acting on behalf of such Person.

“Representative Losses” has the meaning set forth in Section 2.11(d).

“Schedules” has the meaning set forth in Section 11.2.

“Section 280G” has the meaning given in Section 3.11(i).

“Securities Act” means the Securities Act of 1933.

“Shares” means the shares of Class A Common Stock and Class B Common Stock, par value $0.01 per share, of the Company issued and outstanding as of the Effective Time.

“Sidley” means Sidley Austin LLP.

“Significant Contracts” has the meaning set forth in Section 3.14.

“Significant Customer” has the meaning set forth in Section 3.20(a).

“Software” has the meaning set forth in Section 3.15(c).

“Solvent” has the meaning set forth in Section 4.9.

“Special Escrow Amount” has the meaning set forth in Section 2.9.

“Special Escrow Fund” has the meaning set forth in Section 2.9.

“Special Escrow Survival Date” means the date that is the third anniversary of the Closing Date.

“Specified Officers” means John Damgaard, Robert Sandor, Joseph Weber and James Evans.

“Stockholder” has the meaning set forth in Section 2.4(b)(i).

“Stockholder Approval” has the meaning set forth in Recital C.

“Stockholder Cap” has the meaning set forth in Section 9.2(b)(iii).

“Stockholders’ Agent” has the meaning set forth in the introductory paragraph.

“Stockholders’ Agent Reimbursement Amount” shall mean $2,500,000 deposited with Stockholders’ Agent pursuant to Section 2.6(b)(i) to be held by Stockholders’ Agent for the payment of expenses incurred by Stockholders’ Agent in performing its duties pursuant to this Agreement.

“Stockholder Indemnitee” has the meaning set forth in Section 9.3(a).

“Straddle Period” shall have the meaning set forth in Section 7.1(d).

“Subsidiary” and “Subsidiaries” have the meanings set forth in Section 3.3.

“Surviving Corporation” has the meaning set forth in Section 2.1(a).

“Systems” has the meaning set forth in Section 3.15(b)(viii).

“Target Net Working Capital” means negative ($8,321,000).

“Tax Returns” has the meaning set forth in Section 3.10(a).

“Taxes” has the meaning set forth in Section 3.10(a).

“Taxing Authority” has the meaning set forth in Section 3.10(a).

“Third Party Claim” means any Proceeding that is instituted against an Indemnitee by a Person other than an Indemnitor or another Indemnitee.

“Third Party Rights” has the meaning set forth in Section 3.15(b)(iv).

“Threshold Amount” has the meaning set forth in Section 9.2(b)(i).

“Trade Secrets” has the meaning set forth in Section 3.15(c).

“Transaction Documents” means this Agreement, the Escrow Agreement, the Paying Agent Agreement and all other documents and instruments contemplated by this Agreement to be delivered in connection with this Agreement or the consummation of the transactions contemplated hereby.

“Transaction Tax Deduction” means, without duplication, the aggregate amount of (a) any and all Company Transaction Expenses (with respect to amounts described in clause (a) of the definition of “Company Transaction Expenses” that are not success based fees within the meaning of Internal Revenue Service Revenue Procedure 2011-29, unless there is no reasonable basis for claiming a deduction with respect thereto under the standards of Section 6662 of the Code), (b) any and all fees, expenses and interest (including amounts treated as interest for U.S. federal income Tax purposes), original issue discount, accelerated deferred financing fees, breakage fees, consent fees, redemption, retirement or make-whole payments, or similar payments incurred in respect of Company Debt in connection with this Agreement, (c) any and all payments in respect of Company Options as contemplated by this Agreement, (d) any other income Tax deductions available to the Company or any of its Subsidiaries in connection with the Transactions, unless there is no reasonable basis for claiming such a deduction, and (e) any employment or payroll Taxes payable by the Company or any of its Subsidiaries with respect to the amounts set forth in the foregoing clauses (a), (c) and (d). The parties shall apply the safe harbor election set forth in Internal Revenue Service Revenue Procedure 2011-29 to determine the amount of any success based fees for purposes of clause (a) above.

“Transactions” means the transactions contemplated by the Transaction Documents.

“Transfer Taxes” has the meaning set forth in Section 7.1(b).

“Waiving Parties” has the meaning set forth in Section 11.19.

“Working Capital Methodology” means in accordance with the Accounting Principles with the presentation to be consistent with the form of the illustrative example set forth on Schedule 1.1(c).

1.2 Other Definitional and Interpretive Matters. Unless otherwise expressly provided in this Agreement, for purposes of this Agreement, the following rules of interpretation shall apply:

(a) Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day.

(b) Dollars. Any reference in this Agreement to $ or “dollars” means U.S. dollars.

(c) Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(d) Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

(e) Herein. The words such as “herein,” “hereinafter,” “hereof,” “hereunder”, “hereto” and other similar expressions refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(f) Including. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(g) To the Extent. The phrase “to the extent” shall mean the degree to which a subject or other matter extends, and such phrase shall not simply mean “if”.

(h) Made Available. Any reference in this Agreement to documents or information having been made available to Parent (or phrases having similar import) means that such documents were (i) posted to the electronic datasite maintained in connection with the transactions contemplated by this Agreement on or before 3:00 p.m. (Eastern Time) on the date prior to the Closing Date or physically or (ii) electronically (via email or facsimile) provided to Parent or its Representatives.

(i) Date hereof. The phrase “date hereof” means the date that this Agreement is entered into.

(j) Or. The word “or” shall not be exclusive.

Article II

PURCHASE AND SALE; CLOSING

2.1 The Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving company in the Merger (the “Surviving Corporation”).

(b) The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL.

(c) On the Closing Date (defined below), Company, Parent, and Merger Sub shall file a certificate of merger relating to the Merger with the Delaware Secretary of State (the “Delaware Certificate of Merger”) in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at the time the Delaware Certificate of Merger shall have been duly filed, or such later time as Stockholders’ Agent and Parent shall agree and specify in the Delaware Certificate of Merger (such time as the Merger becomes effective being the “Effective Time”).

2.2 Surviving Corporation.

(a) At the Effective Time, the Company’s certificate of incorporation (“Company Charter”) shall be amended and restated as set forth in Exhibit C attached hereto, and, as so amended and restated, such certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable Law.

(b) At the Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation (except that the name of the Surviving Corporation shall be reflected therein as “MatrixCare Holdings Inc.”), until thereafter changed or amended as provided therein or by applicable Law.

(c) From and after the Effective Time, until their successors are duly elected or appointed and qualified in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, (a) the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, and (b) the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, serving in such capacity.

2.3 Merger Consideration. The aggregate consideration to be paid by Parent in connection with the Merger shall be $750,000,000 (the “Base Consideration”), as increased or decreased on a dollar-for-dollar basis for the cumulative net adjustments required by the following (as adjusted, the “Merger Consideration”):

(a) the Base Consideration shall be increased by the amount of the Company Cash;

(b) the Base Consideration shall be decreased by the Company Debt;

(c) the Base Consideration shall be increased by the amount, if any, by which the Net Working Capital exceeds the Target Net Working Capital;

(d) the Base Consideration shall be decreased by the amount, if any, by which the Net Working Capital is less than the Target Net Working Capital;

(e) the Base Consideration shall be decreased by the amount of the Company Transaction Expenses; and

(f) the Base Consideration shall be decreased by the amount of Stockholders’ Agent Reimbursement Amount.

2.4 Certain Events Prior to the Closing. Prior to the Closing, in addition to such other actions as may be provided for herein:

(a) (i) At least three Business Days prior to the Closing, the Company shall deliver to Parent a draft of customary payoff letters and (ii) on or prior to the Closing shall deliver an executed customary payoff letter (the “Payoff Letters”) from the administrative agent of the Company Debt set forth on Schedule 2.4(a) (i) providing the wire instructions and amounts for the payment of such Company Debt, together with interest, premiums, penalties, make-whole payments, breakage costs and other fees and expenses (if any) that are required to be paid by the Company and its Subsidiaries as a result of the repayment on the Closing Date of such Company Debt (the “Debt Payoff Amount”) and (ii) providing for the release, upon receipt of the Debt Payoff Amount, of all Liens on the properties and assets of the Company and its Subsidiaries securing obligations under such Company Debt.

(b) At least three Business Days prior to the Closing, the Company shall deliver to Parent a definitive closing payment schedule (the “Closing Payment Schedule”) setting forth:

(i) the name of each holder of Company Common Stock (“Stockholder”) and Company Option Holder;

(ii) the number and class of Shares held by each Stockholder;

(iii) the number of the Company Option Shares that would have been issuable (prior to the cancellation of the Company Options in accordance with Section 2.6(c)) upon exercise of the Company Options held by each Company Option Holder;

(iv) calculations of the Closing Class A Common Merger Consideration Per Share, the Closing Class B Common Merger Consideration Per Share, and the Closing Option Consideration Per Share;

(v) the amount to be contributed to the Escrow Funds on behalf of each Stockholder and Company Option Holder based on such Stockholder’s and Company Option Holder’s Escrow Pro Rata Share;

(vi) Company Debt estimated by the Company in good faith; and

(vii) a schedule setting forth the Company Transaction Expenses estimated by the Company in good faith (including any Person entitled to receive a Change of Control Payment and the amount thereof) and (ii) other than with respect to the Change of Control Payments, the wire transfer instructions and a completed W-9 or W-8, as applicable, for each recipient of such Company Transaction Expense.

(c) During such three (3) Business Day period prior to the Closing Date, in addition to the access rights provided by Section 5.2 hereof, the Company shall (i) afford Parent through its officers, employees and representatives (including its legal advisors and accountants) reasonable access to the Company’s books and records as and to the extent reasonably necessary for Parent to review the Company’s calculation of the Merger Consideration, (ii) make available to Parent the Company’s employees, advisors and accountants who were materially involved in the preparation of the Closing Payment Schedule and (iii) provide Parent with any other documentation or information reasonably requested to review the Closing Payment Schedule and Debt Payoff Amounts.

(d) The parties agree that Parent, Merger Sub, and the Paying Agent shall be entitled to rely on the Closing Payment Schedule in making payments hereunder, and Parent, Merger Sub, and the Paying Agent shall not be responsible for the calculations or the determinations regarding such calculations in the Closing Payment Schedule.

2.5 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Company, Merger Sub, any Stockholder, or any other Person, each of the following shall occur:

(a) Class B Common Stock. Each share of Class B Common Stock of the Company issued and outstanding immediately prior to the Effective Time and all rights in respect thereof, shall be cancelled and converted into and represent the right to receive an amount in cash, without interest, equal to the Closing Class B Common Merger Consideration Per Share as set forth on the Closing Payment Schedule.

(b) Class A Common Stock. Each share of Class A Common Stock of the Company issued and outstanding immediately prior to the Effective Time and all rights in respect thereof, shall be cancelled and converted into and represent the right to receive an amount in cash, without interest, equal to the Closing Class A Common Merger Consideration Per Share as set forth on the Closing Payment Schedule.

(c) Company Treasury Stock. Each share of Common Stock that is authorized but unissued, or that is held in the treasury of Company, immediately prior to the Effective Time, shall be cancelled.

(d) Merger Sub Stock. Each share of common stock, par value $0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and non-assessable share of common stock, par value $0.0001 per share, of the Surviving Corporation.

2.6 Closing.

(a) The closing of the Merger (the “Closing”) shall take place via electronic transmission on the date that is three Business Days following the date all conditions to Closing have been satisfied or otherwise waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction of such conditions at the Closing) or at such other time and place as the Company and Parent may agree in writing. The Closing shall be effective as of the Effective Time on such date (the applicable time and date on which the Closing shall occur is referred to herein as the “Closing Date”).

(b) At the Closing, in addition to such other actions as may be provided for herein:

(i) the Parent shall pay or cause to be paid to the Major Holders, the Paying Agent, the Surviving Corporation, the Escrow Agent and Stockholders’ Agent the amounts set forth on the Closing Payment Schedule as follows:

(1) Parent shall deliver to each Major Holder who shall have delivered to the Company prior to the Closing Date a duly executed Letter of Transmittal and all other documentation required pursuant to such Letter of Transmittal (including any Stock Certificates representing such shares of Common Stock or an affidavit of lost Stock Certificate with respect to such shares of Common Stock), an amount equal to the applicable Closing Class A Merger Consideration Per Share or Closing Class B Merger Consideration Per Share for the number of shares of Common Stock held by such Major Holder immediately prior to the Effective Time as set forth in the Closing Payment Schedule to the account or address designated in such Major Holder’s Letter of Transmittal.

(2) Parent shall deliver to the Paying Agent, for the account of each other Stockholder for which a properly completed and duly executed Letter of Transmittal and all other documentation required pursuant to such Letter of Transmittal (including any Stock Certificates representing such shares of Common Stock or an affidavit of lost Stock Certificate with respect to such shares of Common Stock) is received by the Paying Agent, an amount equal to the applicable Closing Class A Merger Consideration Per Share or Closing Class B Merger Consideration Per Share for the number of shares of Common Stock held by such Stockholder immediately prior to the Effective Time as set forth in the Closing Payment Schedule, and the Paying Agent shall remit such amount to such Stockholders in accordance with the Paying Agent Agreement and the Closing Payment Schedule.

(3) Parent shall deposit with the Escrow Agent the Escrow Amount, by wire transfer of immediately available funds pursuant to the wire transfer instructions set forth in the Escrow Agreement as set forth in Section 2.8.

(4) Parent or the Surviving Corporation shall deliver to the parties specified in the Payoff Letters an amount equal to the applicable portion of the Debt Payoff Amount.

(5) Parent or the Surviving Corporation shall deliver to each of the applicable vendors listed on the Closing Payment Schedule the applicable portion of the Company Transaction Expenses.

(6) Parent shall pay to the Surviving Corporation an amount equal to the Closing Option Consideration Per Share amount for prompt payment by the Surviving Corporation to all Company Option Holders as set forth in Section 2.6(c) and the Closing Payment Schedule.

(7) The Stockholders’ Agent Reimbursement Amount shall be deposited by Parent at the Closing with Stockholders’ Agent pursuant to wire transfer instructions provided by Stockholders’ Agent to be held per Section 2.11.

(ii) At the Closing, the stock transfer books of Company shall be closed, and no transfer of any shares of Common Stock that were outstanding immediately prior to the Effective Time shall be made thereafter on the records of Company.

(iii) The Company shall deliver to Parent a properly executed certification, dated as of the Closing Date, certifying that the Company is not, and has not been during the shorter of the periods specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” for purposes of Sections 897 and 1445 of the Code.

(iv) Stockholders’ Agent, Parent and the Escrow Agent shall enter into the Escrow Agreement.

(c) No options to purchase the Company Common Stock (the “Company Options”) shall be assumed by Parent in the Transaction. All outstanding Company Options that would otherwise be outstanding at or immediately prior to the Effective Time, whether or not then vested, shall be cancelled and extinguished as of, or prior to, the Effective Time in exchange for, with respect to each Company Option held by a Company Option Holder who has executed an Option Acknowledgment Form (as defined below), the right to the payments pursuant to this Section 2.6(c) and the Board of Directors of the Company shall take all actions reasonably necessary to provide such treatment for the Company Options. In connection with such cancellation, with respect to each Company Option held by a Company Option Holder who has executed an Option Acknowledgment Form (as defined below), Parent shall pay to the Surviving Corporation for prompt payment to each Company Option Holder for each of the Company Options held by such Company Option Holder an amount equal to the Company Option Price minus the Escrow Pro Rata Share to be distributed into the Escrow Funds with respect to such Company Option Shares (“Closing Option Consideration Per Share”). As a condition to payments with respect to any unexercised Company Options, each holder of outstanding Company Options shall be required to execute and deliver to Parent an agreement, in the form attached hereto as Exhibit D, acknowledging that the consideration provided by Section 2.4 of this Agreement is the amount owed to him or her in consideration of such Company Option and that such Company Options shall terminate upon and may not be exercised after the Closing Date, and acknowledging further that the consideration paid in respect of such Company Options is subject to the indemnification obligations set forth herein attached hereto as Exhibit D (the “Option Acknowledgement Form).

(d) Prior to the Effective Time, Company shall mail, send by electronic mail or otherwise cause to be delivered to each Stockholder by means reasonably acceptable to Parent, a Letter of Transmittal in the form attached hereto as Exhibit A, which shall specifically provide that (i) the Stockholders’ Agent is designated to serve in the capacity set forth in Section 2.11 and (ii) such Stockholder agrees to the indemnification obligations set forth in Section 9.2.

2.7 Preparation of Closing Date Balance Sheet; Determination of Merger Consideration.

(a) The Company shall deliver to Parent at least three Business Days prior to the Closing, a certificate executed by an executive officer of the Company setting forth the Company’s good faith estimates of (i) the Closing Date Balance Sheet and, based thereon, the Net Working Capital, and (ii) a closing statement (the “Estimated Closing Statement”) setting forth each Stockholder’s calculation of the Merger Consideration (the “Estimated Merger Consideration”), which shall be determined in accordance with this Agreement and take into account, and set forth as separate line items, all provisions establishing the basis for such calculation set forth in Sections 2.3(a)-(f). The Company’s calculation of the Closing Date Balance Sheet and the Net Working Capital (and all components thereof) shall be determined as of the Reference Time and pursuant to the Working Capital Methodology. The Company shall provide Parent access to the supporting documents and work papers used or prepared in the preparation of the Estimated Closing Statement to the extent reasonably necessary for Parent to review the Company’s calculation of the Estimated Closing Statement.

(b) As promptly as practicable, but in any event within 90 days following the Closing Date, Parent shall prepare and deliver to Stockholders’ Agent:

(i) the Net Working Capital; and

(ii) a closing statement (the “Closing Statement”) setting forth Parent’s calculation of the Merger Consideration, which shall be determined in accordance with this Agreement and take into account, and set forth as separate line items, all provisions establishing the basis for such calculation set forth in Sections 2.3(a)-(f). Parent’s calculation in the Closing Statement of Net Working Capital shall be determined as of the Reference Time and pursuant to the Working Capital Methodology.

(c) Parent shall provide Stockholders’ Agent reasonable access during normal business hours to relevant supporting documents and work papers used in the preparation of the Closing Statement and the calculation of the Net Working Capital to the extent reasonably necessary for the Stockholders’ Agent to review the matters and calculations delivered by Parent pursuant to Section 2.7(b) and any dispute relating thereto.

(d) Stockholders’ Agent may dispute any amounts reflected on the calculation of the Net Working Capital and/or the Closing Statement; provided, however, that Stockholders’ Agent shall have notified Parent in writing of each disputed item (collectively, the “Disputed Items”), specifying the amount thereof in dispute and setting forth, in reasonable detail, the basis for such dispute (a “Protest Notice”), within 45 days of Stockholders’ Agent’s receipt of all of the deliverables specified in Section 2.7(b). To the extent Stockholders’ Agent provides a Protest Notice within 45 days of Stockholders’ Agent receipt of the deliverables specified in Section 2.7(b), all items that are not Disputed Items shall be final, binding and non-appealable for all purposes hereunder, in each case, absent fraud in connection with the matters contemplated by this Section 2.7. In the event Stockholders’ Agent does not provide a Protest Notice to Parent within 45 days of Stockholder’s receipt of the deliverables specified in Section 2.7(b), Stockholders’ Agent shall be deemed to have accepted in full the Closing Statement (which sets forth the calculation of the Merger Consideration and the components thereof) and the Net Working Capital, which shall then be deemed final, binding and non-appealable for all purposes hereunder, in each case, absent fraud in connection with the matters contemplated by this Section 2.7. After receipt by Parent of a timely Protest Notice, Parent and Stockholders’ Agent shall meet by telephone, or at a mutually agreeable location, to discuss and attempt to reconcile their differences with respect to, and the amounts in respect of, the Disputed Items. If Stockholders’ Agent and Parent are unable to reach a resolution within 30 days after receipt by Parent of the Protest Notice, Parent and Stockholders’ Agent shall within 30 days thereafter jointly submit the remaining Disputed Items for resolution to the New York office of Ernst & Young (or, if such firm declines to act, to another nationally recognized public accounting firm mutually agreed upon by Parent and Stockholders’ Agent) (the “Independent Accounting Firm”), which shall be instructed by Parent and Stockholders’ Agent to determine and report to Parent and Stockholders’ Agent upon the resolution of such remaining Disputed Items within 30 days after such submission; provided, however, that the scope of the Independent Accounting Firm’s engagement shall be limited to the resolution of the Disputed Items and shall be based solely on (i) the written submissions by each of Parent and Stockholders’ Agent and (ii) the definitions and terms contained in this Agreement and shall not be by independent review. Each of Parent and Stockholders’ Agent will be afforded the opportunity to present to the Independent Accounting Firm any material such Party deems relevant to the Independent Accounting Firm’s determination. Parent and Stockholders’ Agent shall each furnish to the Independent Accounting Firm such work papers and other documents and information relating to the remaining Disputed Items as the Independent Accounting Firm may request. Notwithstanding anything herein to the contrary, with respect to its determination of each Disputed Item, the Independent Accounting Firm may not assign a value to any Disputed Item greater than the greatest value for such Disputed Item claimed by Parent or Stockholders’ Agent or less than the lowest value for such Disputed Item claimed by Parent or Stockholders’ Agent. The Independent Accounting Firm shall act as an expert and not as an arbitrator in performing the duties assigned to it by the Parties under this Agreement (but shall be subject to the privileges and immunities of arbitrators). The fees and disbursements of the Independent Accounting Firm shall be allocated between Parent, on the one hand, and Stockholders and Company Option Holders (in accordance with their Escrow Pro Rata Share), on the other hand, in the same proportion that the aggregate amount of such remaining Disputed Items so submitted to the Independent Accounting Firm that is unsuccessfully disputed by Parent or Stockholders’ Agent (as applicable) (as finally determined by the Independent Accounting Firm) bears to the total amount of such remaining Disputed Items so submitted. For example, if it is Parent’s position that the adjustment owed is $300, it is Stockholders’ Agent’s position that the adjustment owed is $100 and the Independent Accounting Firm’s finding is that the adjustment owed is $250, then Parent shall pay 25% (300-250 / 300-100) of the Independent Accounting Firm’s fees and expenses and Stockholders and Company Option Holders (in accordance with their Escrow Pro Rata Share) shall pay 75% (250-100 / 300-100) of the Independent Accounting Firm’s fees and expenses.

(e) The items set forth on the Closing Statement and the final Net Working Capital shall be deemed final for the purposes of this Section 2.7 upon the earlier of (i) the failure of Stockholders’ Agent to notify Parent of a dispute within 45 days of Stockholders’ Agent’s receipt of the deliverables specified in Section 2.7(b) (as such period may be extended), (ii) the resolution of all Disputed Items pursuant to Section 2.7(d) by Parent and Stockholders’ Agent and (iii) the resolution of all remaining Disputed Items pursuant to Section 2.7(d) by the Independent Accounting Firm (which shall constitute an arbitral award that is final, binding and non-appealable and upon which a judgment may be entered by a court having jurisdiction thereover). The final determinations of such matters shall be non-appealable and incontestable by the Parties and each of their respective Affiliates and successors and assigns and not subject to collateral attack for any reason other than fraud in connection with the matters contemplated by this Section 2.7.

(f) In the event that the final Merger Consideration as finally determined in accordance with this Section 2.7 is more than the Estimated Merger Consideration as determined on the Closing Date, then promptly after such final determination (but, in any event, within three Business Days thereof), Parent shall, or shall cause the Surviving Corporation to, pay (i) (a) with respect to each Stockholder who shall have delivered to the Paying Agent, the Company or Surviving Corporation, as applicable, on or prior to such date, a completed Letter of Transmittal, the portion of such difference attributable to such Stockholder to the Paying Agent and the Paying Agent shall distribute such amount to the account designated in such Stockholder’s Letter of Transmittal or (b)

with respect to each Stockholder who has not delivered a completed Letter of Transmittal to the Paying Agent, the Company or Surviving Corporation, as applicable, on or prior to such date, the portion of such difference attributable to such Stockholder to the Paying Agent for the benefit of such Stockholder and the Paying Agent shall pay such Stockholder in accordance with the Paying Agent Agreement and (ii) the portion of such difference attributable to the Company Option Holders to the Surviving Corporation for prompt payment to the Company Option Holders. If the Merger Consideration as finally determined in accordance with this Section 2.7 is less than the Estimated Merger Consideration as determined on the Closing Date, then promptly after such final determination (but, in any event, within three Business Days thereof), Stockholders’ Agent and Parent shall deliver a joint written instruction to the Escrow Agent to release an amount of the General Escrow Fund equal to such difference to Parent, or at Parent’s direction, to the Surviving Corporation from the General Escrow Fund. If the General Escrow Fund is insufficient to cover the amount of such shortfall resulting from the Merger Consideration being less than the Estimated Merger Consideration, then the Escrow Agent shall distribute all of the General Escrow Fund to Parent, or at Parent’s direction, to the Surviving Corporation. Parent’s sole and exclusive recourse to receive any shortfall amount pursuant to this Section 2.7(f) shall be with respect to the General Escrow Fund. All payments contemplated by this Section 2.7(f) shall be made by wire transfer in immediately available funds to the applicable payee.

(g) The Parties agree that the Closing Date Balance Sheet, the Closing Statement (and the items reflected thereon) and the estimates thereof delivered pursuant to Section 2.7(a) shall be prepared, and this Agreement shall otherwise be interpreted, so that the Company and its Subsidiaries are presented on a consolidated basis (but, for the avoidance of doubt, Stockholder shall be deemed third parties) and no asset, liability, Loss, or other item is double-counted against any Party hereunder and shall not include any changes in assets or liabilities resulting from purchase accounting adjustments or other changes arising from or resulting as a consequence of the transactions contemplated hereby or the financing thereof.

(h) To the extent permitted by Law, the Parties shall treat any payments made pursuant to this Section 2.7 (including amounts released from the General Escrow Fund pursuant to this Section 2.7) as an adjustment to the Merger Consideration for all purposes (including Tax purposes), and the Parties agree to file, or cause to be filed, their Tax Returns consistently with such characterization.

2.8 Withholding Rights. Parent, Paying Agent, the Company, the Surviving Corporation, the Stockholders’ Agent and the Escrow Agent shall be entitled to deduct and withhold from the cash otherwise deliverable under this Agreement, and from any other payments otherwise required pursuant to this Agreement, to any Stockholder or Company Option Holder such amounts as Parent, Paying Agent, the Company, the Surviving Corporation, the Stockholders’ Agent or the Escrow Agent is required to deduct and withhold with respect to any such deliveries and payments under the Code or any applicable provision of state, local, provincial or foreign Tax law; provided that Parent, Paying Agent or Escrow Agent shall give Stockholders’ Agent written notice of any such withholding (other than withholding on payments to Company Option Holders) with respect to any payment deliverable under this Agreement at least five Business Days prior to the Closing Date. The Stockholders’ Agent, on the one hand, and Parent, the Paying Agent or the Escrow Agent, on the other, agree to cooperate and use commercially reasonable efforts to minimize any anticipated withholding Tax imposed in connection with the Transactions contemplated herein. To the extent that amounts are so deducted, withheld and paid over to the appropriate Taxing Authority, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. The applicable withholding agent shall pay such withheld amounts to the appropriate Taxing Authority and shall provide the Stockholders’ Agent with a receipt or other reasonable proof of such payment.

2.9 Escrow. At the Closing, Parent shall deposit or cause to be deposited (a) an amount equal to the sum of $7,500,000 (the “General Escrow Amount”) in immediately available funds into an escrow account to be established and maintained by Wilmington Trust, N.A. (the “Escrow Agent”) pursuant to an escrow agreement, substantially in the form attached hereto as Exhibit E (with such modifications as may be required by the Escrow Agent and agreed to by Parent and Stockholders’ Agent) (the “Escrow Agreement”), to be entered into on the Closing Date by Parent, Stockholders’ Agent and the Escrow Agent (such deposit, together with any interest accruing thereon, to constitute an escrow fund, the “General Escrow Fund”) and (b) an amount equal to the sum of $20,000,000 (the “Special Escrow Amount”, and together with the General Escrow Amount, the “Escrow Amount”) in immediately available funds into an escrow account to be established and maintained by the Escrow Agent pursuant to the Escrow Agreement (such deposit, together with any interest accruing thereon, to constitute an escrow fund, the “Special Escrow Fund”, and together with the General Escrow Fund, the “Escrow Funds”).

2.10 Release of Escrow.

(a) On the General Escrow Survival Date, any portion of the General Escrow Amount remaining following any payment to Parent and not otherwise subject to pending claims pursuant to with Section 2.7(f) or Section 9.2 shall be released by the Escrow Agent (and Parent and the Stockholders’ Agent shall issue joint written instructions to release) in accordance with the Escrow Agreement to the Paying Agent for the benefit of the Stockholders in accordance with their Escrow Pro Rata Share and to the Surviving Corporation for prompt payment to the Company Option Holders in accordance with their Escrow Pro Rata Share (such released General Escrow Amount, and deductions pursuant to this Agreement, the “Released General Escrow Amount”). With respect to each Stockholder who shall have delivered to the Paying Agent, the Company or the Surviving Corporation, as applicable, on or prior to such date, a completed Letter of Transmittal, the Escrow Agent shall pay to the Paying Agent for the benefit of such Stockholder the portion of the Released General Escrow Amount attributable to such Stockholder with respect to the Escrow Pro Rata Share of such Stockholder and the Paying Agent shall promptly pay such Stockholder such amount which shall be payable by wire transfer of immediately available funds to the account designated in such Stockholder’s Letter of Transmittal. With respect to each Stockholder who has not delivered a completed Letter of Transmittal to the Paying Agent, the Company or the Surviving Corporation, as applicable, on or prior to such date, the Escrow Agent shall pay the portion of the Released General Escrow Amount attributable to such Stockholder, with respect to the Escrow Pro Rata Share of such Stockholder, to the Paying Agent for the benefit of such Stockholder and the Paying Agent shall promptly pay such Stockholder in accordance with the Paying Agent Agreement. With respect to each Company Option Holder, the Escrow Agent shall pay the portion of the Released General Escrow Amount attributable to such Company Option Holder, with respect to the Escrow Pro Rata Share of such Company Option Holder, to the Surviving Corporation for the benefit of such Company Option Holder and the Surviving Corporation shall promptly pay such Company Option Holder.

(b) On the Special Escrow Survival Date any portion of the Special Escrow Amount remaining following any payment to Parent and not otherwise subject to pending claims pursuant to Section 9.2(a)(v) shall be released by the Escrow Agent (and Parent and the Stockholders’ Agent shall issue joint written instructions to release) in accordance with the Escrow Agreement to the Paying Agent for the benefit of the Stockholders in accordance with their Escrow Pro Rata Share and to the Surviving Corporation for prompt payment to the Company Option Holders in accordance with their Escrow Pro Rata Share (such released Special Escrow Amount, and deductions pursuant to this Agreement, the “Released Special Escrow Amount”). With respect to each Stockholder who shall have delivered to the Paying Agent, the Company or the Surviving Corporation, as applicable, on or prior to such date, a completed Letter of Transmittal, the Escrow Agent shall pay to the Paying Agent for the benefit of such Stockholder the portion of the Released Special Escrow Amount attributable to such Stockholder with respect to the Escrow Pro Rata Share of such Stockholder and the Paying Agent shall promptly pay such Stockholder such amount which shall be payable by wire transfer of immediately available funds to the account designated in such Stockholder’s Letter of Transmittal. With respect to each Stockholder who has not delivered a completed Letter of Transmittal to the Paying Agent, the Company or the Surviving Corporation, as applicable, on or prior to such date, the Escrow Agent shall pay the portion of the Released Special Escrow Amount attributable to such Stockholder, with respect to the Escrow Pro Rata Share of such Stockholder, to the Paying Agent for the benefit of such Stockholder and the Paying Agent shall promptly pay such Stockholder in accordance with the Paying Agent Agreement. With respect to each Company Option Holder, the Escrow Agent shall pay the portion of the Released Special Escrow Amount attributable to such Company Option Holder, with respect to the Escrow Pro Rata Share of such Company Option Holder, to the Surviving Corporation for the benefit of such Company Option Holder and the Surviving Corporation shall promptly pay such Company Option Holder.

2.11 Stockholders’ Agent.

(a) Stockholders’ Agent Reimbursement Amount. At Closing, Parent shall deliver Stockholders’ Agent Reimbursement Amount to Stockholders’ Agent to be held by Stockholders’ Agent for the payment of expenses incurred by it in performing its duties pursuant to this Agreement.

(b) Appointment and Acceptance. The Stockholders and Company Option Holders hereby appoint Stockholders’ Agent for the purposes and upon the terms and conditions hereinafter set forth, and each Stockholder and Company Option Holder shall be irrevocably bound by any action taken by Stockholders’ Agent in accordance herewith. The Stockholders’ Agent hereby accepts such appointment and agrees to act as Stockholders’ Agent of each Stockholder and Company Option Holder in accordance with the terms hereof and the applicable terms of the Escrow Agreement and Paying Agent Agreement. The appointment, rights and powers of Stockholders’ Agent hereunder are irrevocable and coupled with an interest. The appointment, rights, powers and obligations of Stockholders’ Agent under this Agreement, the Escrow Agreement and the Paying Agent Agreement are exclusive and no Stockholder or Company Option Holder shall have the right to assert any such right or power granted to Stockholders’ Agent hereunder.

(c) Duties of Stockholders’ Agent. The Stockholders’ Agent shall have full power and authority to represent the Stockholders and Company Option Holders, to (i) consummate the Transactions in accordance with the terms and conditions set forth in this Agreement, (ii) pay each Stockholder and Company Option Holder’s expenses (whether incurred on or after the date hereof) incurred in connection with the negotiation and performance of this Agreement, (iii) receive, receipt and disburse any funds received hereunder on behalf of or to each Stockholder or Company Option Holder, give and receive notices and communications, (iv) holdback from disbursement to all of the Stockholders and Company Option Holders collectively any such funds to the extent it reasonably determine may be necessary or required under the terms and conditions of this Agreement or applicable Law, (v) to execute and deliver on behalf of the Stockholders and Company Option Holders, all documents contemplated herein, and any amendment or waiver hereto, (vi) authorize Parent to release the payment of cash out of the Escrow Funds in satisfaction of claims by Parent or any Parent Indemnitee, (vii) assert any claims or pursue any remedies under this Agreement, (viii) commence, defend or settle any suits, actions, claims or other legal or equitable proceedings, (ix) agree to arbitrate any dispute arising out of this Agreement; (x) waive the right to a jury trial and any and all procedural defenses, (xi) approve, dispute, settle or compromise the Closing Certificate or any other matters set forth in Section 2.7 and (xii) take all actions necessary or appropriate in the judgment of Stockholders’ Agent for the interpretation of this Agreement and accomplishment of the foregoing. Such agency may be changed by the holders of a majority in interest of the Escrow Funds from time to time upon prior written notice to Parent. No bond shall be required of Stockholders’ Agent, and Stockholders’ Agent shall receive no compensation for its services. Notices or communications to or from Stockholders’ Agent after the Closing shall constitute notice to or from each of the Stockholders and Company Option Holders.

(d) The Stockholders’ Agent shall not be liable for any act done or omitted hereunder or under any ancillary agreements hereto as Stockholders’ Agent while acting in good faith and without willful misconduct or gross negligence and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Stockholders and Company Option Holders shall severally (based on each such Stockholder’s or Company Option Holder’s Escrow Pro Rata Share) indemnify and hold the Stockholders’ Agent harmless against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs or expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) arising out of or in connection with the acceptance or administration of its duties hereunder and any ancillary agreements hereto, in each case as such Representative Loss is suffered or incurred; provided that in the event that any such Representative Loss is finally adjudicated to have been directly caused by the gross negligence or willful misconduct of the Stockholders’ Agent, the Stockholders’ Agent will reimburse the Stockholders and Company Option Holders the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct. If not paid directly to the Stockholders’ Agent by the Stockholders or Company Option Holders, any such Representative Losses may be recovered by the Stockholders’ Agent from (i) the funds in the Stockholders’ Agent Reimbursement Amount and (ii) the amounts in the Escrow Funds at such time as remaining amounts would otherwise be distributable; provided that while this Section

2.11(d) allows the Stockholders’ Agent to be paid from the Stockholders’ Agent Reimbursement Amount, and the Escrow Funds, this does not relieve the Stockholders or Company Option Holders from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Stockholders’ Agent from seeking any remedies available to it at law or otherwise. In no event will the Stockholders’ Agent be required to advance its own funds on behalf of the Stockholders or Company Option Holders or otherwise. The Stockholders and Company Option Holders acknowledge and agree that the foregoing indemnities will survive the resignation or removal of the Stockholders’ Agent or the termination of this Agreement.

(e) The Stockholders’ Agent shall have reasonable access to information about the Surviving Corporation and the reasonable assistance of the Surviving Corporation’s officers and employees for purposes of performing its duties and exercising its rights hereunder, provided that the Stockholders’ Agent shall treat confidentially and not disclose any nonpublic information from or about the Surviving Corporation to anyone (except on a need to know basis to its Representatives who agree or are obligated to treat such information confidentially or as required by law).

(f) Parent acknowledges that the Stockholders’ Agent may have a conflict of interest with respect to its duties as Stockholders’ Agent, and in such regard the Stockholders’ Agent has informed Parent that it will act in the best interests of the Stockholders and Company Option Holders.

(g) Stockholders’ Agent shall be entitled to receive reimbursement from any Stockholders’ Agent Reimbursement Amounts held by it, for any and all expenses, charges and liabilities, including attorneys’ fees, incurred by it in the performance or discharge of its rights and obligations under this Agreement. The Stockholders’ Agent Reimbursement Amount shall only be used for the payment of such expenses, charges and liability or as otherwise permitted by this Agreement. The Stockholders and Company Option Holders will not receive any interest or earnings on the Stockholders’ Agent Reimbursement Amount and irrevocably transfer and assign to the Stockholders’ Agent any ownership right that they may otherwise have had in any such interest or earnings. The Stockholders’ Agent will not be liable for any loss of principal of the Stockholders’ Agent Reimbursement Amount other than as a result of its gross negligence or willful misconduct. The Stockholders’ Agent will hold these funds separate from its corporate funds, will not use these funds for its operating expenses or any other corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy. As soon as practicable following the resolution of all matters related to the General Escrow Fund, Special Escrow Fund or any other claims then pending under this Agreement, the Stockholders’ Agent shall deliver (i) the balance of the Stockholders’ Agent Reimbursement Amount attributable to the Stockholders to the Paying Agent for further distribution to the Stockholders based on such Stockholder’s Escrow Pro Rata Share and (ii) the balance of the Stockholders’ Agent Reimbursement Amount attributable to the Company Option Holders to the Surviving Corporation for further distribution to the Company Option Holders based on such Company Option Holder’s Escrow Pro Rata Share. For tax purposes, the Stockholders’ Agent Reimbursement Amount shall be treated as having been received and voluntarily set aside by the Stockholders and Company Option Holders at the time of Closing. In the event that any amount is owed to the Stockholders’ Agent, whether for fees, expense reimbursement or indemnification, that is in excess of the Stockholders’ Agent Reimbursement Amount, the Stockholders’ Agent shall be entitled to be reimbursed by the Stockholders and Company Option Holders proportionately in accordance with each such Person’s Escrow Pro Rata Share, and the Stockholders and Company Option Holders agree to so reimburse the Stockholders’ Agent. Upon written notice from the Stockholders’ Agent to the Stockholders and Company Option Holders as to any such owed amount, including a reasonably detailed description as to such owed amount, the Stockholders and Company Option Holders shall promptly deliver to the Stockholders’ Agent full payment of his, her or its Escrow Pro Rata Share of such owed amount.

(h) Actions of the Stockholders’ Agent. A decision, act, consent or instruction of the Stockholders’ Agent shall constitute a decision of all Stockholders and Company Option Holders for whom the Merger Consideration otherwise payable to them is set aside and held by Parent as part of the Escrow Funds and shall be final, binding and conclusive upon each such Stockholder and Company Option Holders, and Parent may rely upon any decision, act, consent or instruction of the Stockholders’ Agent as being the decision, act, consent or instruction of each and every such Stockholder and Company Option Holder.

(i) Each of Parent (on its own behalf and on behalf of its Affiliates), Merger Sub and the Company acknowledges that no claim shall be brought by or on behalf of Parent or any of its Affiliates or, after the Effective Time, the Surviving Corporation or its Subsidiaries against the Stockholders’ Agent (in its capacity as such) with respect to this Agreement or the agreements or Transactions or any certificate, opinion, instrument or other document delivered hereunder (with it being understood that any covenant or agreement of or by the “parties” or “each of the parties” shall not be deemed to require performance by, or be an agreement of, the Stockholders’ Agent unless performance by the Stockholders’ Agent is expressly provided for in such covenant or the Stockholders’ Agent expressly so agrees in writing, but the Stockholders’ Agent shall receive the benefit of any provision of the “parties” or “each of the parties” including with respect to the miscellaneous provisions set forth in Article XI).

(j) In the event that Stockholders’ Agent becomes unable to perform the Stockholders’ Agent’s responsibilities or resigns from such position, a majority-in-interest (based on Escrow Pro Rata Share) of the Stockholders and Company Option Holders shall select another representative to fill such vacancy and such substituted representative shall (i) be deemed to be the Stockholders’ Agent for all purposes of this Agreement and (ii) exercise the rights and powers of, and be entitled to the indemnity, reimbursement and other benefits of, the Stockholders’ Agent.

2.12 Dissenting Shares.

(a) Notwithstanding any other provision of this Agreement to the contrary, any outstanding Common Stock that is held by a Stockholder who shall have not voted in favor of the Merger or consented thereto in writing or executed an enforceable waiver of appraisal rights to the extent permitted by applicable Law and who shall have properly demanded appraisal for such shares in accordance with Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the applicable Closing Class A Merger Consideration Per Share or Closing Class B Merger Consideration Per Share for the number of shares of Common Stock held by such Stockholder immediately prior to the Effective Time as set forth in the Closing Payment Schedule, or any portion thereof, in respect of such Dissenting Shares. Such Stockholder shall instead be entitled to receive payment of the appraised value of such share in accordance with the provisions of Section 262 of the DGCL, except that any Dissenting Shares held by a Stockholder who shall have failed to perfect or who effectively shall have withdrawn or otherwise lost his, her or its rights to appraisal of such shares under Section 262 of the DGCL shall, upon delivery to the Company or Surviving Corporation of a duly executed and completed Letter of Transmittal and Stock Certificate(s), receive payment in accordance with Section 2.6(b)(i)(2).

(b) At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided in Section 262 of the DGCL.

Article III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent that:

3.1 Existence; Good Standing; Power and Authority.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. The Company has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as currently conducted. The Company is duly licensed or qualified to do business as a foreign organization under the Laws of each jurisdiction in which the character of its properties or in which the transaction of its business makes such qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to have a Company Material Adverse Effect. True, complete and correct copies of the Company’s certificate of incorporation and bylaws have been, and any amendments entered into subsequent to the date of this Agreement in accordance with the terms of this Agreement will be prior to the Closing, made available to Parent.

(b) The Company has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement, the performance by the Company of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action on the part of the Company and the Company has obtained all necessary corporate approvals from its board of directors required in connection therewith, and no other corporate proceedings on the Company’s part, other than the Stockholder Approval, are necessary to authorize such execution, delivery or performance. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by Parent, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

3.2 Capitalization. The Stockholders own of record all of the Shares, and the Company has no other capital stock or other equity interests (other than the Company Options) authorized, issued or outstanding. All of the Shares are duly authorized and validly issued and are fully paid and non-assessable. Except as listed on Schedule 3.2 there are no outstanding subscriptions, options, warrants, commitments, preemptive rights, agreements, arrangements or commitments of any kind to which the Company is a party relating to the issuance of any capital stock or other equity interest of the Company or any outstanding securities convertible into or exercisable or exchangeable therefor. Except as listed on Schedule 3.2, other than as set forth in the Certificate of Incorporation and the bylaws of the Company, there are no agreements to which the Company is a party with respect to the voting of any capital stock or other equity interests of the Company. All outstanding Company stock options have been offered, issued and delivered by the Company in compliance in all material respects with applicable Laws and the terms and conditions of the Company stock option plans, which have been previously provided to Parent. Except as listed on Schedule 3.2, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any capital stock or other equity interests or any other securities of the Company. All of the issued and outstanding Common Stock and Company Options are, and at the Closing will be, free and clear of all Liens other than Liens under the Company Charter, the Bylaws, the Securities Act, as amended, and applicable state securities Laws.

3.3 Subsidiaries. The Company owns or controls, directly or beneficially, all of the equity securities or other ownership interests of each of the Persons listed on Schedule 3.3 which also sets forth the equity ownership thereof (each, a “Subsidiary” and, collectively, the “Subsidiaries”). Neither the Company nor any Subsidiary owns or holds any equity interest in any Person (other than a Subsidiary). The Company holds of record and owns beneficially all of the outstanding equity interests of each Subsidiary, free and clear of any Liens (other than Permitted Liens and other than Liens under the Company Charter, the Bylaws, the Securities Act, as amended, and applicable state securities Laws). Each Subsidiary has all requisite corporate or limited liability company power and authority to own, operate and lease its properties and carry on its business as currently conducted. Each Subsidiary is duly organized, validly existing and, to the extent applicable, in good standing under the Laws of its jurisdiction of organization, and is duly qualified or registered to do business as a foreign organization in each jurisdiction in which the failure to be so duly qualified or registered would reasonably be expected to have a Company Material Adverse Effect. All of the issued and outstanding equity interests of each such Subsidiary (a) have been duly authorized and validly issued and are fully paid and non-assessable, (b) were not issued in violation of any purchase or call option, right of first refusal, subscription right, preemptive right or any similar rights, and (c) were issued in compliance with all applicable securities Laws. Other than as set forth in the organizational documents of the Subsidiaries made available to Parent, there are no outstanding rights, options, rights of first refusal, warrants, convertible securities, subscription rights, conversion rights, exchange rights or other agreements or obligations that require or would require any Subsidiary to issue, sell or transfer any equity interests in such entity (or securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase equity interests in such entity) and no such Subsidiary has an obligation, contingent or otherwise, to repurchase, redeem or otherwise acquire any of its outstanding shares of capital stock or other equity interests.

3.4 No Conflict; Consents.

(a) Except as set forth on Schedule 3.4 and obtaining the Stockholder Approval and the consents and approvals (or making the notices and filings, as applicable) described on Schedule 3.4, the execution and delivery by the Company of this Agreement and the other Transactions Documents to be executed by it and the consummation by the Company of the transactions contemplated hereby or thereby and compliance by it with any of the provisions hereof or thereof, do not (i) violate, conflict with or result in a default (whether after the giving of notice, lapse of time or both) under, or give rise to a right of termination of, any Significant Contract, (ii) conflict with, or result in any violation of, any provision of the certificate of incorporation, bylaws, certificate of formation, limited liability company agreement or other organizational documents or duly adopted resolutions of the board of directors or similar governing body of the Company or any Subsidiary, (iii) violate or result in a violation of, or constitute a default under (whether after the giving of notice, lapse of time or both), any Permit, provision of any Law or any Order applicable to the Company or any of its Subsidiaries or (iv) result in the creation or imposition of a Lien (other than a Permitted Lien) on any of the properties or assets of the Company or any of its Subsidiaries, except, in the case of clauses (i), (iii) and (iv) of this Section 3.4(a), as would not, individually or in the aggregate, result in material liability to the Company and its Subsidiaries taken as a whole.

(b) No notice to, declaration or filing with, or consent or approval of any United States federal, state or local, or any supra-national or non-U.S., government, political subdivision, governmental, regulatory or administrative authority, instrumentality, agency body or commission, self-regulatory organization, court, tribunal or judicial body, including the U.S. Securities and Exchange Commission (a “Governmental Authority”), including any filing or notice with a Governmental Authority with respect to MatrixCare India Private Limited, is required to be made by the Company or any of its Subsidiaries, except for any such declaration, filing, consent, notice or approval the failure to make or obtain would not, individually or in the aggregate, result in material liability to the Company and its Subsidiaries taken as a whole.

3.5 Financial Statements. True, correct and complete copies of the following financial statements have been made available to Parent: the unaudited consolidated balance sheet and the related statements of operations, stockholders’ equity, and cash flows of the Company and its Subsidiaries for the month ended August 31, 2018 (the “Balance Sheet Date”), the audited consolidated balance sheet of the Company and its Subsidiaries for the years ended December 31, 2016 and December 31, 2017 (the “Audited Balance Sheets”) and, in the case of the Audited Balance Sheets, the related consolidated income statement, statements of operations, stockholders’ equity, and cash flows for the periods then ended, together with the notes thereto (collectively, the “Financial Statements”). The Financial Statements (a) have been prepared in accordance with GAAP consistently applied (except as may be specifically set forth in the notes thereto and subject, in the case of unaudited Financial Statements, to the absence of footnotes and year-end audit adjustments, the effect of which are not expected to be, individually or in the aggregate, materially adverse), (b) fairly present, in all material respects, the financial position, results of operations, stockholders’ equity, and cash flows of the Company and its Subsidiaries on a consolidated basis, as of the dates and for the periods indicated (subject, in the case of unaudited Financial Statements, to the absence of footnotes and year end audit adjustments, the effect of which are not, individually or in the aggregate, materially adverse) and (c) were prepared in accordance with the books and records of the Company and its Subsidiaries.

3.6 Absence of Undisclosed Liabilities. Since the Balance Sheet Date, neither the Company nor any Subsidiary has any liability or obligation, other than (a) liabilities specifically reflected on and adequately reserved against in financial statements on the Balance Sheet Date (including the notes thereto to the extent specifically set forth), (b) liabilities that are not material and were incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date or (c) liabilities that are specifically set forth on Schedule 3.6 or that are expressly permitted to be incurred in accordance with this Agreement.

3.7 Organizational Documents. The copies of the organizational documents of the Company and its Subsidiaries, as made available to Parent, are true, correct and complete copies of those documents as of the date hereof.

3.8 Absence of Certain Changes. Except as set forth on Schedule 3.8, from the Balance Sheet Date through the date of this Agreement, (a) the Company and its Subsidiaries have conducted their business in the ordinary course of business consistent with past practice in all material respects, (b) there has not been a Company Material Adverse Effect and (c) neither the Company nor any of the Subsidiaries has taken or had occur any of the actions or events described in Sections 5.1(b)(i) – (xviii).

3.9 Litigation. As of the date hereof, except as set forth on Schedule 3.9, there is no Proceeding pending or, to the Company’s Knowledge, threatened against the Company or any Subsidiary or any of their respective properties or, to the Company’s Knowledge, any of their respective equity holders, officers or directors (in their capacities as such), in each case where the amount in controversy with respect to a particular matter (or series of related matters) is in excess of $50,000. As of the date hereof, neither the Company nor any of its Subsidiaries is subject to any outstanding Order (i) under which the Company or any of its Subsidiaries has any outstanding liability, (ii) which would reasonably be expected to prevent or materially interfere with or delay the consummation of any of the Transactions or (iii) would, individually or in the aggregate, materially affect, impede or restrain the operation of the business of the Company or any of its Subsidiaries as presently conducted. Neither the Company nor any of its Subsidiaries have entered into or are in the process of negotiating a deferred prosecution agreement, is party to a corporate integrity agreement or deferred prosecution with the OIG, or, to the Knowledge of the Company, is under investigation by the Federal Trade Commission, FDA or equivalent authority outside of the United States. To the Knowledge of the Company, no investigation is pending or threatened that will result in the Company or any Subsidiary being debarred or excluded by the OIG, or similar state exclusion list.

3.10 Tax Matters. Except as set forth in Schedule 3.10:

(a) The Company and each Subsidiary has timely filed (taking into account all validly obtained extensions) all income and other material returns, declarations, reports, claims for refund or information returns or statements relating to Taxes, including any amendment thereof (“Tax Returns”), relating to federal, state, local, foreign and other taxes, charges, fees, levies or other assessments, including without limitation, income taxes, alternative or add-on minimum taxes, excise taxes, sales taxes, use taxes, franchise taxes, employment and payroll related taxes, withholding taxes (including without limitation cross-border payments with India and Canada), transfer taxes, gross receipts taxes, severance taxes, stamp taxes, occupation taxes, premium taxes, windfall profits taxes, escheat, environmental, customs, duties, capital stock, profits, social security taxes, unemployment taxes (or similar, including FICA), disability taxes, real property taxes, personal property taxes, registration taxes, value added taxes and all deficiencies, or other additions to tax, interest, fines and penalties owed by it (collectively, “Taxes”) required to be filed by them with a Governmental Authority (a “Taxing Authority”) under applicable Law prior to the date hereof. All such Tax Returns were true, correct and complete in all material respects. The Company (and each Subsidiary) has paid all material Taxes that are due and payable from the Company (or any Subsidiary) for all periods prior to the Closing. All adjustments of Tax liability resulting from the resolution of any audit or proposed deficiency of the Company or any of its Subsidiaries have been reported to appropriate state and local Taxing Authorities and all resulting Taxes payable to state and local Taxing Authorities have been paid or will be accrued as a liability in the financial statements of the Company. Schedule 3.10 sets forth any material Tax reserves.

(b) 1No jurisdiction in which the Company or any Subsidiary has not filed a specific Tax Return has asserted in writing that the Company or such Subsidiary is required to file such Tax Return in such jurisdiction.

(c) There are no Liens for Tax upon the assets of the Company or any Subsidiary except Liens for Taxes not yet due and payable or which are being contested in good faith.

(d) The Company and each Subsidiary have (or will have prior to Closing) withheld and paid all material Taxes required to have been withheld and paid prior to the Closing in connection with amounts paid or owing to any employee, former employee, creditor, Affiliate, customer, supplier or other third party.

(e) Neither the Company nor any Subsidiary has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations for any material Taxes or Tax Returns and no extensions have been executed on their behalf.

(f) As of the date hereof, (i) no deficiency for any Taxes has been assessed or proposed or asserted in writing against the Company or any Subsidiary that has not been resolved and paid in full and (ii) no audits, disputes, investigations, claims or other administrative proceedings or court proceedings are presently pending, being conducted or claimed with regard to any Taxes or Tax Returns of the Company or any Subsidiary.

(g) Neither the Company nor any Subsidiary has received any written ruling of a Taxing Authority relating to Taxes, or any other written and legally binding agreement with a Taxing Authority relating to Taxes for which the Company or any Subsidiary may be liable that could affect the Company’s or any Subsidiary’s liability for Taxes for any Post-Closing Tax Period.

(h) Neither the Company nor any Subsidiary is a partner in a partnership (or an equity holder in any entity treated as a partnership for federal, state or foreign income Tax purposes).

(i) Neither the Company nor any Subsidiary is required to include in income in a Tax period (or portion thereof) beginning after the Closing Date any adjustment pursuant to Code Section 481(a) by reason of a change in accounting method and the Internal Revenue Service has not proposed an adjustment or change in accounting method.

(j) Neither the Company nor any Subsidiary has engaged in any listed transactions that were required to be disclosed pursuant to Treasury Regulation Section 1.6011-4(b)(2). The Company and each Subsidiary has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.

[1]	If any issues or disclosures, add to Disclosure Schedule.

(k) The Company and its Subsidiaries are in material compliance with all applicable Tax Laws relating to transfer pricing.

(l) The Company has not had a “permanent establishment” within the meaning of the Code in any jurisdiction outside of the United States.

(m) 2Neither the Company nor any Subsidiary has entered into a transaction with an entity which has been a distributing or controlled entity under Code Section 355.

(n) Neither the Company nor any Subsidiary is a party to a gain recognition agreement under Section 367 of the Code. The Company and each Subsidiary (i) is classified as a corporation for U.S. federal income tax purposes, (ii) has been so classified since the date of its inception and (iii) has not taken any actions or filed any elections inconsistent with such classification.

(o) Neither the Company nor any Subsidiary will be required to include in a taxable period ending after the Closing Date any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending prior to the Closing Date as a result of any: (A) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (B) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) resulting from an intercompany transaction consummated prior to the Closing Date; (C) installment sale or open transaction disposition made on or prior to the Closing Date; (D) prepaid amount received on or prior to the Closing Date outside the ordinary course of business; or (E) as a result of any election under Section 965(h) of the Code.

(p) Neither the Company nor any Subsidiary is a party to any Tax sharing or similar agreement (other than commercial agreements or contractual obligations entered into in the ordinary course of business and not primarily related to Taxes).

3.11 Employee Benefit Programs.

(a) Schedule 3.11(a) sets forth a list of each Employee Benefit Program maintained, sponsored in whole or in part, or contributed to by the Company or any Subsidiary.

(b) The Company has made available, or caused to be made available, to Parent true, correct and complete copies of each Employee Benefit Program listed on Schedule 3.11(a), including (as applicable) (i) the plan document, including all amendments thereto, and all related trust documents, insurance contracts, or other funding arrangements, (ii) a written description of any Employee Benefit Program that is not set forth in a written document, (iii) the most recent summary plan description, (iv) the most recent favorable determination or opinion letter issued by the IRS and (v) the most recent annual report (Form 5500 series and all schedules and financial statements attached thereto).

[2]	If any issues or disclosures, add to Disclosure Schedule.

(c) Except as described in Schedule 3.11(c), the terms and operation of each Employee Benefit Program have complied in all material respects with all applicable Laws and regulations relating to that Employee Benefit Program. Except as described in Schedule 3.11(c), neither the Company nor any Subsidiary is required to make any payments or contributions to any Employee Benefit Program pursuant to any collective bargaining agreement or any applicable labor relations Law. Except as described in Schedule 3.11(c), no Employee Benefit Program provides or promises any health or other welfare benefits (other than severance benefits) to employees after their employment terminates other than as required by part 6 of subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or pursuant to requirements of applicable Law. With respect to any Employee Benefit Program, there has occurred no “prohibited transaction,” as defined in Section 406 of ERISA or Section 4975 of the Code, or breach of any duty under ERISA or other applicable Law which could result in any material Taxes, penalties or other liability to the Company or any Subsidiary. As of the date hereof, no litigation, arbitration or governmental administrative proceeding (other than those relating to routine claims for benefits) is pending or, to the Knowledge of the Company, threatened with respect to any Employee Benefit Program. The Company has complied and is in compliance in all material respects with the requirements of part 6 of subtitle B of Title I of ERISA. The Company has not incurred and is not reasonably expected to incur any material Tax, penalty or other liability imposed under the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010, as amended and including the regulations and guidance issued thereunder.

(d) Each Employee Benefit Program intended to qualify under Section 401(a) or 501(c)(9) of the Code (i) has received a favorable determination or approval letter from the IRS regarding its qualification under the applicable Code Section or (ii) is maintained under a prototype or volume submitter plan and may rely upon a favorable opinion or advisory letter issued by the IRS with respect to such prototype or volume submitter plan. No event or omission has occurred that would reasonably be expected to cause any such Employee Benefit Program to lose its qualification under Code Section 401(a).

(e) None of the Company nor any of its Subsidiaries has maintained, contributed to, or been required to contribute to (i) a plan subject to Section 302 or Title IV of ERISA or Section 412 of the Code, (ii) a “multi-employer plan” within the meaning of Section 3(37) of ERISA or Section 4001(a)(3) of ERISA, (iii) a plan with two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA, or (iv) a multiple employer welfare arrangement as defined in ERISA Section 3(40).

(f) All contributions due from the Company or any of its Subsidiaries with respect to any Employee Benefit Program have been timely made or have been accrued as liabilities of the Company and properly reflected in the financial statements of the Company in accordance with applicable Law. Neither the Company nor any of its Subsidiaries (i) have been required to report to any Governmental Authority any corrections made or taxes due as a result of a failure to comply with Section 409A of the Code, and (ii) have any indemnity or gross-up obligation for any taxes or interest imposed or accelerated under Section 409A of the Code.

(g) Each agreement, contract, plan or other arrangement to which the Company or any of its Subsidiaries is a party that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code complies with the requirements of Section 409A of the Code and any IRS guidance issued thereunder.

(h) Except as set forth on Schedule 3.11(h), neither the consummation of the transactions contemplated hereby nor the execution of this Agreement will (alone or in combination with any other event), (i) increase the compensation or benefits payable under any Employee Benefit Program or otherwise to any current or former employee, officer, director or other service provider of the Company or any of its Subsidiaries, (ii) result in any payment (whether in cash, property or the vesting of property) or give rise to any liability under any Employee Benefit Program or (iii) accelerate the time of payment, funding or vesting, or increase the amount or require the funding of, compensation or benefits due to any current or former employee, officer, director or other service provider of the Company or any of its Subsidiaries.

(i) Compensation. Schedule 3.11(i) lists all Persons who, with respect to the Company and its Affiliates, are “disqualified individuals” (within the meaning of Section 280G of the Code, or any successor provisions, and the Treasury Regulations thereunder (collectively, “Section 280G”)) as of the date of this Agreement. Except as set forth on Schedule 3.11(i) and without regard to compensation arrangements being implemented by Parent and its Affiliates, the transactions contemplated by this Agreement, alone or in combination with other events, will not result in the payment or series of payments (contingent or otherwise) to any person of a “parachute payment” within the meaning of Section 280G of the Code, or any other similar payment, which is not deductible under Section 280G of the Code, or which results in the imposition of an excise Tax on such person under Section 4999 of the Code (determined without regard to the exceptions contained in Sections 280G(b)(4), 280G(b)(5), and 280G(b)(6) of the Code). The Company does not have stock that is “readily tradeable on an established securities market or otherwise” within the meaning of Section 280G(b)(5) of the Code.

3.12 Properties.

(a) Except as set forth on Schedule 3.12(a), (i) the Company and its Subsidiaries has valid title to, or a valid leasehold interest in (or other valid right to use), all of the tangible personal property used by them in their respective business, free and clear of all Liens, except for Permitted Liens and (ii) the tangible personal property used by the Company and its Subsidiaries on the date hereof is free from material defects and in good operating condition and repair and, taken as a whole, is in adequate condition to conduct the business of the Company and its Subsidiaries in all material respects as the same is conducted on the date of this Agreement, normal wear, tear and maintenance excepted.

(b) The real property demised by the leases described on Schedule 3.12(b) (each, a “Real Property Lease” and collectively, the “Real Property Leases”) constitutes all of the real property leased, subleased, occupied or otherwise used by the Company and its Subsidiaries. True and correct copies of all such Real Property Leases have been made available to Parent.

(c) Except as set forth on Schedule 3.12(c), (i) the Real Property Leases are in full force and effect and are valid and binding obligations of the Company or one of its Subsidiaries and, to the Knowledge of the Company, the other parties thereto, (ii) there is no existing material default or event of default by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, under any Real Property Lease, nor any event which with notice or lapse of time or both would constitute a material default thereunder by the Company or any Subsidiary (as applicable), (iii) there are no Proceedings pending or, to the Knowledge of the Company, threatened that would reasonably be expected to curtail or interfere with the current use and operation of such property and (iv) to the Knowledge of the Company, neither of the Company nor any Subsidiary, nor any landlord under any Real Property Lease is in material violation of any applicable building, zoning, health or other Law, contractual restriction or covenant or easements in respect of the use or occupation of the property and improvements subject to the Real Property Lease for the conduct of business as currently conducted as of the date of this Agreement, other than with respect to any Permitted Lien.

(d) Neither the Company nor any Subsidiary owns any real property.

3.13 Labor Matters.

(a) The Company has provided to Parent a true, complete and correct list of the employees employed by the Company and its Subsidiaries as of September 21, 2018, including without limitation part-time employees and temporary employees, leased employees, independent contractors and/or consultants of the Company and its Subsidiaries, on a de-identified basis indicating their respective salaries or wages, dates of employment and current positions, salary or hourly wage rate, eligibility for bonuses or commissions, and if applicable whether or not such individual is employed pursuant to a visa the type and status of such visa.

(b) Neither the Company nor any Subsidiary is a party to or bound by any collective bargaining agreement, Contract or other agreement with a labor union or labor organization. There are no strikes, lockouts, slowdowns or work stoppages in effect or, to the Knowledge of the Company, threatened and, to the Knowledge of the Company, there is no union organizing effort pending or threatened against the Company or any Subsidiary, nor has there been any such effort made in the last 12 calendar months. As of the date hereof, there is no unfair labor practice, charge or complaint pending, or to the Knowledge of the Company, threatened, against Company or any Subsidiary.

(c) Neither the Company nor any of its Subsidiaries has implemented any “plant closing” or “mass layoff” of employees as those terms are defined in Worker Adjustment and Retraining Notification Act of 1988, as amended, or under any similar state or local Law or regulation, and no layoffs that could implicate any such Laws or regulations are currently contemplated by any of the Specified Officers.

(d) There are no proceedings pending or, to the Knowledge of the Company, reasonably expected or threatened in writing between the Company or any Company Subsidiary, on the one hand, and any or all of its current or former employees, on the other hand, including without limitation any claims for actual or alleged harassment or discrimination based on race, national origin, age, sex, sexual orientation, religion, disability, or similar tortious conduct, breach of contract, wrongful termination, defamation, intentional or negligent infliction of emotional distress, interference with contract or interference with actual or prospective economic disadvantage.

3.14 Certain Contracts and Arrangements. Schedule 3.14(a) sets forth a true, complete and correct list of all Contracts (other than any Employee Benefit Program), including all amendments and supplements thereto, to which, as of the date hereof, the Company or any of its Subsidiaries is a party and under which there are ongoing obligations (other than customary confidentiality obligations) meeting any of the descriptions set forth below (collectively referred to herein as the “Significant Contracts”):

(a) any Contract with any Significant Customer;

(b) all employment agreements with any officers, directors or employees of the Company or any Subsidiary pursuant to which the annual base salary for an employee is greater than $75,000, or that are not “at will” agreements or require the Company to make a severance payment to the employee upon its termination;

(c) all personal property leases that, in accordance with their terms, involve aggregate payments by the Company and its Subsidiaries of more than $75,000 within the 12-month period ended on the Balance Sheet Date;

(d) all Contracts granting a right of first refusal, right of first negotiation, license, or covenant not to sue, to the Company or any of its Subsidiaries of Intellectual Property Assets that are material to the conduct of the Company’s or any Subsidiaries’ business as currently conducted (other than Contracts (i) relating to Off-The-Shelf Software, (ii) relating to Open Source Code or (iii) rights granted to the Company and its Subsidiaries by employees and contractors in confidentiality or invention assignment agreements under Intellectual Property Assets that (A) could not be assigned to the Company or its Subsidiaries under applicable Law or (B) pre-existed the date of the agreement);

(e) all Contracts under which the Company or any of its Subsidiaries granted any Person a right of first refusal, right of first negotiation, license or covenant not to sue under or with respect to any Company Owned Intellectual Property Asset (other than (i) Contracts relating to non-disclosure and confidentiality agreements pursuant to which a third party is authorized to use the Company’s or any of its Subsidiaries’ confidential information for a limited, non-commercial purpose or (ii) non-exclusive licenses granted by the Company or any of its Subsidiaries to its and their customers entered into in the ordinary course of business );

(f) all business associate agreements or similar Contracts with or related to a Significant Customer involving Personal Information;

(g) all Contracts (other than Real Property Leases) under which the Company or any of its Subsidiaries have created, incurred, assumed, or guaranteed any Company Debt;

(h) Contracts for the sale of any material amount of assets of the Company or any of its Subsidiaries other than in the ordinary course of business;

(i) Contracts containing covenants of the Company or any of its Subsidiaries not to compete in any line of business or in any geographical area in any material respect;

(j) Contracts relating to the acquisition or disposition (by merger, purchase of stock or assets or otherwise) by the Company or any of its Subsidiaries of any operating business or material assets or the capital stock or equity interests of any other Person;

(k) any partnership, joint venture or other similar Contract; and

(l) Contracts with customers containing most-favored nations clauses as to price.

Except as set forth on Schedule 3.14(b), (A) none of the Company or any of its Subsidiaries is in material breach of, or in material default under, any Significant Contract, nor, to the Knowledge of the Company, is any other party to any Significant Contract in material breach of, or material default thereunder, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a material breach or material default by the Company, any of its Subsidiaries or, to the Knowledge of the Company, any other party thereunder; (B) each of the Significant Contracts is in full force and effect and is the legal, valid and binding obligation of either of the Company or one of its Subsidiaries that is a party thereto and, to the Knowledge of the Company, the other parties thereto and enforceable in accordance with its terms, except to the extent that enforceability may be limited by the Remedies Exceptions; (C) as of the date hereof, no party to any of the Significant Contracts has exercised any termination rights with respect thereto; and (D) the Company has made available, or caused to be made available, to Parent true, correct and complete copies of all of the Significant Contracts, together with all material amendments, modifications or supplements thereto as of the date hereof.

3.15 Intellectual Property; Information Technology.

(a) Schedule 3.15(a) contains a list, as of the date of this Agreement, of: (i) all issued or granted Patents, Marks, and Copyrights and all registered Domain Names and all Patent applications and applications for registration of Marks, Domain Names and Copyrights, in each case that are Company Owned Intellectual Property Assets (collectively, “Company Registered Intellectual Property Assets”), and, for each item of Company Registered Intellectual Property Assets, provides, as applicable, the (A) application or registration number, (B) filing date, (C) applicable filing jurisdiction, (D) registration or issuance date and (E) owner(s) of such Company Registered Intellectual Property Assets; and (ii) all unregistered Marks that are Company Owned Intellectual Property Assets that are material to the conduct of the Company’s or any Subsidiaries’ business as currently conducted. Company and its Subsidiaries have not committed misuse of any Company Registered Intellectual Property Assets. Schedule 3.15(a)(iii) lists of all actions that must be taken within 120 days after the date of this Agreement with respect to any Company Registered Intellectual Property Asset (including the payment of any filing, examination, registration, maintenance, renewal and other fees and taxes or the filing of any documents, applications or certificates) for the purposes of maintaining, perfecting, preserving or renewing such Company Registered Intellectual Property Asset and to avoid cancellation, loss or abandonment thereof, in each case in accordance with applicable Law.

(b) Except as disclosed on Schedule 3.15(b):

(i) the Company and its Subsidiaries own or have valid rights to use all of the Intellectual Property Assets used in or necessary for the conduct of their businesses as currently conducted. Notwithstanding the foregoing, the Company and its Subsidiaries are not making any representations or warranties regarding any infringement, misappropriation, or violation of any Third Party Rights beyond those expressly set forth in Section 3.15(b)(v);

(ii) the Company or its Subsidiaries are the sole and exclusive owners of all right, title and interest in and to each item of Company Owned Intellectual Property, including such Company Registered Intellectual Property listed in Schedule 3.15(a), free and clear of all Liens other than Permitted Liens and nonexclusive licenses under any Company Owned Intellectual Property Assets granted to customers by the Company or its Subsidiaries in the ordinary course of business. None of the Company or its Subsidiaries are parties to any Contract whereby the consummation of the transactions contemplated by this Agreement (A) will result in the termination or loss of any right or license with respect to any material Intellectual Property Assets granted to the Company or any of its Subsidiaries or (B) the consent of the counterparty to the Contract is required to avoid the termination or loss of any right or license with respect to any material Intellectual Property Assets granted to the Company or any of its Subsidiaries;

(iii) all issued and granted Patents, registered Copyrights, and registered Marks included in the Company Registered Intellectual Property Assets are subsisting and to the Knowledge of the Company, valid and enforceable, as applicable. With respect to each item of Company Registered Intellectual Property Asset, all necessary filing, examination, registration, maintenance, renewal and other fees and taxes due on or prior to the Closing Date have been timely paid in full, and all necessary documents (including responses to office actions and other correspondence from a registration office) and certificates have been timely filed with all relevant registration offices for the purposes of maintaining such Company Registered Intellectual Property Assets, in each case in accordance with applicable Law and to avoid loss or abandonment thereof. The records in the United States Patent and Trademark Office (and each other registration office) with respect to all Company Registered Intellectual Property Assets identified in Schedule 3.15(a) show the Company or a Subsidiary as the record owner of each such item of Company Registered Intellectual Property Assets. None of the Company, any of its Subsidiaries or their counsel has misrepresented, or failed to disclose any fact or circumstances in any currently pending application or declaration or application or declaration for any granted registration for any Company Registered Intellectual Property Assets that would constitute fraud or a material misrepresentation with respect to any such application, declaration or registration, or that would otherwise adversely affect the validity or enforceability of any Company Registered Intellectual Property Assets;

(iv) there are no pending or, to the Knowledge of the Company, threatened Proceedings against the Company or any of its Subsidiaries (A) alleging that the conduct of the business of the Company and its Subsidiaries or any Company Product infringes, misappropriates or otherwise violates the Intellectual Property Assets of other Persons (“Third Party Rights”), or (B) alleging that any Company Owned Intellectual Property Assets are invalid or unenforceable or that challenge the validity, ownership or enforceability of any Company Owned Intellectual Property Assets (other than office actions and other correspondence from applicable Governmental Authorities in the normal course of prosecution efforts to register Company Registered Intellectual Property), including any inventorship challenge, opposition, cancellation, inter partes reviews, derivative proceeding, re-examination (including supplemental re-examination), post-grant review, or interference, or (C) the resolution of which could adversely affect the Company’s or its Subsidiaries’ ownership, licenses or other right or interest in, to or under any Company Owned Intellectual Property Assets;

(v) neither the conduct of the business of the Company and its Subsidiaries as currently conducted nor any Company Product infringe, misappropriate or otherwise violate or have in the past six years infringed, misappropriated or otherwise violated, (x) any Third Party Right excluding Patents or (y) to the Knowledge of the Company, any Patents of any Person. Neither the Company nor any Subsidiary has received in the past six years any (A) written notice that the Company or any Subsidiary or any Company Product infringes, misappropriates or otherwise violates any Third Party Right or (B) written offer to license any Third Party Rights or written notice alleging that the Company or any Subsidiary requires a license to any Third Party Rights;

(vi) to the Knowledge of the Company, there has not been any infringement, misappropriation or violation by any Person of any of the Company Owned Intellectual Property Assets. No Proceeding is currently pending or has been threatened in writing against any third party by the Company or its Subsidiaries in which the Company or its Subsidiaries allege an infringement, misappropriation, or violation by such third party of any Company Intellectual Property. Since January 15, 2015, neither the Company nor any Company Subsidiary has notified any Person that such Person requires a license under any Company Owned Intellectual Property Assets or offering license under any Company Owned Intellectual Property Assets (other than licenses offered to customers for Company Products in the ordinary course of business);

(vii) the Company and its Subsidiaries have taken reasonable security measures to protect and prevent the unauthorized disclosure or use of the Trade Secrets included in the Company Intellectual Property Assets that are used in the business of the Company and its Subsidiaries, including by requiring since January 1, 2014 each current and former employee, consultant and independent contractor and any other Person to whom Company or any of its Subsidiaries have permitted to have access to Trade Secrets to execute a binding, written confidentiality agreement, and, to the Knowledge of the Company, there has not been any breach of any such confidentiality agreement by any party thereto;

(viii) except as would not result in material liability to the Company or its Subsidiaries (A) to the Knowledge of the Company, the Company and its Subsidiaries are and have been in compliance in all material respects with all applicable state and federal laws, contractual requirements and Company policies made available to individuals that apply to the security of Personal Information (collectively, “Data Security Requirements”); and (B) to the Knowledge of the Company, neither the Company nor its Subsidiaries have experienced any data breach, data security incident, or loss, theft, or unauthorized use of, or unauthorized access to, any data stored by or on behalf of the Company or its

Subsidiaries that required notification to impacted customers, individuals or regulators. To the Knowledge of the Company, no notices have been received by the Company or any of its Subsidiaries, no claims have been asserted by any Person, or are pending, or threatened in writing against the Company or any of its Subsidiaries, alleging any violation of any Data Security Requirements. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has been subject to any governmental investigations or enforcement actions concerning any Data Security Requirements. The information technology hardware, software, systems, networks, and infrastructure used by or on behalf of the Company and its Subsidiaries in the conduct of its and their business (the “Systems”) are sufficient for the conduct of such businesses as presently conducted, and there have been no material disruptions or interruptions to, or material substandard performance or unscheduled downtime of, any portion of the Systems. The Company and its Subsidiaries have implemented commercially reasonable security measures designed to protect and back up all customer Personal Information they receive, process and store in their respective Systems against loss and unauthorized access, use, modification, disclosure or other misuse by third parties, and designed to protect the confidentiality, integrity and security of their Systems from potential unauthorized use, access or interruption by third parties and from viruses, malware, and other malicious or unauthorized code or applications. To the Knowledge of the Company, the Systems operate in compliance with all applicable technical and user documentation. To the Knowledge of the Company, none of the Systems contain or make available any virus, malware, harmful code or other externally induced malfunction that could reasonably be expected to result in any material disruption in the operation of any information technology hardware, software, systems, networks, and infrastructure;

(ix) Schedule 3.15(b)(ix) accurately identifies: (A) each item of Open Source Software that is contained in, linked to, distributed with, used in the development of, or necessary for the operation of a Company Product or from which any part of the Software for a Company Product is derived and the applicable Company Product; and (B) the applicable Open Source Software license. The Company and its Subsidiaries are in compliance with all Contracts and licenses applicable to any Open Source Software. The Company has not modified, incorporated, linked to, distributed with, or otherwise used Open Source Software in a manner that would require any of the Company’s proprietary Software (excluding any modified Open Source Software) to be licensed under the terms of any Open Source Software license. The Company has not received any notice alleging that the Company is in violation or breach of any such Contract or license applicable to Open Source Software. No Person other than the Company or its Subsidiaries (or any employee or consultant of the Company or any of its Subsidiaries performing Software development services for the Company or its Subsidiaries) (x) is in possession of or has access to any source code for any Software owned by or purported to be owned by the Company or its Subsidiaries or (y) has been granted any license or other right with respect thereto or therein (including any right to have the source code deposited in an escrow account);

(x) Since January 1, 2014, each Person who is or was an employee or contractor of the Company or any Subsidiary and who is or was involved in the creation or development of any Company Product or any Intellectual Property Asset for the Company or any Subsidiary, has signed a written agreement containing a present assignment to Company or the applicable Subsidiary of such Intellectual Property Assets and all corresponding intellectual property rights pertaining to such Intellectual Property Asset;

(xi) Schedule 3.15(b)(xi) contains a list of all known bugs, defects, or errors of Company Products that are currently commercially deployed (including bugs, defects, or errors relating to or resulting from the display, manipulation, processing, storage, transmission, or use of data). To the Knowledge of the Company, no commercially deployed or sold Company Product fails to comply with any applicable warranty or other material contractual commitment relating to such Company Product, including the use, functionality, or performance of such Company Product.

(xii) no funding, facilities, resources or personnel of any Governmental Entity or any university, college, other educational institution, multi-national, bi-national or international organization or research center was used to develop or create, in whole or in part, any Company Product or any Company Owned Intellectual Property Asset (collectively, “Government Involvement”), excluding in each case any funds or payments made by a customer to license any Company Product or Company Owned Intellectual Property Asset. With respect to any such Government Involvement identified in Schedule 3.15(b)(xii), the Company has complied with the provisions of all applicable Law and the applicable Contract(s) with respect to such Government Involvement, including protecting Intellectual Property Assets, and providing notices, information and documents to the applicable governmental entity in order to (A) not lose ownership or other rights in or to any Intellectual Property Assets and (B) not grant broader rights or licenses to any Governmental Entity under any Intellectual Property Asset other than those rights and licenses required to be granted under applicable Law or those rights and licenses granted under the applicable Contract related to such Government Involvement; and

(xiii) Neither the Company nor any of its Subsidiaries is a member, contributor, or participant in any standards body, standards setting or standards recommending organization or similar forum or entity that requires any Company Owned Intellectual Property Assets to be licensed as a result thereof.

(c) For purposes of this Agreement:

“Company Intellectual Property Assets” means Company Owned Intellectual Property Assets and all Intellectual Property Assets owned by a third party that are licensed to the Company or any of its Subsidiaries, or for which the Company or any of its Subsidiaries has received from such third party a convent not to sue or other immunity.

“Company Owned Intellectual Property Assets” means all Intellectual Property Assets and Software owned by or purported to be owned by the Company or any of its Subsidiaries.

“Company Product” shall mean any product or service, including any Software, Software as a service and any cloud based services, that has been or is currently being developed, manufactured, marketed, distributed, provided, licensed, or sold by the Company or by its Subsidiaries.

“Intellectual Property Assets” means all intellectual property and other proprietary rights in any country, including:

(1) patents and patent applications, utility models and industrial designs, and all applications and registrations for each of the foregoing, together with all reissuances, divisions, renewals, revisions, and extensions thereof, reexaminations, provisionals, substitutions, continuations and continuations-in-part with respect thereto and including all foreign equivalents, certificates of invention, certificates of registration and like rights and invention disclosures (collectively, “Patents”);

(2) trademarks, service marks, trade dress, logos, certification marks, and trade names together with the goodwill associated with any of the foregoing, including all applications, registrations and renewals for each of the foregoing (collectively, “Marks”);

(3) all copyrights, copyrightable works, works of authorship, including all applications and registrations and renewals for each of the foregoing (collectively, “Copyrights”);

(4) know-how, trade secrets and confidential and/or proprietary information that derive independent economic value, actual or potential, from not being generally known or readily ascertainable by others (collectively, “Trade Secrets”);

(5) domain names and uniform resource locators, including applicable and registrations thereof (“Domain Names”); and

(6) claims, causes of action and defenses relating to the enforcement of any of the foregoing.

“Off-the-Shelf Software” means any Software (other than Open Source Code) that is made generally and widely available to the public on a commercial basis and is licensed on a non-exclusive basis under standard terms and conditions for annual license fee of no more than $50,000 individually or $100,000 in the aggregate.

“Open Source Software” means any Software that is distributed as “copyleft software”, “free software” or “open source software” or is otherwise distributed publicly in source code form under terms that (a) condition the use, modification or distribution of such Software on the disclosure, licensing, or distribution of any source code for any portion of such Software or any derivative work of such Software or the licensing or distribution of such Software or any derivative work of such Software free of charge (each, a “Copyleft Open Source License”); or (b) otherwise imposes any limitation, restriction, or condition on the right or ability of the licensee of such Software to use or distribute such Software or any derivative work of such Software. Open Source Software includes Software that is licensed under any version of the GNU General Public License, GNU Lesser General Public License, GNU Affero General Public License, MIT License, Mozilla License, Common Public License, Apache License, BSD License, Artistic License, Sun Community Source License, Microsoft Public License, Creative Commons, and MongoDB, Inc.’s Server Side Public License.

“Personal Information” means any information that is held or controlled by the Company or its Subsidiaries that can be used to identify an individual, including without limitation Protected Health Information (PHI).

“Software” means computer software programs, including data files, source code, object code, application programming interfaces, databases and other software and related specifications and documentation.

3.16 Environmental Matters. Except as set forth in Schedule 3.16:

(a) The Company and its Subsidiaries are and since January 15, 2015 have been in compliance with, and operate and since January 15, 2015 have operated their business in compliance with, any Environmental Laws applicable to their business, except for such violations that would not, individually or in the aggregate, result in material liability to the Company and its Subsidiaries taken as a whole;

(b) Since January 15, 2015, no Hazardous Materials have been released, discharged or disposed of by the Company and its Subsidiaries, at or from the facilities currently or formerly owned or leased by the Company or any of its Subsidiaries, in a manner that violated any applicable Environmental Law, except for such violations that would not, individually or in the aggregate, result in material liability to the Company and its Subsidiaries;

(c) Neither the Company nor any of its Subsidiaries has received written notice from any Governmental Authority that it is in violation or allegedly in violation of, does not comply with or allegedly does not comply with, any applicable Environmental Law, other than notices with respect to matters that have been resolved to the satisfaction of the relevant Governmental Authority;

(d) As of the date hereof, and except as would not, individually or in the aggregate, result in material liability to the Company and its Subsidiaries, (i) there is no Proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries under any Environmental Law, and (ii) there is no outstanding Order against or adversely affecting the Company or any of its Subsidiaries or any of the assets or properties of the Company or any of its Subsidiaries issued pursuant to any Environmental Law;

(e) Each of the Company and its Subsidiaries has all material Permits required to be held by it under applicable Environmental Laws, except as would not, individually or in the aggregate, result in material liability to the Company and its Subsidiaries taken as a whole. To the Knowledge of the Company, each such Permit is valid and in full force and effect in all material respects and is not subject to any pending or threatened administrative or judicial Proceeding to revoke, cancel, suspend or declare such Permit invalid in any material respect. Neither the Company nor any of its Subsidiaries is violating any such Permit, except for such instances of noncompliance that would not, individually or in the aggregate, result in material liability to the Company and its Subsidiaries taken as a whole; and

(f) The Company has made available, or caused to be made available, to Parent complete and accurate copies of all material environmental reports, studies or investigations, in its possession, relating to the operations of the Company and its Subsidiaries and the owned or leased properties.

Notwithstanding the generality of any other representations and warranties in this Agreement, the representations and warranties in this Section 3.16 are the sole and exclusive representations and warranties of the Company pertaining or relating to any environmental, health or safety matters, including any arising under any Environmental Laws.

3.17 Insurance Coverage.

(a) Schedule 3.17(a)(i) contains an accurate listing of the third-party insurance policies maintained by, or for the benefit of, the Company and its Subsidiaries (excluding insurance coverage relating to employee benefits under Employee Benefit Programs) as of the date hereof, all of which are in full force and effect. All premiums due and payable with respect to the policies maintained by, or for the benefit of, the Company or any of its Subsidiaries have been paid to date. As of the date hereof, there is no threatened termination of any such policies or arrangements. As of the date hereof, there are no claims in excess of $50,000 pending under any insurance policies currently in effect and covering the property, business or employees of the Company or any of its Subsidiaries and there is no claim for more than $50,000 pending under any such policy made during the two year period prior to the date of this Agreement that has been denied, rejected, disputed or refused coverage, in whole or in part (other than a customary reservation of rights notice).

(b) A listing of all letters of credit, surety and fidelity bonds to which the Company or any Subsidiary is a party or which the Company or any Subsidiary guarantees as of the date hereof is set forth on Schedule 3.17(b).

3.18 Permits; Compliance with Laws.

(a) Except as set forth in Schedule 3.18(a), (i) the Company and its Subsidiaries have all material franchises, authorizations, approvals, orders, consents, licenses, certificates, permits, registrations, qualifications or other rights and privileges, in each case, which are issued by or under the authority of a Governmental Authority (collectively, “Permits”), necessary to permit them to own their property and to conduct their business as they are presently conducted and (ii) all such Permits are valid and in full force and effect in all material respects.

(b) Except (i) for past violations for which the Company and its Subsidiaries are not subject to any current Losses and are not reasonably likely to become subject to any future Losses or (ii) as set forth in Schedule 3.18(b), the Company and its Subsidiaries are operating and conducting and since January 15, 2015 have operated and conducted their businesses in all material respects in accordance with all Laws or Orders applicable to the Company or any of its Subsidiaries. Since January 15, 2015, none of the Company or any of its Subsidiaries has received written notice of any violation of any such Law or Order applicable to the Company and its Subsidiaries, except for violations that would not, individually or in the aggregate, result in material liability to the Company and its Subsidiaries taken as a whole.

(c) The provisions of this Section 3.18 shall not apply to any Tax matters, which are governed by Section 3.10, Employee Benefit Program matters, which are governed by Section 3.11, Data Security Requirements matters, which are governed by Section 3.15(b)(viii), Intellectual Property matters, which are governed by Section 3.15, Environmental Law matters, which are governed by Section 3.16, Healthcare Law or Privacy Law matters, which are governed by Section 3.21, or AML Laws or Anti-Corruption Laws, which are governed by Section 3.23.

3.19 No Brokers. Except as set forth in Schedule 3.19, neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any Stockholder or Company Option Holder has entered into any Contract, arrangement or understanding with any Person or firm that may result in the obligation of such entity or Parent to pay any finder’s fees, brokerage or agent’s commissions in connection with the transactions contemplated by this Agreement.

3.20 Customers and Vendors.

(a) Schedule 3.20(a) sets forth a complete list of (i) the 20 largest customers of the Company and its Subsidiaries determined on the aggregated value of all active recurring entitlements as of October 2018 and (ii) the ten largest vendors of the Company and its Subsidiaries determined on the basis of payment for products and services for the 12-month period ended on July 31, 2018 (customers and vendors in each of clauses (i) and (ii), a “Significant Customer”).

(b) Except as set forth on Schedule 3.20(b), as of the date hereof (i) during the 12-month period ended on the Balance Sheet Date, no Significant Customer has terminated its relationship with the Company or any of its Subsidiaries, and (ii) to the Knowledge of the Company, no Significant Customer has threatened in writing to terminate its relationship with the Company or any of its Subsidiaries.

3.21 Regulatory Compliance. To the Company’s Knowledge, no investigation or enforcement action by any Governmental Authority with respect to the Company or any of its Subsidiaries is pending or threatened, nor has any Governmental Authority delivered in writing to the Company or any of its Subsidiaries a notice of its intention to conduct the same. Schedule 3.21 includes a list of all Company and Subsidiary policies and procedures regarding compliance with the Healthcare Laws. Except as disclosed on Schedule 3.21, the Company and its Subsidiaries have established and implemented policies and procedures in compliance with any and all applicable federal, state or international Laws regarding the collection, use, disclosure, privacy, security, integrity, accuracy, transmission, storage or other protection of Personal Information and the exchange of Personal Information (collectively, “Privacy Laws”). Except as disclosed on Schedule 3.21 or except as would not result in material liability to the Company or its Subsidiaries, the Company and its Subsidiaries are, to the Company’s Knowledge, in compliance in all material respects with applicable Privacy Laws and with all contractual requirements with respect thereto. Except as disclosed on Schedule 3.21 or except as would not, individually or in the aggregate, result in material liability to the Company or its Subsidiaries, the Company and its Subsidiaries have been and are, to the Company’s Knowledge, in compliance in all material respects with the Company’s applicable policies and procedures that govern the collection, use, disclosure, privacy, security, integrity, accuracy, transmission, storage or other protection of Personal Information. The provisions of this Section 3.21 shall not apply to AML Laws or Anti-Corruption Laws, which are governed by Section 3.23.

3.22 Transactions with Affiliates. Except as set forth in Schedule 3.22 (and other than (i) organizational documents, (ii) employment or board service agreements, noncompetition and confidentiality agreements, inventions and assignment agreements, equity compensation related documents and the payment of compensation and benefits and advancement of business expenses in the ordinary course of business and (iii) agreements solely between or among the Company and its Subsidiaries) there are no Contracts between the Company or any of its Subsidiaries, on the one hand, and any Affiliate of the Company or any >5% equityholder, director or officer of the Company, or to the Knowledge of the Company, any member of such officer’s, director’s, or >5% equityholder’s immediate family, or any Person controlled by such officer, director or >5% equityholder, on the other hand, except for any such loan, lease or other agreement that is terminated at any time at or before the Effective Time.

3.23 Unlawful Payments. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries, nor any representative of the Company or any of its Subsidiaries in the context of operating the Company’s or any of its Subsidiary’s business or acting on behalf of the Company or any of its Subsidiaries, has corruptly offered or given anything of value, directly or indirectly, to: (a) any official of a Governmental Authority or political party, or any candidate for political office or (b) any other Person while knowing that all or a portion of such money or thing of value would be used unlawfully or offered, given or promised, directly or indirectly, to any member of a Governmental Authority or candidate for political office, in any of the foregoing cases in (a) and (b), for the purpose of the following: (i) influencing any action or decision of such Person, in his or its official capacity, including a decision to fail to perform his or its official function; (ii) inducing such Person to use his or its influence with any Governmental Authority to affect or influence any act or decision of such Governmental Authority to assist the Company or any Subsidiary in obtaining or retaining business for, or with, or directing business to, any Person; or (iii) where such payment or thing of value would constitute a bribe, kickback or illegal or improper payment or gift to assist the Company or its Subsidiaries in obtaining or retaining business for, or with, or directing business to, any Person. The Company and each of its Subsidiaries has not, taken any action which would cause it to be in violation of AML Laws or Anti-Corruption Laws or any rules or regulations thereunder applicable to the Company or its Subsidiaries in any jurisdictions other than the United States (in each case, as in effect at the time of such action). The provisions of this Section 3.23 shall not apply to Healthcare Law or Privacy Law matters, which are governed by Section 3.21.

3.24 Government Programs. No agreements, loans, funding arrangements or assistance programs are outstanding in favor of the Company or any of its Subsidiaries from any Governmental Authority.

3.25 Accounts Receivables. Subject to any reserves set forth therein, the accounts receivable shown on the Company Financial Statements have arisen in the ordinary course of business consistent with past practices.

3.26 Bank Accounts. Schedule 3.26 sets forth a true and complete list of (a) the name and address of each bank with which the Company or any Subsidiary has an account or safe deposit box, (b) the name of each Person authorized to draw thereon or have access thereto and (c) the account number for each bank account of the Company or any Subsidiary.

Article IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to Stockholders as follows:

4.1 Corporate Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and, to the extent applicable, in good standing or equivalent status under the laws of the jurisdiction of its incorporation.

4.2 Due Authorization. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and (subject to the consents, approvals, authorizations and other requirements described in Section 3.4) to perform all obligations to be performed by it hereunder. The execution and delivery of this Agreement by each of Parent and Merger Sub and the consummation by it of the transactions contemplated hereby have been duly and validly authorized and approved by all requisite action on the part of Parent and Merger Sub, and no other corporate proceeding on the part of Parent or Merger Sub is necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and (assuming this Agreement constitutes a legal, valid and binding obligation of the Company and the Stockholders’ Agent) constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms.

4.3 No Conflict. The execution and delivery of this Agreement by each of Parent and Merger Sub and the consummation by it of the transactions contemplated hereby do not and will not, as of the Closing, (a) violate any provision of, or result in the breach of any applicable Law to which Parent or Merger Sub is subject or by which any property or asset of Parent or Merger Sub is bound, (b) conflict with the certificate of incorporation, certification of formation, bylaws or other organizational documents of each of Parent and Merger Sub or (c) violate any provision of or result in a breach of, or require a consent under, any agreement, indenture or other instrument to which Parent Merger Sub is a party or by which Parent or Merger Sub may be bound, or terminate or result in the termination of any such agreement, indenture or instrument, or result in the creation of any Lien under any such agreement, indenture or instrument upon any of the properties or assets of Parent or Merger Sub constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, termination or creation of a Lien, except to the extent that the occurrence of the foregoing items set forth in clause (a) would not reasonably be expected to have a Parent Material Adverse Effect.

4.4 Governmental Consents. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority, including any filing or notice with a Governmental Authority with respect to MatrixCare India Private Limited, is required on the part of Parent or Merger Sub with respect to its execution or delivery of this Agreement or the consummation by Parent or Merger Sub of the transactions contemplated hereby, except for (a) matters set forth on Schedule 3.4, (b) compliance with any applicable securities Laws and (c) any consents, approvals, authorizations, designations, declarations or filings, the absence of which would not reasonably be expected to have a Parent Material Adverse Effect.

4.5 Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Parent or any of its Affiliates.

4.6 Litigation. As of the date hereof, there is no Proceeding pending or, to the Knowledge of Parent and Merger Sub, threatened against Parent or Merger Sub, or any of their respective properties or, to the Knowledge of Parent and Merger Sub, any of their respective equity holders, officers or directors (in their capacities as such), related to this Agreement or the Transactions. As of the date hereof, neither or Parent or Merger Sub nor any of its subsidiaries is subject to any outstanding Order which would reasonably be expected to prevent or materially interfere with or delay the consummation of any of the Transactions.

4.7 Financing. Parent (a) has, and at the Closing will have, sufficient internal funds (without giving effect to any unfunded financing regardless of whether any such financing is committed) available to pay the Merger Consideration and any expenses incurred by Parent in connection with the transactions contemplated by this Agreement, (b) has, and at the Closing will have, the resources and capabilities (financial or otherwise) to perform its obligations hereunder, and (c) has not incurred any obligation, commitment, restriction or liability of any kind, which would impair or adversely affect such resources and capabilities.

4.8 Due Diligence. Without limiting the representations and warranties set forth in Article III or the Officer’s Certificate deliverable under Section 8.1(c), each of Parent and Merger Sub has conducted such investigations of the Company as it deems necessary and appropriate and has received all of the information that it has requested from the Company in connection with the execution and delivery of this Agreement and the consummation of the Transactions.

4.9 Solvency. Assuming the Company and its Subsidiaries are Solvent, then immediately after giving effect to the Transactions (a) the sum of the liabilities (including contingent liabilities) of Parent and its subsidiaries, on a consolidated basis, does not exceed the present fair saleable value of the present assets of the Parent and its subsidiaries, on a consolidated basis; (b) the capital of Parent and its subsidiaries, on a consolidated basis, is not unreasonably small in relation to the business of Parent and its subsidiaries, on a consolidated basis, contemplated as of the date hereof; and (c) Parent and its subsidiaries, on a consolidated basis, do not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debts as they mature in the ordinary course of business (clauses (a) - (c), collectively, “Solvent”).

4.10 Acquisition for Investment. The equity interests the Company acquired by Parent pursuant to this Agreement are being acquired for investment only and not with a view to any public distribution thereof, and Parent will not offer to sell or otherwise dispose of such equity interests so acquired by it in violation of any of the registration requirements of the Securities Act, or any comparable state law. Parent is an “accredited investor” within the meaning of Regulation D promulgated pursuant to the Securities Act. Parent has had an opportunity to ask questions of and receive answers from the Company concerning the terms and conditions of this Agreement and to obtain additional information relating to the Company and its businesses. Parent acknowledges that the equity interests of the Company have not been registered under the Securities Act or the Exchange Act or any state or foreign securities laws and that the Common

Stock may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such sale, transfer, offer, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and are registered under any applicable state or foreign securities laws or pursuant to an exemption from registration under the Securities Act or the Exchange Act and any applicable state or foreign securities laws.

4.11 Non-Reliance of Parent. Except for the representations and warranties made by the Company in Article III (as modified by the Schedules thereto) and the Officer’s Certificate deliverable under Section 8.1(c), and without limiting any rights and remedies arising out of the Transaction Documents, (a) Parent and Merger Sub acknowledge and agree that (i) the Company is not making and has not made any representation or warranty, expressed or implied, at law or in equity, in respect of the Company or any of the Company’s businesses, assets, liabilities, operations, prospects, or condition (financial or otherwise), including with respect to merchantability or fitness for any particular purpose of any assets, the nature or extent of any liabilities, the prospects of the business, the effectiveness or the success of any operations, or the accuracy or completeness of any confidential information memoranda, documents, projections, material or other information (financial or otherwise) regarding the Company furnished to Parent or its representatives or made available to Parent and its representatives in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Transactions, or in respect of any other matter or thing whatsoever and (ii) no stockholder, officer, manager, director, agent, representative or employee of the Company has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in this Agreement and subject to the terms and conditions herein provided, (b) each of Parent and Merger Sub specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by the Company or any other Person, (c) Parent and Merger Sub specifically disclaim any obligation or duty by the Company or any of its Affiliates to make any disclosures of fact not required to be disclosed pursuant to the specific representations and warranties set forth in Article III and the Officer’s Certificate deliverable under Section 8.1(c) and Parent and Merger Sub have not relied upon the absence of a disclosure of any specific fact and (d) each of Parent and Merger Sub is entering into the Transactions and acquiring the Common Stock in connection with the Merger subject only to the specific representations and warranties set forth in Article III and the Officer’s Certificate deliverable under Section 8.1(c) as further limited by the specifically bargained for terms and conditions as set forth in Article IX.

4.12 Unlawful Payments. To the Knowledge of Parent, neither Parent or Merger Sub nor any of their Subsidiaries, nor any representative of Parent or Merger Sub or any of its Subsidiaries in the context of operating Parent’s or Merger Sub’s or any of their Subsidiary’s business or acting on behalf of Parent or Merger Sub or any of their Subsidiaries, has corruptly offered or given anything of value, directly or indirectly, to: (a) any official of a Governmental Authority or political party, or any candidate for political office or (b) any other Person while knowing that all or a portion of such money or thing of value would be used unlawfully or offered, given or promised, directly or indirectly, to any member of a Governmental Authority or candidate for political office, in any of the foregoing cases in clauses (a) and (b), for the purpose of the following: (i) influencing any action or decision of such Person, in his or its official capacity, including a decision to fail to perform his or its official function; (ii) inducing such Person to use his or its influence with any Governmental Authority to affect or influence any act or decision of such Governmental Authority to assist Parent or Merger Sub or any of their Subsidiaries in obtaining or retaining business for, or with, or directing business to, any Person; or (iii) where such payment or thing of value would constitute a bribe, kickback or illegal or improper payment or gift to assist Parent or Merger Sub or their Subsidiaries in obtaining or retaining business for, or with, or directing business to, any Person. Parent and Merger Sub and each of their Subsidiaries has not, taken any action which would cause it to be in violation of AML Laws or Anti-Corruption Laws or any rules or regulations thereunder applicable to Parent or Merger Sub or their Subsidiaries in any jurisdictions other than the United States (in each case, as in effect at the time of such action).

Article V

PRE-CLOSING COVENANTS

5.1 Conduct of Business Prior to Closing.

(a) Except as otherwise expressly provided, permitted or required herein, as set forth on Schedule 5.1, as required by Law or as consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), during the period commencing on the date of this Agreement and ending at the Effective Time or such earlier date as this Agreement may be terminated in accordance with its terms (the “Pre-Closing Period”), the Company and each of their respective Subsidiaries shall carry on its business in the ordinary course of business and in accordance with past practices.

(b) Without limiting the generality of Section 5.1(a), except as otherwise expressly provided, permitted or required herein, as required by Law or as set forth on Schedule 5.1, during the Pre-Closing Period, the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, do any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed):

(i) split, combine, recapitalize or reclassify any shares of common stock or other equity interests;

(ii) declare, set aside, make or pay any dividend or other distribution in respect of shares of common stock or any other equity interests of the Company or any of its Subsidiaries (other than in cash);

(iii) authorize for issuance, issue, deliver or sell or agree or commit to issue, deliver or sell (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise but except for issuances pursuant to Company Options outstanding as of the date hereof and set forth in the Disclosure Schedules) any equity interests;

(iv) redeem, purchase or repurchase any shares of common stock or equity interests;

(v) make any change to the certificate of incorporation, certificate of formation, limited liability company agreement or other organizational documents of the Company and its Subsidiaries;

(vi) create, incur, guarantee or assume any Company Debt (including obligations in respect of capital leases), except for borrowings under the Company’s or any of its Subsidiaries’ current credit facilities, the accrual of interest under existing Company Debt or Company Debt that will be satisfied in full prior to or at the Closing;

(vii) knowingly waive, release or assign any rights or claims with a fair market value, individually or in the aggregate, in excess of $50,000 (including any write-off or other material compromise of any accounts receivable of the Company or any of its Subsidiaries in an amount in excess of $50,000) other than in the ordinary course of business;

(viii) change accounting policies or procedures, except as required by GAAP;

(ix) (A) increase the rates of cash compensation payable or to become payable to any current or former officer, director, employee, consultant or individual service provider of the Company or any of its Subsidiaries with annual cash compensation in excess of $100,000, except as required by the existing terms of an Employment Benefit Program or (B) pay or provide to any of such Persons any material compensation or similar benefit, other than, in the case of this clause (B), (x) the continued payment of base compensation and other existing benefits disclosed to Parent prior to the date hereof or contained in the Financial Statements or otherwise in the ordinary course of business consistent with past practices, (y) spot bonuses paid prior to the Effective Time or (z) any bonus or other payment paid in connection with the transactions contemplated by this Agreement which are treated as Company Transaction Expenses;

(x) hire or terminate (other than for “cause”) any officer, director, employee or individual service provider with annual cash compensation in excess of $125,000;

(xi) sell, lease, transfer, assign, pledge or otherwise dispose of or encumber any material properties or material assets of the Company or any of its Subsidiaries, except for Permitted Liens, assignments and/or transfers of assets between the Company and wholly-owned Subsidiaries and sales in the ordinary course of business;

(xii) agree to enter into any merger, consolidation, recapitalization or other business combination or make any other acquisition of any business;

(xiii) implement any employee layoffs that would require notice under the WARN Act;

(xiv) settle or compromise, or agree to settle or compromise, any material Proceeding (whether or not commenced prior to the date of this Agreement), other than settlements or compromises of litigation where the settlement payment is paid prior to the Effective Time or is paid by any Person other than the Company and its Subsidiaries; provided that the foregoing shall not permit the Company or any of its Subsidiaries to settle any litigation, claim or other Proceeding that would impose material restrictions or changes on the business or operations of the Company or any of its Subsidiaries;

(xv) other than capital expenditures paid in full prior to the date hereof, commit to make any capital expenditure in excess of $100,000, except in accordance with the Company’s annual budget;

(xvi) amend any Tax Return, settle or compromise any Proceeding with respect to any material Tax liability, make, change, or revoke any material tax election except as otherwise consistent with the past practice of the Company, make or change any material Tax accounting method except as otherwise consistent with the past practice of the Company, consent to or request any extension or waiver of the statute of limitation period applicable to any Tax claim, waive any claim to a Tax refund, enter into any closing agreement relating to Taxes or request any Tax ruling;

(xvii) other than the payment of Change of Control Payments which are treated as Company Transaction Expenses or the acceleration of vesting for the incentive units, establish, enter into, adopt, amend, terminate, or take any action to accelerate the vesting, payment or funding of compensation or benefits under an Employee Benefit Program; or

(xviii) enter into any executory agreement, commitment or undertaking, whether in writing or otherwise, to do any of the activities prohibited by the foregoing provisions.

5.2 Access to Information. Without unreasonable disruption of the Company’s or its Subsidiaries’ businesses during the Pre-Closing Period, the Company shall, and shall cause each of its Subsidiaries to, give Parent and its representatives reasonable access, upon reasonable notice and during times mutually convenient to Parent and senior management of the Company and its Subsidiaries, to the facilities, properties (provided that such access shall not permit Parent, its Affiliates or their respective Representatives to conduct any environmental testing), books and records of the Company and its Subsidiaries as from time to time may be reasonably requested, including with respect to obtaining if applicable the R&W Insurance Policy. Notwithstanding anything to the contrary in this Agreement, the Company and its Subsidiaries shall not be required to disclose (A) any information related to the sale process with respect to the Company and its Subsidiaries (or their business) or (B) any information if such disclosure would be reasonably likely to (a) jeopardize any attorney-client, work product or other legal privilege or (b) contravene any applicable Laws (it being understood and agreed that, in each case, the Company and its Subsidiaries will use their commercially reasonable efforts to provide alternative means of disclosing such information to the extent reasonably practicable).

5.3 Notices and Consents. Reasonably promptly following the execution of this Agreement, the Company will give applicable notices to third parties and thereafter will use commercially reasonable efforts to promptly obtain any third-party consents, waivers or approvals required in connection with the consummation of the transactions contemplated by this Agreement, in each case, if reasonably requested in writing by Parent; provided that nothing in this Agreement shall require any of Parent, the Company or any of their respective Subsidiaries to expend any funds or incur any liability (other than reasonable legal costs and ordinary filing fees) or offer or grant any accommodation (financial or otherwise) to any third party in connection with obtaining any third party consent nor shall the Company or any of its Subsidiaries agree to modify any such Contract to which such consent, waiver or approval may relate in any material respect without Parent’s prior written consent.

5.4 No Control of the Company’s Business. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or any of its Subsidiaries’ operations prior to the Closing.

5.5 Confidentiality. The terms of the Non-Disclosure Agreement relating to obligations with respect to confidential information (including the non-use provisions thereof) and non-solicitation are hereby incorporated herein by reference and such terms shall continue in full force and effect until the Closing, or, in the event of the termination of this Agreement in accordance with its terms, the date such provisions are terminated in accordance with their respective terms. The Parties hereto acknowledge that all information provided by the Company and/or its Subsidiaries or their Affiliates and Representatives to Parent or any of their representatives or Affiliates in connection with or pursuant to the terms of this Agreement shall be deemed received under, and subject to, the Non-Disclosure Agreement (including the confidentiality and non-use provisions thereof).

5.6 Exclusivity. During the period from the date of this Agreement until the earlier of (x) the termination of this Agreement in accordance with Article X or (y) the Closing, the Company shall not, and shall not permit any of its subsidiaries and Affiliates and its Representatives to, directly or indirectly, (a) solicit, encourage or initiate any Acquisition Proposal from any Person or group of Persons (other than Parent and its Representatives), or (b) institute, pursue, consummate or engage in any discussions or negotiations with, or enter into any Contract with, or provide any information relating to the Company or any of its Subsidiaries or any of their assets or businesses (other than its products or in the ordinary course of business) to, any Person or group of Persons (other than Parent and its Representatives) in furtherance of an Acquisition Proposal.

5.7 Stockholder Consent. Company shall promptly obtain the Stockholder Approval and notify the Stockholders of their appraisal rights pursuant to Section 262 of the DGCL.

5.8 Company Option Plan; Option Holders. The Company shall deliver to the Option Holders the Option Acknowledgement Form and other applicable disclosures and notices. Company shall take all action pursuant to the Company Option Plan as is necessary prior to the Effective Time to terminate the Company Option Plan and all Company Options so that at and after the Effective Time, no current or former employee, director, consultant of Company, or any other Person, shall have any option to purchase or right to receive any Company Options for his, her or its benefit, except to the extent provided in this Agreement.

5.9 Further Assurances. From the date of this Agreement until the Closing Date or the earlier termination of this Agreement in accordance with Article X, the Parties shall act in good faith and use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to cause the conditions specified in Article VIII to be satisfied and to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable after the date hereof, subject to the terms of this Agreement.

Article VI

ADDITIONAL AGREEMENTS

6.1 Press Releases. The Parties hereto will, and will cause each of their Affiliates and Representatives to, maintain the confidentiality of this Agreement and will not, and will cause each of their Affiliates not to, issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby except as set forth in this Section 6.1. Following the date of this Agreement, Parent shall issue a press release announcing the transaction contemplated by this Agreement (the “Parent Press Release”), subject to the Company’s prior consent, which consent will not be unreasonably withheld, conditioned or delayed. The Company and OMERS Private Equity Inc. may issue a press release after the Parent Press Release, subject to Parent’s prior consent, which consent will not be unreasonably withheld, conditioned or delayed. Except as set forth in this Section 6.1, no party shall issue any press release or otherwise make any public statement or other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby without the prior written approval of Parent and Stockholders’ Agent, except as may be required by Law or by obligations pursuant to any listing agreement with any national securities exchange or institutional reporting obligations.

6.2 Officers’ and Directors’ Indemnification.

(a) For a period of six years after the Effective Time (and such additional period of time as may be necessary to fully and finally resolve any claims for indemnification which have been duly submitted prior to the six year anniversary of the Effective Time), unless otherwise required by applicable Law, Parent shall not, and shall cause the Surviving Corporation and each Subsidiary not to, amend, repeal or modify any provision in the Surviving Corporation or its Subsidiaries’ respective certificates of incorporation or formation, bylaws or limited liability company agreements (or equivalent organizational documents) relating to indemnification, exculpation or advancement of expenses of present and former directors, managers, officers or employees of the Surviving Corporation, the Company or any of their Subsidiaries or their respective predecessors (collectively, the “D&O Indemnified Parties”), in and to the extent of their capacities as such and not as equityholders, in any manner that would result in such provisions being materially less favorable to the D&O Indemnified Parties as in effect on the date hereof. In addition, Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, honor all advancement obligations owed by it and its Subsidiaries to any D&O Indemnified Party under this Section 6.2, to the extent required by the certificates of incorporation or formation, bylaws or limited liability company agreements and to the fullest extent permitted under applicable law governing such entities as of the Effective Time, provided that the Person to whom expenses are advanced provides an undertaking to repay such advances to the extent required by applicable Law and applicable certificates of incorporation or formation, bylaws or limited liability company agreements.

(b) Each of the Company and the D&O Indemnified Party shall cooperate, and cause their respective Affiliates to cooperate, in the defense of any Claim and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(c) At or prior to the Closing, the Company shall purchase and pay for an extended reporting period endorsement (“run-off” policy) under the Company’s existing directors’ and officers’ liability insurance coverage for the Company’s and its Subsidiaries’ directors and officers that shall provide such directors and officers with coverage for six years following the Effective Time (including with respect to acts or omissions occurring in connection with this Agreement and the consummation of the Transactions).

(d) In the event that Parent or the Surviving Corporation or any of its Subsidiaries or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or the surviving company or entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation and its Subsidiaries shall assume all of the obligations thereof set forth in this Section 6.2.

(e) The obligations under this Section 6.2 shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party to whom this Section 6.2 applies without the consent (not to be unreasonably withheld, conditioned, or delayed) of such D&O Indemnified Party (it being expressly understood that (i) the D&O Indemnified Parties to whom this Section 6.2 applies shall be third party beneficiaries of this Section 6.2 and shall be entitled to enforce the covenants contained herein and (ii) the rights set forth in this Section 6.2 are in addition to, and not in substitution of, any other rights to indemnification or contribution that any D&O Indemnified Party may have).

6.3 Employee Matters.

(a) Subject to any limitations or requirements imposed by Law, for the 12 months immediately following the Closing Date, Parent shall, and shall cause its Affiliates and the Surviving Corporation and its Subsidiaries to, provide to those individuals who were employed by the Company or any of its Subsidiaries immediately prior to the Closing Date and who remain employed immediately after the Closing (the “Company Employees”), (i) base salary or hourly wage rates (such payment method to be determined at the Parent’s discretion) and cash incentive compensation opportunities that, in each case, are no less favorable in the aggregate than those provided to similarly situated employees of Parent, and (ii) employee benefits (other than equity-based compensation or Change of Control Payments) that are substantially comparable in the aggregate to the employee benefits provided to similarly situated employees of Parent.

(b) Parent shall, and shall cause its Affiliates and the Surviving Corporation and its Subsidiaries to, use commercially reasonable efforts to: (i) give full credit for purposes of eligibility, vesting and the calculation of benefit accruals (including for purposes of vacation and notice of termination or pay in lieu and severance) under any employee benefit plans or arrangements maintained by Parent, its Affiliates, the Surviving Corporation or its Subsidiaries (collectively, the “Parent Plans”) for such Company Employees’ service with, or credited by, the Company and its Subsidiaries to the same extent recognized by the Company and its Subsidiaries, (ii) waive all limitations as to preexisting conditions, exclusions, waiting periods, actively at work requirements and evidence of insurability with respect to participation and coverage requirements applicable to the Company Employees under any Parent Plan that is a welfare benefit plan that such employees may be eligible to participate in after the Closing Date and (iii) provide credit under any such welfare plan for any co-payments, deductibles and out-of-pocket expenditures for the remainder of the coverage period during which any transfer of coverage occurs; provided, however, that no such service shall be recognized or credit given to the extent such recognition or credit would result in the duplication of benefits.

(c) Nothing in this Section 6.3 shall prohibit Parent, the Surviving Corporation or their respective Affiliates and subsidiaries from amending, modifying or terminating any Employee Benefit Program or other employee benefit plan, pursuant to, and in accordance with, the terms thereof. Nothing contained in this Section 6.3 shall be construed as requiring the continued employment or engagement of any employee or other service provider after the Closing Date. Nothing in this Section 6.3 shall (i) create a third-party beneficiary relationship or otherwise confer any benefit, entitlement, or right upon any Person other than the Parties hereto, including any right to employment or continued employment for any specified period, of any nature or kind whatsoever under this Section 6.3 or (ii) be deemed an amendment or modification of, or waiver under, any Employee Benefit Program. Nothing in this Agreement shall be deemed to require duplicate benefits to be paid or provided to or with respect to any employee under any Employee Benefit Program for the same period of service.

6.4 Documents and Information. From and after the Closing, Parent will, and will cause the Surviving Corporation and its Subsidiaries and their respective Representatives to, provide Stockholders’ Agent and its authorized Representatives with reasonable access (including examining and copying), during normal business hours, upon reasonable notice and in such a manner so as to not unreasonably interfere with the normal operations of the business, to the personnel and books and records of the Company and its Subsidiaries with respect to periods or occurrences prior to the Closing Date that are reasonably necessary in connection with Tax or financial reporting obligations. Unless otherwise consented to in writing by the Stockholders’ Agent, Parent shall not permit the Surviving Corporation and its Subsidiaries, for a period of six years following the Closing Date, to destroy, alter or otherwise dispose of any documents of any kind relating to Taxes or the preparation of any Tax Return relating to periods prior to the Closing Date without first giving reasonable prior written notice to the Stockholders’ Agent and offering to surrender to Stockholders’ Agent such books and records or such portions thereof. Following notice of such destruction, alteration or disposition, if the Stockholders’ Agent so requests, Parent shall cause the Surviving Corporation and its Subsidiaries to permit the Stockholders’ Agent to take possession of such books and records.

6.5 Termination of Plans. Effective as of no later than the day immediately preceding the Closing Date, the Company shall terminate any and all Employee Benefit Programs intended to include a Code Section 401(k) arrangement (each, a “401(k) Plan”), unless Parent provides written notice that such 401(k) Plan(s) shall not be terminated, which notice shall be provided not less than three Business Days prior to the Closing Date. Unless Parent provides such written notice to the Company no later than three Business Days prior to the Closing Date, the Company shall provide Parent with evidence that such 401(k) Plan(s) have been terminated effective as of the day immediately preceding the Closing Date pursuant to resolutions of the board of directors of the Company. The form and substance of such resolutions shall be subject to review by Parent. To the extent a 401(k) Plan is so terminated, and to the extent permitted under the 401(k) Plan(s), Parent shall take all action necessary to provide that a tax-qualified defined contribution plan maintained by Parent or one of its Affiliates (a “Parent DC Plan”) shall, at the election of any participant in such 401(k) Plan, accept a rollover contribution that includes promissory notes reflecting outstanding loans under such 401(k) Plan, except, in any case, to the extent the Parent DC Plan’s recordkeeper prohibits the acceptance of rollover contributions include promissory notes.

6.6 Solicitation of 280G Approval. Prior to the Closing, the Company shall solicit a Section 280G parachute payment waiver from each Person listed on Schedule 6.6 who will receive a 280G Payment (as defined below) (each such Person who signs such waiver, a “Waiving Disqualified Individual”). To the extent that there are any Waiving Disqualified Individuals, then, no later than one Business Day prior to the Closing, the Company shall submit to the Company Stockholders for approval (in a manner intended to comply with the approval procedures set forth in Section 280G of the Code and the regulations thereunder, subject to the reasonable review and approval by Parent), by such number of Company Stockholders as is required by the terms of Section 280G(b)(5)(B) of the Code, any payment and/or benefits to be received by such Waiving Disqualified Individuals that may, separately or in the aggregate, constitute “parachute payments” pursuant to Section 280G of the Code (including payments and benefits to be provided by Parent and its Affiliates only to the extent such payments and such benefits have been communicated to the Company as of the date hereof) (“280G Payments”) (which determination shall be made by the Company and shall be subject to review and approval by Parent (such approval not to be unreasonably withheld, conditioned or delayed)), such that all such payments and benefits shall not be deemed to be 280G Payments, and prior to the Closing, the Company shall deliver to Parent evidence reasonably satisfactory to Parent that a Company stockholder vote on behalf of the Waiving Disqualified Individuals was solicited in conformance with Section 280G and the regulations promulgated thereunder (the “280G Approval”) and that (i) such requisite 280G Approval was obtained with respect to any payments or benefits that were subject to the stockholder vote, or (ii) that the 280G Approval was not obtained and as a consequence, that such payments or benefits shall not be made or provided to the extent they would cause any amounts to constitute 280G Payments, pursuant to the waivers of those payments or benefits, which were executed by the Waiving Disqualified Individuals prior to the vote of the Company Stockholders pursuant to this Section 6.6.

Article VII

TAX MATTERS

7.1 Tax Matters.

(a) No Code Section 338 or Code Section 336 Election. Neither Parent, Company nor any of their Subsidiaries or Affiliates shall make an election under Code Section 338 or Code Section 336 with respect to the purchase of the Shares.

(b) Transfer Taxes. Parent shall bear and pay when due, any transfer, documentary, sales, use, registration, stamp, or other similar Taxes payable by reason of the transactions contemplated by this Agreement or attributable to the sale, transfer or delivery of the Shares under this Agreement (other than income or capital gains tax of Stockholder or its members) (“Transfer Taxes”). The Stockholders’ Agent and Parent shall cooperate in a timely manner making all filings, returns, reports and forms as necessary or appropriate to comply with the provisions of all applicable Laws in connection with the payment of such Transfer Taxes, and shall reasonably cooperate in good faith to minimize, to the fullest extent possible under such Laws, the amount of any such Transfer Taxes payable in connection therewith.

(c) Tax Returns.

(i) Parent shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by the Surviving Corporation, the Company or any Subsidiary after the Closing Date with respect to a Pre-Closing Tax Period. Any such Tax Return shall be prepared in a manner consistent with past practice of the Company and the Subsidiaries (unless otherwise required by Law). All Transaction Tax Deductions shall be treated as properly allocable to the Pre-Closing Tax Period, except as otherwise required by applicable Law, and will not be treated as subject to the “next day” rule under Treasury Regulation Section 1.1502-76(b)(1)(ii)(B). The parties agree: (A) to file a federal income Tax Return of the Company for the Company’s taxable year ending on the Closing Date pursuant to Treasury Regulation Section 1.1502-76(c); and (B) to deduct the Transaction Tax Deductions on the Tax Returns of the Company for the taxable period that ends on the Closing Date.

(ii) Parent shall provide the Stockholders’ Agent with drafts of all such Tax Returns prepared by Parent pursuant to Section 7.1(c)(i) no later than 25 calendar days prior to the due date thereof (taking into account any extensions thereof) and shall permit the Stockholders’ Agent to review and comment on such Tax Returns. Parent shall reflect any reasonable comments with respect to any such Tax Return made by the Stockholders’ Agent in writing no later than 14 days following the receipt of such Tax Return by the Stockholders’ Agent. Parent shall cause any amounts shown to be due on such Tax Returns to be timely remitted to the applicable Taxing Authority no later than the date on which such Taxes are due.

(d) Straddle Period. Taxes for any Tax period of Company or any Subsidiary that includes but does not end on the Closing Date (a “Straddle Period”) shall be allocated for all purposes of this Agreement (i) to the Pre-Closing Tax Period for the portion of the Tax period up to and including the Closing Date and (ii) to the Post-Closing Tax Period for the portion of the Tax period subsequent to the Closing Date. For that purpose, (A) real, personal and intangible property Taxes and any other Taxes levied on an annual or other periodic basis (“Per Diem Taxes”) for a Straddle Period shall be allocated between the periods described in clauses (i) and (ii) of the preceding sentence on a per diem basis based on the number of days during the Straddle Period ending with and including the Closing Date and number of days during the Straddle Period commencing on the day after the Closing Date, and (B) Taxes that are not Per Diem Taxes, including income Taxes and any transactional Taxes such as Taxes based on sales, revenue or payments of Company for a Straddle Period shall be allocated between the periods described in clauses (i) and (ii) of the preceding sentence as if such Tax period ended as of the end of the Closing Date. “Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and the portion through the end of the Closing Date of any Tax period which begins before the Closing Date but ends after the Closing Date. “Post-Closing Tax Period” means, with respect to a Straddle Period, the portion of such period beginning on the day after the Closing Date and ending on the end of the Straddle Period.

(e) Cooperation. Subject to the other provisions of this Section 7.1, Parent, the Company and Stockholders’ Agent shall cooperate in good faith, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of Tax Returns pursuant to this Section 7.1 and any audit, litigation or other proceeding with respect to Taxes and the computation and verification of any amounts paid or payable under this Agreement (including any supporting work papers, schedules and documents). Such cooperation shall include (upon the other Party’s request) the provision of records and information within such Party’s control which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and the Surviving Corporation shall retain all books and records with respect to Tax matters pertinent to the Company or its Subsidiaries relating to any Pre-Closing Tax Periods during the applicable statute of limitations for that Tax period and shall abide by all record retention agreements entered into with any taxing authority, and shall give Stockholders’ Agent reasonable written notice prior to transferring, destroying or discarding any such books and records prior to the expiration of the applicable statute of limitations for that Tax period, and if Stockholders’ Agent so requests, the Surviving Corporation shall allow Stockholders’ Agent to take possession of such books and records rather than destroying or discarding such books and records.

(f) Records. At the request of Stockholders’ Agent, Parent shall deliver to Stockholders’ Agent copies of all filed Tax Returns relating to Pre-Closing Tax Periods.

Article VIII

CONDITIONS TO THE CLOSING

8.1 Conditions to Obligations of Parent. The obligations of Parent to effect the transactions contemplated under this Agreement to occur at the Closing are subject to the satisfaction of the following conditions, any one or more of which may be waived (to the extent permitted by applicable Law) by Parent in its sole discretion in writing at or prior to the Closing:

(a) Representations and Warranties. The representations and warranties of the Company set forth in Article III, shall be true and correct in all respects at and as of the Closing Date (unless such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), without giving effect to Qualifications contained therein, except to the extent such failure of the representations and warranties to be true and correct have not had, individually or in the aggregate, a Company Material Adverse Effect.

(b) Performance and Obligations of Stockholders’ Agent and Company. Stockholders’ Agent and the Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing.

(c) Officer’s Certificate. Parent shall have received a certificate executed and delivered by an officer of the Company, dated as of the Closing Date, stating therein that the conditions set forth in Section 8.1(a) and Section 8.1(d) have been satisfied.

(d) No MAE. Since the date hereof, no Company Material Adverse Effect shall have occurred.

(e) Closing Deliveries. Parent shall have received the deliverables required under Section 2.6(b).

(f) Resignation Letters. The directors and certain non-employee officers of the Company and Subsidiaries listed on Schedule 8.1(f) shall have resigned as directors and/or officers of the Company effective as of the Closing.

8.2 Additional Conditions to Obligations of Company. The obligation of the Company to effect the transactions contemplated by this Agreement to occur at the Closing is subject to the satisfaction of the following additional conditions, any one or more of which may be waived (to the extent permitted by applicable Law) by the Company in its sole discretion in writing at or prior to the Closing:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in Article IV, shall be true and correct in all respects as of the Closing Date (unless such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), without giving effect to Qualifications contained therein, except to the extent such failure of the representations and warranties to be true and correct have not had, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing.

(c) Officer’s Certificate. The Company shall have received a certificate executed and delivered by an officer of Parent, dated as of the Closing Date, stating therein that the conditions set forth in Section 8.2(a) and Section 8.2(d) have been satisfied.

(d) No MAE. Since the date hereof, no Parent Material Adverse Effect shall have occurred.

(e) Closing Deliveries. The Company and Stockholders’ Agent shall have received deliverables required under Section 2.6(b).

Article IX

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

9.1 Survival. Subject to the limitations, exceptions and other provisions of this Agreement, the representations, warranties, covenants and agreements of the Parties contained in this Agreement and the right of a Person to bring an indemnification claim under this Article IX, shall survive the Closing but only until, and claims may be asserted with respect thereto only on or prior to, the Survival Date; provided that Fundamental Reps and the representations in Section 3.10 shall survive the Closing but only until, and subject to Section 9.2, claims may be asserted with respect thereto only on or prior to, the Fundamental Rep Survival Date; provided that all covenants and agreements of the Parties set forth in this Agreement which by their terms are to be performed at or after the Closing (collectively, the “Post-Closing Obligations”) shall survive the Closing and remain in full force and effect until fully performed; and provided that if an Indemnitee delivers an Indemnification Notice to an Indemnitor on or before the Survival Date then the applicable representation, warranty, covenant and agreement shall survive until, but only for purposes of, the resolution of the matter covered by such Indemnification Notice.

9.2 Parent Indemnification.

(a) Subject to the other terms and conditions, limitations, exceptions and other provisions of this Agreement, from and after the Closing, Parent and the Surviving Corporation (the “Parent Indemnitees”) shall be indemnified and held harmless solely from the General Escrow Fund or Special Escrow Fund, as applicable, up to the General Escrow Amount or Special Escrow Amount, as applicable, to the extent of any Losses resulting from:

(i) the breach or inaccuracy of any representation or warranty of the Company contained in Article III;

(ii) the breach of or failure to perform by the Company any of its covenants contained herein (other than a Post-Closing Obligation);

(iii) any breach or failure to perform by Stockholders’ Agent of any of its covenants contained herein;

(iv) any liability for Taxes (or nonpayment thereof) of the Company or any Subsidiary for any Pre-Closing Tax Period; and

(v) the matter set forth on Schedule 9.2(a)(v).

(b) Without limiting the other limitations and exceptions set forth in this Agreement, Parent Indemnitees’ claims for indemnification shall be limited as described below in this Section 9.2(b).

(i) Parent Indemnitees shall not be entitled to any indemnification pursuant to Section 9.2(a)(i) for any Loss unless the aggregate dollar amount of all Losses that would otherwise be indemnifiable pursuant to Section 9.2(a)(i) exceeds an amount equal to $500,000 (the “Threshold Amount”), and then only for such full amount of Losses in excess of the Threshold Amount; provided, however, that no amount will be payable for Losses under Section 9.2(a)(i) relating to individual Losses or aggregate related Losses in the amount of $75,000 or less by the Parent Indemnitees (a “De Minimis Claim”). The limitations contained in this Section 9.2(b)(i) shall not apply to the Fundamental Reps nor to the eHealth Licensing Payments.

(ii) Parent Indemnitees shall not be entitled to any indemnification pursuant to Section 9.2(a) to the extent such Losses were reflected and included in the final calculation of Merger Consideration.

(iii) Parent Indemnitees acknowledge and agree that, subject to the other limitations contained herein, (A) any Losses incurred as a result of any matter for which indemnification is available under Sections 9.2(a)(i)-(iv) shall be limited to the then-remaining General Escrow Fund and may not exceed in the aggregate the General Escrow Amount (“Stockholder Cap”) and no indemnification pursuant to Sections 9.2(a)(i)-(iv) shall be payable thereafter and (B) any Losses incurred as a result of any matter for which indemnification is available under Section 9.2(a)(v) shall be limited to the then-remaining Special Escrow Fund and may not exceed in the aggregate the Special Escrow Amount and no indemnification pursuant to Section 9.2(a)(v) shall be payable thereafter.

(iv) All claims for indemnification by a Parent Indemnitee under (A) Sections 9.2(a)(i)-(iv) must be made on or before the General Escrow Survival Date and (B) Section 9.2(a)(v) must be made on or before the Special Escrow Survival Date. In the event a claim has been properly made on or prior to the General Escrow Survival Date or Special Escrow Survival Date, as applicable, and such claim is unresolved as of the General Escrow Survival Date or Special Escrow Survival Date, as applicable, then the right to indemnification with respect to such claim shall remain in effect until such matter shall have been finally resolved.

(v) The limitations contained in this Section 9.2(b) shall not apply with respect to matters arising out of Fraud.

(vi) Notwithstanding anything in this Agreement to the contrary, once a breach of a representation or warranty has been established (after giving effect to Qualifications), for the purposes of determining the amount of Losses that may be recovered under Section 9.2(a)(i) only with respect to such breach, such Qualifications shall be disregarded.

(vii) Parent Indemnitees shall not have any right to indemnification under this Agreement with respect to the representations and warranties set forth in Section 3.10 to the extent such Losses (A) are attributable to a Tax period (or portion thereof) beginning after the Closing Date or (B) are due to the unavailability in a Tax period (or portion thereof) beginning after the Closing Date of any net operating losses, credits or other Tax attribute from a Pre-Closing Tax Period.

(viii) Notwithstanding anything in this Agreement to the contrary but subject to the limitations in this Section 9.2, each Party agrees that, if the Parent Indemnitees are entitled to indemnification pursuant to Sections 9.2(a)(i)-(iv), (1) the General Escrow Fund then held by the Escrow Agent will be the first source of recovery for such amounts payable to Parent Indemnitees and (2) if available, the R&W Insurance Policy will be the remaining source of recovery for the Parent Indemnitees with respect to such claims.

(ix) Notwithstanding anything in this Agreement to the contrary, each Party agrees that, other than with regard to matters arising out of Fraud, the sole recourse of Parent Indemnitees against the Company, the Stockholders, the Company Option Holders or the Stockholders’ Agent for any Losses incurred as a result of any matter for which indemnification is available under Sections 9.2(a)(i)-(iv) is the General Escrow Fund and that from and after the General Escrow Survival Date the Parent Indemnitees will have no further recourse under Sections 9.2(a)(i)-(iv) other than for Losses arising out of or relating to matters subject to any Indemnification Notice provided prior to the General Escrow Survival Date until such matters are finally resolved.

(x) Notwithstanding anything in this Agreement to the contrary, each Party agrees that, other than with regard to matters arising out of Fraud, the sole recourse of Parent Indemnitees against the Company, the Stockholders, the Company Option Holders or the Stockholders’ Agent for any Losses incurred as a result of any matter for which indemnification is available under Section 9.2(a)(v) is the Special Escrow Fund and that from and after the Special Escrow Survival Date the Parent Indemnitees will have no further recourse under Section 9.2(a)(v) other than for Losses arising out of or relating to matters subject to any Indemnification Notice provided prior to the Special Escrow Survival Date until such matters are finally resolved.

9.3 Stockholder Indemnification.

(a) Subject to the other terms and conditions of this Agreement, from and after the Closing, the Stockholders, Option Holders and Stockholders’ Agent (each a “Stockholder Indemnitee”) shall be held harmless and indemnified by Parent and the Surviving Corporation to the extent of any Losses resulting from (i) any breach or inaccuracy of any representation or warranty of Parent contained in Article IV; (ii) any breach or failure to perform by Parent any of its covenants contained herein, and (iii) any breach or failure to perform by the Surviving Corporation any of the Post-Closing Obligations of the Surviving Corporation contained herein.

(b) Stockholder Indemnitees shall not be entitled to indemnification under Section 9.3(a) for any Losses (individually or in the aggregate) in excess of the Escrow Amount (the “Parent Cap”) and no indemnification pursuant to such provisions shall be payable thereafter, except that the Parent Cap shall not apply to any payments required to be made by Parent or its Affiliates to or for the benefit of Stockholders or Company Option Holders pursuant to Article II or Article VII.

(c) The limitations contained in Section 9.3(b) shall not apply with respect to matters arising out of Fraud.

(d) Notwithstanding anything in this Agreement to the contrary, once a breach of a representation or warranty has been established (after giving effect to Qualifications), for the purposes of determining the amount of Losses that may be recovered under Section 9.3(b)(i) only with respect to such breach, such Qualifications shall be disregarded.

9.4 Notice of Potential Claims for Indemnification.

(a) Any Parent Indemnitee or Stockholder Indemnitee (as applicable, the “Indemnitee”) shall give the indemnifying party or parties (the “Indemnitor”) prompt written notice (an “Indemnification Notice”) of any claim for indemnification by the Indemnitor under this Article IX (an “Indemnification Claim”), including but not limited to any Third Party Claim. Each Indemnification Notice shall specify the facts and circumstances upon which the claim is based, the basis on which indemnification is sought and, to the extent known or reasonably calculable, the Indemnitee’s good faith estimate of the amount of its Losses and, in the case of a Third Party Claim to the extent known by the Indemnitee, shall contain (by attachment or otherwise) all related documentation (e.g., claim letters, etc.); provided, however, that the failure to provide such notice or related information or documentation shall not release the Indemnitor from any of its obligations under this Agreement except to the extent (and only to the extent) the Indemnitor is actually prejudiced by such failure, and provided further that notwithstanding any other provision herein to the contrary a claim for indemnification under Section 9.2(a)(v) shall not require any breach of a representation, warranty of covenant herein for such claim to be made under and in accordance with this Section 9. The Indemnitee shall provide written notice as soon as reasonably practicable to the Indemnitor of all material developments and documentation relating to the related Indemnification Claim and any material changes in Indemnitee’s good faith estimate of the amount of its Losses. The Indemnitee shall provide the Indemnitor with reasonable access, upon reasonable prior notice and during normal business hours, in a manner so as not to unreasonably interfere in any material respect with the normal business operations, to its books and records, properties and personnel relating to the Indemnification Claim.

(b) If the Indemnification Claim involves a Third Party Claim, the provisions set forth in Section 9.5 shall be applicable, in addition to those set forth above. For the purposes of this Section 9.4 and Section 9.5, the Stockholders’ Agent shall be permitted to make or receive any Indemnification Notice on behalf of any or all Stockholders or Company Option Holders.

(c) Upon delivery to the Stockholders’ Agent of an Officer’s Certificate for an Indemnification Claim by Parent under Section 9.2(a)(v) against the Special Escrow Amount, the Stockholders’ Agent shall not unreasonably delay its response to such Indemnification Claim. If Stockholders’ Agent accepts such Indemnification Claim, Parent and the Stockholders’ Agent shall promptly execute and deliver a Joint Release Instruction (as defined in the Escrow Agreement) directing the Escrow Agent to disburse such accepted amount of Special Escrow Funds. If Stockholders’ Agent disputes all or any part of such Indemnification Claim, it shall provide to Parent a description or basis for such dispute in reasonable detail and Parent and the Stockholders’ Agent shall cooperate in good faith to resolve such dispute; provided, that, if Stockholders’ Agent only disputes part of such Indemnification Claim, then Parent and the Stockholders’ Agent shall promptly execute and deliver a Joint Release Instruction directing the Escrow Agent to disburse any undisputed amounts from Special Escrow Funds pending resolution of such dispute.

9.5 Third Party Claims. Subject to the limitations set forth in the rest of this Article IX, without limiting the other limitations and exceptions of this Agreement, the obligations and liabilities of the Parties hereunder with respect to a Third Party Claim for which an Indemnitee is entitled to indemnification pursuant to this Article IX shall be subject to the following terms and conditions:

(a) The Indemnitor shall have the right, but not the obligation, to assume entire control and direction of the defense of any such Third Party Claim and any related Proceeding, at the Indemnitor’s expense and with counsel of the Indemnitor’s own choosing, such choice to be reasonably satisfactory to the Indemnitee and made by written notice to the Indemnitee within 20 calendar days after the Indemnifying Party has received notice of the Third-Party Claim. Such assumption of the conduct and control of the defense shall not be (or require as a condition) an admission or assumption of liability by the Indemnitor. If the Indemnitor elects to assume the defense of a Third Party Claim pursuant to, and in accordance with, the first sentence of this Section 9.5(a), the Indemnitee may participate in such defense with counsel of its own choosing, at its own expense, and the Indemnitor shall not be liable to the Indemnitee under this Article IX for any fees of other counsel or any other expenses with respect to the defense of such Proceeding incurred by the Indemnitee in connection with the defense of such Proceeding (provided, however, that the Indemnitor shall pay all reasonable costs and expenses of counsel for the Indemnitee if both the Indemnitor and the Indemnitee are named parties to the Proceeding and representation of both parties by the same counsel would be inappropriate due to a conflict of interest between them on one or more material issues). Notwithstanding the foregoing, the Indemnitor shall not be entitled to control and direct the defense of such Third Party Claim in the event that (i) the Indemnification Claim is in respect of any matter involving criminal liability, (ii) the matter that is the subject of the Indemnification Claim seeks as its primary cause of action the imposition of an equitable or injunctive remedy that is binding upon the Indemnitee or any of its Affiliates other than equitable or injunctive remedies that would be immaterial or (iii) the matter that is the subject of the Indemnification Claim is a matter under Section 9.2(a)(v), in which case the Parent shall control and direct the defense of such Third Party Claim; provided, however, that Indemnitor may participate in such defense with counsel of its own choosing, at its own expense, and the Indemnitee shall not be liable to the Indemnitor under this Article IX for any fees of other counsel or any other expenses with respect to the defense of such Proceeding incurred by the Indemnitee in connection with the defense of such Proceeding. Each Party shall provide, and shall cause its Representatives (including, in the case of Parent, the Surviving Corporation and its Subsidiaries) to provide, as applicable, the other Party and its counsel with reasonable access, upon reasonable prior notice and during normal business hours, in a manner so as not to unreasonably interfere in any material respect with its normal business operations, to its records and personnel and shall otherwise reasonably cooperate in the investigation, defense or settlement thereof. With respect to a Third Party Claim under this Article IX, neither the Indemnitor nor the Indemnitee shall, without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed) consent to entry of any judgment or settlement or otherwise settle such claim. With respect to a Third Party Claim under Section 9.2(a)(v), in the event that Parent wishes to settle such Third Party Claim and the Stockholder’s Agent does not consent to such settlement or otherwise agree with Parent on acceptable settlement parameters within 10 days after notice of such settlement proposal from Parent, then Parent and the Stockholders’ Agent agree to submit such dispute to binding arbitration by a mutually determined third party independent arbitrator under mutually agreed arbitration procedures, and such’s arbitrator decision as to a reasonable settlement amount or range for such Third Party Claim shall be binding and final on both parties; provided, however, that in no event shall any non-monetary settlement terms for such Third Party Claim be submitted to or decided by arbitration.

(b) If the Indemnitor elects to assume control of the defense of any Third Party Claim hereunder and fails to conduct the defense in an active and diligent manner, withdraws from such defense, the Third Party Claim is reasonably deemed likely to exceed the Stockholder Cap or Parent Cap, as applicable, or is otherwise not permitted to conduct the defense pursuant to Section 9.5(a), the Indemnitee shall then have the right to undertake the defense of such claim with counsel of its own choosing, with Indemnitor responsible for the reasonable costs and expenses of such defense thereafter as indemnifiable Losses to the extent such matter is ultimately determined to be subject to indemnification by Indemnitor (and, for the avoidance of doubt, subject to any limitations on Indemnitor’s indemnity obligations and associated Losses under this Agreement).

9.6 Indemnification Sole and Exclusive Remedy. Except with respect to claims for specific performance of covenants, following the Closing, indemnification pursuant to this Article IX shall be the sole and exclusive remedy of the Parties and any parties claiming by or through any Party (including the Parent Indemnitees) related to or arising from any breach of any representation, warranty, covenant or agreement contained in, or otherwise pursuant to, this Agreement and none of Parent, the Surviving Corporation or any Stockholder shall have any other rights or remedies in connection with any breach of this Agreement or any other liability arising out of the negotiation, entry into or consummation of the transactions contemplated by this Agreement, except in the case of matters arising out of Fraud.

9.7 Insurance Recoveries. To the extent that insurance (including the R&W Insurance Policy) covers amounts of indemnifiable Loss that may be claimed by Parent Indemnitees hereunder, Parent Indemnitees shall use commercially reasonable efforts to recover such Loss thereunder, and amounts recovered from insurance for such indemnifiable Loss shall be deducted from amounts otherwise recoverable under Section 9.2 (net of the expense associated with such efforts). Pursuit of insurance recoveries shall not be a condition precedent to any Parent Indemnitee’s right to make a claim for indemnification under Section 9.2 or to any right to recovery under Section 9.2; provided, that recovery under Section 9.2 shall not relieve the Parent Indemnitees’ duty to use commercially reasonable efforts to recover insurance proceeds, and any recoveries of Loss from insurance that follow such payment shall be remitted to Stockholders and Company Option Holders (in the manner provided in Section 2.7(f)). Parent Indemnitees’ obligations under this Section 9.7 shall not apply to the extent that Parent Indemnitees’ covered losses exceed or may exceed the policy limits in question.

Article X

TERMINATION

10.1 Termination. This Agreement may be terminated at any time prior to the Effective Time:

(a) by mutual written consent of Parent and the Company;

(b) by the Company or Parent, by written notice to the other, if the Closing shall not have occurred on or before 5:30 p.m. (Eastern Time) on December 31, 2018 (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any Party whose breach of or failure to comply with any provision of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; provided further that neither Party shall have any right to terminate this Agreement pursuant to this Section 10.1(b) during the pendency of a Proceeding by the other Party for specific performance to consummate the transactions contemplated hereby;

(c) by written notice from Parent following a breach of any covenant or agreement of the Company contained in this Agreement, or if any representation or warranty of the Company contained in this Agreement shall be or shall have become inaccurate, in either case such that any of the conditions set forth in Section 8.1(a) or Section 8.1(b) is incapable of being satisfied by the End Date or such breach or inaccuracy is not cured within 20 Business Days following the notice contemplated by clause (ii) of this Section 10.1(c); provided that the right to terminate this Agreement pursuant to this Section 10.1(c) shall not be available to Parent (i) if it is then in material breach of any representations, warranties, covenants or agreements contained in this Agreement or (ii) unless it has provided prompt written notice of such breach to the Company and allowed the Company 20 Business Days to cure such breach;

(d) by written notice from the Company following a breach of any covenant or agreement of Parent or Merger Sub contained in this Agreement, or if any representation or warranty of Parent or Merger Sub contained in this Agreement shall be or shall have become inaccurate, in either such case such that any of the conditions set forth in Section 8.2(a) or Section 8.2(b) is incapable of being satisfied by the End Date or such breach or inaccuracy is not cured within 20 Business Days following the notice contemplated by clause (ii) of this Section 10.1(d); provided that the right to terminate this Agreement pursuant to this Section 10.1(d) shall not be available to the Company (i) if the Company is then in material breach of any representations, warranties, covenants or agreements contained in this Agreement or (ii) unless it has provided prompt written notice of such breach to Parent and allowed Parent 20 Business Days to cure such breach; or

(e) by the Company or Parent, by written notice to the other if a Governmental Authority of competent jurisdiction has issued an Order or any other action permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 10.1(e) shall not be available to any Party whose breach or failure to comply with any provision of this Agreement has been the cause of, or resulted in, such Order, decree, ruling or other action.

10.2 Effect of Termination. In the event of a valid termination of this Agreement pursuant to this Article X, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of Parent, the Company or any of their respective Affiliates, directors, officers, employees, partners, managers, members, equity holders or other Representatives, and all rights and obligations of any Party hereto shall cease, except that the provisions contained in this Section 10.2, Section 5.5, Section 6.1 and Article XI shall survive the termination of this Agreement and no such termination shall relieve any Party hereto from any liability as a result of its willful breach of this Agreement prior to such termination.

Article XI

GENERAL PROVISIONS

11.1 Notices. All notices, consents, waivers and other communications under this Agreement must be in writing and shall be deemed to have been duly given: (a) when delivered by hand (with written confirmation of receipt), (b) when transmitted (except if not a Business Day, then the next Business Day after transmission) via email to the email address set out below (and sender shall bear the burden of proof of delivery), (c) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third Business Day following the day on which the same is sent by registered or certified mail (postage prepaid, return receipt requested), in each case to the appropriate addresses set forth below (or to such other addresses as a Party may designate by notice to the other Parties):

If to the Company (prior to the Closing) or to Stockholders’ Agent, to:

OMERS Private Equity Inc.

900 - 100 Adelaide St. W.

Toronto, Ontario M5H 0E2

Facsimile: 416-864-3255

Attention: Managing Director, Legal

with a copy (which shall not constitute notice) to:

Sidley Austin LLP

2021 McKinney Avenue, Suite 2000

Dallas, Texas 75201

Attention: S. Scott Parel

Facsimile: (214) 981-3400

Email: sparel@sidley.com

If to ResMed Inc., Parent, Merger Sub or to the Surviving Corporation, to:

ResMed Operations Inc.

9001 Spectrum Center Blvd.

San Diego, CA 92123

Attention: Chief Strategy Officer

Facsimile: (858) 836-6882

Email: Hemanth.Reddy@ResMed.com

with a copy (which shall not constitute notice) to:

ResMed Operations Inc.

9001 Spectrum Center Blvd.

San Diego, CA 92123

Attention: Chief Administrative Officer and Global General Counsel

Facsimile: (858) 836-5983

Email: David.Pendarvis@ResMed.com

11.2 Disclosure Schedules. Certain information set forth in the schedules to this Agreement (the “Schedules”) shall be arranged in numbered sections corresponding to the applicable sections, and any item disclosed in any Schedule shall be deemed to have been disclosed and incorporated into any other section of the Disclosure Schedule as and to the extent that it is reasonably apparent on the face of the disclosure contained therein that such deemed disclosure and incorporation would be appropriate. The disclosure of any matter or item in any Schedule hereto shall not be deemed to constitute an acknowledgment that any such matter is required to be disclosed.

11.3 Assignment. Except as expressly permitted by the terms hereof, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto without the prior written consent of the other Parties; provided, however, that Parent shall be permitted to collaterally assign its rights and remedies under this Agreement and other Transaction Documents to any lender to Parent, the Company or their Affiliates (and their successors and assigns) in respect of financing arrangements entered into in connection with the transactions contemplated hereby, but no such assignment shall relieve any such assignor of its obligations under this Agreement. Any attempted assignment of this Agreement not in accordance with the terms of this Section 11.3 shall be void.

11.4 Severability. If any provision of this Agreement, or the application thereof to any Person or circumstance is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other Persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable.

11.5 Amendment. Prior to the Closing, this Agreement may be amended by the Company and Parent by an instrument in writing signed on behalf of each of Company and Parent. After the Closing, this Agreement may be amended by Stockholders’ Agent and Parent by an instrument in writing signed on behalf of each of Stockholders’ Agent and Parent.

11.6 Fees and Expenses. Except as otherwise set forth in this Agreement, whether or not the transactions contemplated hereby are consummated, each Party to this Agreement will pay its own respective expenses in connection with the negotiation and the consummation of the transactions contemplated by this Agreement.

11.7 Choice of Law/Consent to Jurisdiction. All disputes, claims or controversies arising out of or relating to this Agreement (in contract, tort or otherwise), or the negotiation, validity or performance of this Agreement or the transactions contemplated hereby shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to its rules of conflict of laws. Each of the Company, Merger Sub, Parent and Stockholders’ Agent hereby irrevocably and unconditionally consents to submit to the sole and exclusive jurisdiction of the Chancery Court of the State of Delaware, provided that if (and only after) such courts determine that they lack subject matter jurisdiction over any such legal action, suit or Proceeding, such legal action, suit or Proceeding shall be brought in the Federal courts of the United States located in the State of Delaware (in such order, the “Chosen Courts”), for any litigation arising out of or relating to this Agreement (in contract, tort or otherwise) or the negotiation, validity or performance of this Agreement or the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Chosen Courts and agrees not to plead or claim in any Chosen Court that such litigation brought therein has been brought in any inconvenient forum. Each of the Parties hereto hereby agrees not to commence any such litigation other than before one of the Chosen Courts. Each Party agrees that a final, non-appealable judgment in any action or Proceeding so brought shall be conclusive and may be enforced by suit on the judgment in any court of competent jurisdiction, or in any other manner provided by Law. Each Party agrees that service of summons and complaint or any other process that might be served in any action or Proceeding may be made on such Party by sending or delivering a copy of the process to the Party to be served at the address of the Party and in the manner provided for the giving of notices in Section 11.1. Nothing in this Section 11.7, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law.

11.8 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT (IN CONTRACT, TORT OR OTHERWISE) OR BY THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR THE NEGOTIATION, VALIDITY OR PERFORMANCE HEREOF OR THEREOF.

11.9 Extension; Waiver. At any time prior to the Closing Date, the Parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Parties hereto, (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other Party with any of the agreements or conditions contained herein. Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of the Party against which such waiver or extension is to be enforced. Neither the failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. Waiver of any term or condition of this Agreement by a Party shall not be construed as a waiver of any subsequent breach or waiver of the same term or condition by such Party, or a waiver of any other term or condition of this Agreement by such Party.

11.10 No Agreement Until Executed. Irrespective of negotiations among the Parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a Contract or other arrangement or understanding among the Parties hereto unless and until this Agreement is executed and delivered by all of the Parties hereto.

11.11 Mutual Drafting. The Parties hereto are sophisticated and have been represented by attorneys throughout the transactions contemplated hereby who have carefully negotiated the provisions hereof. As a consequence, the Parties do not intend that the presumptions of Laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Agreement or any agreement or instrument executed in connection herewith, and therefore waive their effects.

11.12 Specific Performance. Parent, Merger Sub, the Company and the Stockholders’ Agent acknowledge and agree that the rights of each Party to consummate the Transactions are unique and recognize and affirm that a Party would be irreparably harmed and such Party would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed by Parent, the Surviving Corporation (after the Closing) or Merger Sub, in the case of the Company (prior to the Closing) and the Stockholders’ Agent, or the Company (prior to the Closing) and the Stockholders’ Agent, in the case of Parent, the Surviving Corporation or Merger Sub, in accordance with their specific terms or were otherwise breached. Accordingly, the Parties agree that any Party shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such Party is entitled at law or in equity.

11.13 Counterparts. This Agreement may be executed in two or more counterparts, which together shall constitute a single agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, .pdf or electronic mail intended to preserve the original graphic and pictorial appearance of the signature shall be effective as delivery of a manually executed original counterpart of this Agreement.

11.14 Third Party Beneficiaries. This Agreement shall be binding upon and inure to the sole benefit of the Parties hereto and their respective successors and permitted assigns, and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable benefit, claim, cause of action, remedy or right of any kind, except as set forth in Section 6.2, Article IX and Section 11.18 which shall inure to the benefit of the Persons expressly referenced therein and benefiting therefrom, who are intended to be third-party beneficiaries thereof, and none of such Sections may be amended, modified or waived in manner adverse to such applicable third-party beneficiary thereof without the consent of such third-party beneficiary.

11.15 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

11.16 ResMed Inc. Guarantee. ResMed Inc. hereby unconditionally and irrevocably guarantees to the Company and Stockholders’ Agent, as primary obligor and not merely as surety, the due, punctual and complete discharge of all payment and performance obligations of Parent and Merger Sub under this Agreement, and all reasonable costs and expenses incurred by the Company and Stockholders’ Agent in connection with their enforcement, if applicable, of the payment obligations of Parent , Merger Sub and ResMed Inc. under this Agreement (collectively, the “Guaranteed Obligations”). To the fullest extent permitted by law, ResMed Inc. hereby expressly and unconditionally waives (a) any and all rights to require the Company and Stockholders’ Agent, as a condition of payment or performance of ResMed Inc. to proceed against the Parent or Merger Sub or pursue any other remedies whatsoever and (b) any defenses or benefits that may be derived from or afforded by law that limit the liability of or exonerate guarantors or sureties, except to the extent that any such defense is available to the Parent. ResMed Inc. may not assign its obligations under this Section 11.16 without the prior written consent of the Stockholders’ Agent. ResMed Inc. agrees to the provisions of Section 11.1, Section 11.7 and Section 11.8 as if it were a party thereto.

11.17 Exclusivity of Representations and Warranties.

(a) Except for the representations and warranties made by the Company in Article III (as modified by the Schedules thereto) and the Officer’s Certificate deliverable under Section 8.1(c), the Company makes no other representation or warranty of any kind or nature, express or implied, at law or in equity, in respect of the Company or any of its Subsidiaries or their respective businesses, assets, liabilities, operations, prospects or condition (financial or otherwise), or the Transactions, and the Company disclaims any other representations or warranties, whether made by the Company or any of its Affiliates, officers, directors, managers, equityholders, employees, agents or Representatives. Except for the representations and warranties contained in Article III (as modified by the Schedules hereto) or the other Transaction Documents, the Company hereby disclaims any other representation or warranty (whether contained in a projection, forecast, statement or information made, communicated or furnished orally or in writing) of any kind or nature, express or implied, to Parent and Merger Sub or their Affiliates or Representatives (including as may be contained in any opinion, information, projection or advice that may have been or may be provided to Parent and Merger Sub by any director, manager, officer, equityholder, employee, agent, consultant or representative of the Company or any of their Affiliates). The Company makes no representations or warranties to Parent or Merger Sub regarding the probable success or profitability of the Company.

(b) Except for the representations and warranties contained in Article IV (as modified by the Schedules hereto) and the Officer’s Certificate deliverable under Section 8.2(c), neither Parent, Merger Sub nor any other Person makes any other representation or warranty, of any kind or nature, express or implied, with respect to Parent, Merger Sub or the Transactions, and Parent and Merger Sub disclaim any other representations or warranties, whether made by Parent, Merger Sub or any of their Affiliates, officers, directors, managers, equityholders, employees, agents or representatives. Except for the representations and warranties contained in Article IV (as modified by the Schedules hereto) or the other Transaction Documents, Parent and Merger Sub hereby disclaim any other representation or warranty (whether contain in a projection, forecast, statement, or information made, communicated or furnished orally or in writing), of any kind or nature, express or implied, to the Company or its Affiliates or representatives or Shareholders (including as may be contained in any opinion, information, projection or advice that may have been or may be provided to the Company by any director, officer, manager, equityholder, employee, agent, consultant or representative of Parent, Merger Sub or any of their respective Affiliates). The Company specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by Parent. The Company is entering into this transaction subject only to the specific representations and warranties set forth in Article IV, the Officer’s Certificate deliverable under Section 8.2(c) or in any Transaction Documents and subject to the specifically bargained-for exclusive remedies as set forth in Article IX.

11.18 No Recourse Against Non-Parties. Notwithstanding anything to the contrary in this Agreement or the other Transaction Documents, (i) all claims or causes of action (whether in contract or in tort or otherwise) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), may be made only against the Persons that are expressly identified as parties hereto and (ii) no Person who is not a named party to this Agreement, including any past, present or future director, officer, employee, incorporator, member, manager, partner, equityholder, Affiliate, agent, trustee, related party, attorney or representative of any named party to this Agreement (“Non-Party Affiliates”), shall have any liability (whether in contract or in tort or otherwise, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any obligations or liabilities arising under, in connection with or related to this Agreement or for any claim based on, in respect of or by reason of this Agreement or its negotiation or execution, and each party hereto waives and releases all such liabilities, claims and obligations against any such Non-Party Affiliates. Non-Party Affiliates are expressly intended as third-party beneficiaries of this provision of this Agreement.

11.19 Legal Representation. Parent and the Company (and the Surviving Corporation after the Effective Time) hereby agree, on their own behalf and on behalf of their managers, directors, members, partners, officers, employees and Affiliates, and each of their successors and assigns (all such parties, the “Waiving Parties”), that Sidley and B&L (or any successor) may represent (a) any or all of the Company and the Stockholders or any of their respective managers, directors, members, partners, officers, employees or Affiliates, or (b) the Stockholders’ Agent, in each case in connection with any dispute, litigation, claim, proceeding or obligation arising out of or relating to this Agreement, the other Transaction Documents or the Transactions (any such representation, the “Post-Closing Representation”) notwithstanding its representation (or any continued representation) of the Company, and each of Parent and the Company (and the Surviving Corporation after the Effective Time) on behalf of itself and the Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest or any objection arising therefrom or relating thereto. Parent, the Company (and the Surviving Corporation after the Effective Time) acknowledge that the foregoing provision applies whether or not Sidley or B&L provides legal services to the Company after the Closing Date. Each of Parent and the Company (and the Surviving Corporation after the Effective Time) for itself and the Waiving Parties, hereby irrevocably acknowledges and agrees that all communications between the Company, the Stockholders and their counsel, including Sidley and B&L, made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or proceeding arising out of or relating to, this Agreement, any other Transaction Documents or the Transactions, or any matter relating to any of the foregoing, are privileged communications between the Company, the Stockholders and such counsel and from and after the Closing neither Parent or the Surviving Corporation nor any Person purporting to act on behalf of or through such Person or any of the Waiving Parties, will seek to obtain the same by any process. From and after the Closing, each of Parent and the Surviving Corporation, on behalf of itself and the Waiving Parties, waives and will not assert any attorney-client privilege with respect to any communication between Sidley or B&L and the Company or any Stockholder occurring prior to the Closing in connection with any Post-Closing Representation.

11.20 Integration; Entire Agreement. This Agreement, the Non-Disclosure Agreement and the other Transaction Documents, together with the Schedules and Exhibits hereto and thereto, and any documents executed by the Parties simultaneously herewith or pursuant thereto, constitutes the entire agreement of the Parties hereto with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings, written and oral, among the Parties with respect to the subject matter hereof and thereof. The Parties have voluntarily agreed to define their rights, liabilities and obligations with respect to the Transactions exclusively in contract pursuant to the express terms and provisions of this Agreement, and the parties hereto expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement. Furthermore, the parties each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations, and all parties specifically acknowledge that no party has any special relationship with another party that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction. The sole and exclusive remedies for any breach of the terms and provisions of this Agreement (including any representations and warranties set forth herein, made in connection herewith or as an inducement to enter into this Agreement) or any claim or cause of action otherwise arising out of or related to the Transactions shall be those remedies available at law or in equity for breach of contract only (as such contractual remedies have been further limited or excluded pursuant to the express terms of this Agreement), and the parties hereby agree that no Party hereto shall have any remedies or causes of action (whether in contract or in tort or otherwise) for any statements, communications, disclosures, failures to disclose, representations or warranties not set forth in this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

BUYER:

RESMED OPERATIONS INC.

By:	/s/ David Pendarvis
Name: David Pendarvis
Title: Director and Secretary

MERGER SUB:

EVOLVED SUB, INC.

By:	/s/ David Pendarvis
Name: David Pendarvis
Title: Director and Secretary

RESMED INC.
(solely for purposes of Section 11.16)

By:	/s/ David Pendarvis
Name: David Pendarvis
Title: CAO, Global General Counsel and Secretary

SIGNATURE PAGE TO

AGREEMENT AND PLAN OF MERGER

COMPANY:

MATRIXCARE HOLDINGS INC.

By:	/s/ John Damgaard
Name: John Damgaard
Title: President and Chief Executive Officer

By:	/s/ James Evans
Name: James Evans
Title: Chief Financial Officer, Treasurer and Secretary

STOCKHOLDERS’ AGENT:

OPE LGI Holdings Limited

By:	/s/ Andrew Peel
Name: Andrew Peel
Title: Director

By:	/s/ Mike Lank
Name: Mike Lank
Title: Director

SIGNATURE PAGE TO

AGREEMENT AND PLAN OF MERGER

EXHIBIT A

Letter of Transmittal

LETTER OF TRANSMITTAL

For Delivery of Class A Common Stock and Class B Common Stock

of

MatrixCare Holdings Inc. (the “Company”) Pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) by and among

ResMed Operations Inc., Evolved Sub, Inc., the Company, for the purposes of Section 11.16 only, ResMed Inc., and, solely in its capacity as the agent acting on behalf of the Stockholders and Company Option Holders as contemplated therein, OPE LGI Holdings Limited (the “Stockholders’ Agent”)

DELIVERY OF THIS LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ON THE LAST PAGE HEREOF WILL NOT CONSTITUTE A VALID DELIVERY

THE INSTRUCTIONS ACCOMPANYING THIS LETTER OF TRANSMITTAL SHOULD BE READ

CAREFULLY BEFORE THIS LETTER OF TRANSMITTAL IS COMPLETED.

BY EXECUTING THIS LETTER OF TRANSMITTAL, THE REGISTERED HOLDER(S) HEREBY AGREE(S) (I) THAT THE STOCKHOLDERS’ AGENT IS DESIGNATED TO SERVE IN THE CAPACITY SET FORTH IN SECTION 2.11 OF THE MERGER AGREEMENT AND (II) TO THE INDEMNIFICATION OBLIGATIONS SET FORTH IN SECTION 9.2 OF THE MERGER AGREEMENT.

NOTE: SIGNATURES MUST BE PROVIDED BELOW

All holders of Company Shares must complete Boxes A and B and sign in Box A. Please also read the “General

Instructions” on page 3.

BOX A – Signature of Registered Holder(s)	BOX B – Certificate(s) Enclosed
Must be signed by all registered shareholders	Share Certificate Number(s) (Attach additional signed list, if necessary)	Number of Shares and Series of Shares: Represented by Each Share Certificate

Signature(s)
Print Name(s) Here
Legal Capacity (If signing on behalf of entity)
Email and/or Telephone Number	Total Shares Surrendered:

☐ Lost Certificates. I have lost my certificate(s)) for __________ shares and require assistance in replacing the shares.

BOX C – Name and Address of Registered Holder(s)		BOX D – One Time Delivery Instructions
Please confirm that your address below is correct or mark any corrections		To be completed ONLY if the check is to be delivered to an address other than that listed in Box C. MAIL TO:
☐ Check if correct	Updated address
Street Address
Unit/Apartment
City, State and Zip Code

NOTE: YOU DO NOT NEED TO SIGN THE BACK OF YOUR STOCK CERTIFICATE.

Please remember to complete and sign the enclosed IRS Form W-9 or, if applicable, a Form W-8BEN or other Form W-8

(see instructions below).

BOX E – New Registration Instructions	BOX F – Medallion Guarantee
To be completed ONLY if the check is to be issued in the name(s) of (or wire transfer made to account of) someone other than the registered holder(s). ISSUE TO:

If (and only if) you have completed Box E, or all registered holders are not listed on the bank account provided in Box G (if you elected a wire payment) your signature must be
Medallion Guaranteed by an eligible financial institution

Note: A notarization by a notary public is not acceptable
Name
Street Address
City, State and Zip Code

BOX G – Optional Bank Wire Instructions

NOTE: This wire request is optional. If the name on the bank account does not include all registered holders, a medallion guarantee is required in Box F. If you complete Box G and any of the information is incomplete, illegible or otherwise deficient, you will receive a check for your proceeds. In connection with the above referenced merger, please wire the entitled funds as follows:

*ABA Routing Number
Bank Name
Bank Address
Name on Bank Account
Bank Account Number
For Further Credit To Name
For Further Credit To Account Number
SWIFT Code (if applicable/foreign)
IBAN (if applicable/foreign)

By completion of Box G, the registered holder(s) hereby agree(s) that the above wire instructions are true and correct and by endorsing this Letter of Transmittal the person authorized to act on behalf of this account is directing Wilmington Trust, N.A. as Paying Agent to make payment of the merger consideration represented by this Letter of Transmittal to the bank account listed above.

*The ABA Routing Number for “incoming FED WIRES” is in many times different than the ABA Routing Number used for direct deposit or the ABA Routing Number on the bottom of your check or deposit slip. Please always check with your bank to obtain the correct ABA Routing Number and wire instructions.

Wilmington Trust, N.A. will use the payment provided in Box C “New Registration Instructions” and/or Box G “Optional Wire Instructions” for any future payments unless a new Letter of Transmittal is completed to update such payment instructions.

General Instructions

Please read this information carefully.

•	BOX A – Signatures: All registered holders must sign as indicated in Box A. If you are signing on behalf of a registered holder or entity your signature must include your legal capacity.

•

BOX B – Certificate Detail: List all certificate numbers and Shares submitted in Box B. If your certificate(s) are lost, please check the appropriate box below Box A, complete the Letter of Transmittal and return the Letter of Transmittal to Wilmington Trust, N.A. You will be contacted if a fee and/or additional documents are required to replace lost stock certificate(s). You do not need to sign the back of your stock certificate. Originals are required for valid presentment.

•

BOX C – New Registration: Provide the new registration instructions (name and address) in Box C if your payment is to be made to anyone other than the registered holder of your Shares. Signature must be that of the new registration indicated. All changes in registration require a Medallion Signature Guarantee. Joint registrations must include the form of tenancy. Custodial registrations must include the name of the custodian (only one). Trust account registrations must include the names of all current acting trustees and the date of the trust agreement. If your payment is to be made to anyone other than the registered holder of your Shares and this transaction results in proceeds at or above $14,000,000.00 in value to such party, please contact Wilmington Trust, N.A. at the number listed below. Wilmington Trust, N.A. will make all future payments (if any) to this new registration unless the payment instructions are updated by the new registered holder prior to any additional payment.

•	BOX D – One Time Delivery: Any address shown in Box D will be treated as a one-time only mailing instruction, and your address in Box E will be used for any future payments and communications.

•

BOX E – Current Name and Address of Registered Holder: Please confirm that the address here is the address that should be used for all future communications and payments. If your permanent address should be changed on Wilmington Trust, N.A. records, please make the necessary changes in Box E. If your permanent address should change in the future, please notify Wilmington Trust, N.A. at the number listed below.

•

BOX F – Signature Guarantee: Box F (Medallion Guarantee) only needs to be completed if the name on the check, or on the account to which funds will be transferred, will be different from the current registration shown in Box E. This guarantee is a form of signature verification which can be obtained through an eligible financial institution such as a commercial bank, trust company, securities broker/dealer, credit union or savings institution participating in a Medallion program approved by the Securities Transfer Association.

•

BOX G – Wire Instructions: To elect a bank wire transfer please complete Box G in its entirety. A bank wire transfer, rather than payment by check, will help to expedite your receipt of the funds. Please contact your bank for questions regarding the appropriate bank routing number and account number to be used.

•

IRS Form W-9 or Form W-8: If the person receiving payment for the Shares is a “U.S. person” (see definition below), complete and sign the enclosed IRS Form W-9 to certify the payee’s tax identification number (“TIN”). Please provide the social security or employer identification number of the person or entity receiving payment for the above described Shares and sign and date the form. If the certificate(s) evidencing your shares are in more than one name or are not in the name of the actual owner, consult the enclosed IRS Form W-9 guidelines or a tax advisor for additional guidance on which number to report. If the person receiving payment for the Shares is not a “U.S. person,” complete and sign an applicable IRS Form W-8 (usually, IRS Form W-8BEN). IRS Forms W-8 may be obtained at www.irs.gov or by calling 1-800-829-3676.

Failure to provide a properly completed and signed IRS Form W-9 or a properly completed and signed IRS Form W-8BEN or other applicable Form W-8 may result in backup withholding under U.S. tax laws on any Merger Consideration payments and may result in a penalty imposed by the U.S. Internal Revenue Service.

The material contained herein does not constitute tax advice and, therefore, cannot be used, and was not intended or written to be used, for the purpose of avoiding any federal tax penalties that the Internal Revenue Service may attempt to impose.

•

Stock Transfer Taxes: If payment is to be made to any person other than the registered holder, or if surrendered certificates are registered in the name of any person other than the person(s) signing the Letter of Transmittal, the amount of any stock transfer taxes (whether imposed on the registered holder or such person) payable as a result of the transfer to such person will be deducted from the payment for such securities if satisfactory evidence of the payment of such taxes, or exemption therefrom, is not submitted. Except as provided herein, it will not be necessary for transfer tax stamps to be affixed to the certificates listed in the Letter of Transmittal.

•

Definition of “U.S. Person”: For federal tax purposes, you are considered a U.S. person if you are (1) An individual who is a U.S. citizen or U.S. resident alien, (2) A corporation (including an entity taxable as a corporation for United States federal income tax purposes) or partnership (including an entity taxable as a partnership for United States federal income tax purposes) created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia (3) An estate the income of which is subject to United States federal income tax regardless of its source, or (4) A domestic trust (as defined in U.S. Treasury Regulations section 301.7701-7).

•	Deficient Presentments: If you request a registration change that is not in proper form, the required documentation will be requested from you and this will delay processing of any funds.

•

Returning Certificates: Return this Letter of Transmittal, with the certificate(s) to be exchanged for your portion of the Merger Consideration only to Wilmington Trust, N.A. at the address below. The method of delivery is at your option and your risk, but it is recommended that documents be delivered via a registered method, insured for 2% of the value of your Shares.

By Mail to

Wilmington Trust, N.A.

Attention M&A Team

Suite 1290

50 South 6th Street

Minneapolis, MN 55402

For additional information please contact our Shareholder Services team at 612-217-5664 or Equityholdercontact@wilmingtontrust.com

EXHIBIT B

Paying Agent Agreement

WILMINGTON TRUST, NATIONAL ASSOCIATION

PAYING AGENT AGREEMENT

This Paying Agent Agreement dated as of November [•], 2018 (this “Agreement”) is entered into by and among ResMed Operations Inc., a Delaware corporation (the “Parent”), OPE LGI Holdings Limited, a Canadian private company (“Stockholders’ Agent”), and Wilmington Trust, National Association, a national association, as paying agent (the “Paying Agent”).

WHEREAS, pursuant to the terms of an Agreement and Plan of Merger dated November 5, 2018 (the “Merger Agreement”) by and among Parent, Evolved Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), MatrixCare Holdings Inc., a Delaware corporation (the “Company”) and, solely in its capacity as the agent acting on behalf of the Holders (as defined below) as contemplated by the Merger Agreement, Stockholders’ Agent, the Merger Sub shall be merged with and into Company at the Effective Time (the “Merger”), with the Company as the surviving entity (the “Surviving Corporation”) in the Merger and becoming a wholly-owned subsidiary of Parent.

WHEREAS, by virtue of the Merger, at the Effective Time (as such term is defined in the Merger Agreement) of the Merger, among other things, the holders of the Company’s Class A Common Stock and Class B Common Stock (collectively, the “Holders”) are entitled to receive merger consideration in the form of cash.

WHEREAS, to be eligible to receive payment of the Merger Consideration, Holders are required to complete and submit certain documentation in the form of a Letter of Transmittal and such additional documentation as may be required. The administering, solicitation, receipt, review and processing of Letters of Transmittal and additional documentation is referred to as Letter of Transmittal processing (“Letter of Transmittal Processing”).

WHEREAS, pursuant to the Merger Agreement, the Parent and the Stockholders’ Agent have appointed Wilmington Trust, National Association as “Escrow Agent” under that certain Escrow Agent Agreement dated of even date herewith by and among Parent, Stockholders’ Agent and the Escrow Agent.

WHEREAS, Parent desires that the Paying Agent act as its agent for the purpose of administering the Letter of Transmittal Process and distributing cash to eligible Holders; and

NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE I

Section 1.1 Appointment and Acceptance of Paying Agent. The Parent and the Stockholders’ Agent hereby appoint the Paying Agent to act in accordance with the instructions set forth in this Agreement. The Paying Agent hereby accepts such appointment and agrees to be bound by and comply with the terms of this Agreement.

Section 1.2 Establishment of Account(s). The Paying Agent will establish a non-interest bearing account and such other accounts as it may reasonably require from time to time (such accounts being referred to herein collectively as “Accounts”) to hold funds for the benefit of Holders (the “Payment Fund”). The Payment Fund shall not earn interest.

Section 1.3 Deposit of Merger Consideration Amount. As soon as practicable on or before the Effective Time, the Parent shall deposit with the Paying Agent cash in immediately available funds sufficient to pay the Merger Consideration (the “Initial Merger Consideration”) to Holders on account of their securities in accordance with this Agreement and the Merger Agreement.

Section 1.4 Deposit of Additional Amounts. Additional amounts to the Payment Fund may be deposited to the Account(s), from time to time, by the Escrow Agent or Parent (such additional deposits being herein referred to as “Additional Amounts”). Such Additional Amounts shall be disbursed in accordance with Schedule A and as directed in writing by Parent and Stockholders’ Agreement.

ARTICLE II

Section 2.1 Holder Records. The Parent has delivered to the Paying Agent the Holder records and information set forth on Schedule A hereto, which includes:

(a)	a complete and correct listing of Holders as of the Effective Time and identifying with specificity for each Holder:

(i)	name, address, email address and telephone number (for electronic submissions if applicable);

(ii)

the specific Holder securities owned, including for each certificated stock, the certificate number(s), the face amount(s) evidenced on such certificate(s), the date(s) of issuance stated on such certificate(s);

(iii)	the payment amount for each share expressed in dollar amounts along with the pro rata percentage ownership of each share holding;

(iv)

for purposes of 1099-B tax reporting, any “covered securities” (defined in Section 6045 of the Code) (1) designated as “Covered Securities” (2) such date the covered security was acquired and (3) such covered security’s acquisition price for the purpose of reporting cost basis reporting for such covered security.

(b)

The Paying Agent is entitled to rely solely on the Holder information set forth on Schedule A in the performance of its obligations under this Agreement, including (i) receiving and acting on any Letter of Transmittal received from a Holder, whether in paper form or electronically through the Wilmington Trust FASTTRACK website; (ii) in inviting any Holder to access the Wilmington Trust FASTTRACK website and submit information and other documentation to the Paying Agent through that website; and (iii) in receiving payment instructions from Holders, whether the payment is to such Holder or to third parties as directed by such holder.

(c)

The Stockholders’ Agent has designated a complete and correct list of dissenters (“Dissenters”) in Schedule A along with instructions as to the disposition of such Dissenters’ Shares should they be presented to the Paying Agent for exchange. The Paying Agent shall have no obligation to notify Dissenters, if any, of the effectiveness of the merger or otherwise any other form of notice or direction as may be required by law.

2

ARTICLE III

Section 3.1 Electronic Letter of Transmittal Platform Set-Up and Invitation.

(a)

As soon as practicable after the Effective Time of the Merger, if requested by Parent or Stockholders’ Agent, the Paying Agent shall set-up its Wilmington Trust FASTTRACK electronic platform using the letter of transmittal language substantially the form of Exhibit A hereto. The electronic platform provides for Holders to complete their Letter of Transmittal Process electronically. The Parent understands and acknowledges that certain limitations may apply to Holders and Holder submissions utilizing the electronic platform. In the event a Holder is unable to access or utilize the electronic platform for any reason, the Paying Agent will provide such Holder with a physical Letter of Transmittal. The electronic platform provides Holders with the option to request payment be made by wire transfer to the wire remittance instructions such Holder provides (“Optional Wire Instructions”) as election by each Holder.

(b)

The Paying Agent shall send a series of emails to each Holder email address designated on Schedule A, to invite such Holder to register and log-into the Wilmington Trust FASTTRACK website to complete such Holder’s Letter of Transmittal process and document submission electronically.

Section 3.2 Mailing Physical Letters of Transmittal. As soon as practicable after the Effective Time of the Merger, if requested by Parent or Stockholders’ Agent, the Paying Agent shall send, or cause to be sent to each Holder whom is unable utilize the electronic platform our whom wished to receive a physical Letter of Transmittal, (a) a Letter of Transmittal, in substantially the form attached as Exhibit B, to each Holder, as set forth on Schedule A. The Letter of Transmittal provides Holders with the option to provide Optional Wire Instructions and advises such Holder of the terms of, and procedure for, surrendering to the Paying Agent share(s) for payment of cash.

Section 3.3 Receipt and Review of Letters of Transmittal. The Paying Agent will review all Letters of Transmittal delivered or mailed to the Paying Agent by Holders to ascertain that (i) the Letters of Transmittal are properly completed and duly executed in accordance with the instructions set forth therein, (ii) no stop transfer instructions are outstanding against such certificates as set forth in Schedule A, (iii) the certificates have been delivered to the Paying Agent, where required, and are otherwise in proper form for surrender, (iv) any other documents contemplated by a Letter of Transmittal are properly completed and duly executed in accordance with the Letter of Transmittal, (v) such shares do not constitute Dissenters’ Shares as set forth in Schedule A, and (vi) no payment pursuant to the Merger Agreement was previously made with respect to such shares as set forth in Schedule A.

Section 3.4 Deficient and/or Incomplete Letters of Transmittal. In cases where the Letter of Transmittal has been improperly completed or executed, or where the shares presented are not in proper form for transfer, or if some other irregularity exists in connection with their surrender the Paying Agent will consult with Parent the Stockholders’ Agent or their counsel on taking such actions as are necessary to cause such irregularity to be corrected.

Section 3.5 Lost, Stolen or Destroyed Certificates. If any Holder shall report that his, her or its failure to surrender any certificate or certificates representing shares registered in his, her or its name is due to the loss, theft, misplacement or destruction of such certificate or certificates, the Paying Agent may require such Holder to furnish an affidavit of lost certificate (“Affidavit of Lost Certificate”) in substantially the form attached as Exhibit C before delivering to such Holder or its transferee the merger consideration to which it is entitled. Parent acknowledges the requirement for “sufficient indemnity bond” under Uniform Commercial Code 8-406 and acknowledges the sufficient indemnity bond to be zero so that upon receipt of a notarized, original, Affidavit of Lost Certificate executed by the Holder, Paying Agent is directed to make payment without further review or authorization by Parent or Stockholders’ Agent.

3

Section 3.6 Submission of Certificates by Holders Not of Record but Who Have Acquired Their Shares in Due Course. Certain stock certificates may be tendered by Holders who are holders in due course but are not registered holders. Upon submission of such a certificate duly endorsed or with assignments duly executed by the registered holder (or his, her or its duly appointed agent, attorney, executor, administrator, guardian or other fiduciary), together with the requisite medallion guarantee of signature (and evidence of authority if appropriate) if such certificate is accompanied by a duly completed and executed Letter of Transmittal, the Paying Agent will be entitled to treat such certificate as if surrendered by the registered holder thereof. The same process will be required for any subsequent assignments after the initial closing payments have been made.

Section 3.7 Handling of Surrendered Certificates. The Paying Agent will electronically image each stock certificate surrendered. The Paying Agent will maintain a record of Holders who have surrendered their stock, and at the request of Parent or the Stockholders’ Agent provide this list to the Company or Stockholders’ Agent. The Paying Agent will also make available to Parent or Stockholders’ Agent such other information as it may have in its possession and as they may reasonably request from time to time. The Paying Agent is hereby authorized to destroy any original stock certificates surrendered.

Section 3.8 Re-Sending of Letters of Transmittal. Upon request by the Parent or Stockholders’ Agent, the Paying Agent shall send a second e-mail invitation to FASTTRACK or a physical Letter of Transmittal to Holders that have failed to tender their stock for exchange.

Section 3.9 Request for Information by Holders. The Paying Agent will promptly respond to any telephone, email or mail requests for information relating to the Letter of Transmittal Process and the payment of cash therefor.

ARTICLE IV

Section 4.1 Payment of Initial Merger Consideration. The Paying Agent is hereby authorized and directed to make payments in accordance with Schedule A to any Holder that have submitted a properly completed Letter of Transmittal, including any and all other required documentation.

Section 4.2 Payment by Check. Parent and Stockholders’ Agent hereby authorize and direct the Paying Agent, consistent with this Agreement and the Letter of Transmittal to make payment by a check issued from a bank-owned DDA and delivered by first class mail to each Holder who has properly submitted a completed Letter of Transmittal, including any and all required information, documentation and certificates. Checks shall be made payable in the name of the Holder as set forth on Schedule A or to such person whose name has been specified in the “New Registration Instructions” contained in the Letter of Transmittal.

Section 4.3 Optional Wire Instructions. In the event a Holder provides wire remittance instructions in the Optional Wire Instructions section of the Letter of Transmittal, the Parent and Stockholders’ Agent hereby authorize and direct the Paying Agent to make payment by wire transfer in accordance with such Holder’s wire remittance instructions provided in the Optional Wire Instructions box or FASTTRACK field without any further documentation, authentication or verification from the Holder or other party.

4

Section 4.4 Payment of Additional Amounts. Any payments of Additional Amounts will be paid to Holders who have properly submitted a Letter of Transmittal and any and all other required documentation, upon written direction of Parent and Stockholders’ Agent, delivery of the funds from the Escrow Agent or Parent to the Paying Agent for purpose of payment to Holder and receipt by the Paying Agent of an updated form of Schedule A to include the pro-rata portion of each Additional Amount expressed as a dollar amount for each Holder.

Section 4.5 Payment of Interest. If any portion of any Additional Amount(s) is to be characterized as interest, Parent and Stockholders’ Agent will jointly provide a breakdown of the dollar amount of principal and the dollar amount to be characterized as interest prior to the payment by the Paying Agent to any Holder under this Agreement. Parent and Stockholders’ Agent will also jointly provide written direction prior to payment if any amount characterized as interest is not considered portfolio interest. If no such breakdown is provided by Parent and Stockholders’ Agent, the Paying Agent will assume the entire payment is not portfolio interest or any other type of interest or other income that is exempt from Non Resident Alien “NRA” tax withholding under any provisions of the Code.

Section 4.6 Changes to Payment Instructions.

(a)

If a Holder wants to change payment instructions provided in a physical Letter of Transmittal and on file with the Paying Agent, the Paying Agent may require the Holder to complete a blank Letter of Transmittal to update the payment method.

(b)

If a Holder wants to change payment instructions previously provided electronically on Wilmington Trust FASTTRACK and on file with the Paying Agent, the Paying Agent will perform a call-back to such Holder to confirm the change in payment instructions using the telephone number in Schedule A. The Paying Agent shall be under no obligation to recognize a change in Payment Instructions unless a call back confirming the change has been completed to the satisfaction of the Paying Agent.

Section 4.7 Change of Payee. The Holder may direct the Paying Agent to make payments to another person or entity by assigning the right to receive additional amounts to such person or entity in a blank Letter of Transmittal. The Paying Agent will require the Holder to obtain a medallion guarantee or provide other documentation to support its capacity to sign.

Section 4.8 Security Procedures.

(a)

A Holder may only deliver to Paying Agent an instruction containing wire transfer details for the payment of funds hereunder (together, “Wire Instruction”) (i) by electronically completing the Optional Payment Instruction box through Wilmington Trust FASTTRACK or (ii) by completing the Optional Payment Instruction box on a physical Letter of Transmittal and submitting the original Letter of Transmittal to the Paying Agent by mail or courier.

(b)

Paying Agent shall have no obligation or duty to act upon any Wire Instruction purportedly delivered to Paying Agent by a Holder unless such Wire Instruction (i) is submitted electronically to Paying Agent through Wilmington Trust FASTTRACK using the agreed security procedures set forth in this Section 4.8 or (ii) is in writing, signed by or on behalf of the Holder and delivered in original form to, and able to be authenticated by, the Paying Agent in accordance with this Section 4.8.

5

(c)

Paying Agent shall have no responsibility or liability for any losses or damages of any nature that may arise from any action taken or not taken by Paying Agent in reliance on a Wire Instruction, as a result of Holder’s reliance upon or use of any particular method of delivering a Wire Instruction to Paying Agent, including the risk of interception of such instruction and misuse by third parties.

(d)

The parties hereby agree that if the Wilmington Trust FASTTRACK website is used to deliver the Wire Instruction to Paying Agent, the following security procedures shall be used: User I.D., password and other authentication factors that Paying Agent may require, from time to time, in order to access Wilmington Trust FASTTRACK.

(e)

The parties acknowledge and agree that given their particular circumstances, including the nature of its business, the size, type and frequency of its instructions, transactions and files, internal procedures and systems, the alternative security procedures offered by Paying Agent (e.g., in-person delivery of the Wire Instruction to Paying Agent) and the security procedures in general use by other customers and banks similarly situated, the security procedures set forth in this Section 4.8 are a commercially reasonable method of verifying the authenticity of a payment order in the Wire Instruction.

(f)

Paying Agent is authorized to execute, and Parent and the Stockholders’ Agent expressly agrees to be bound by any payment order in the Wire Instruction issued in Holder’s (or his, her or its authorized representative’s) name (and associated funds transfer) (i) that is accepted by Paying Agent in accordance with the security procedures set forth in this Section 4.8, whether or not authorized by Holder and/or (ii) that is authorized by or on behalf of Holder or for which Holder is otherwise bound under the law of agency, whether or not the security procedures set forth in this Section 4.8 were followed, and to debit any relevant account at Paying Agent for the amount of the payment order amount. Notwithstanding anything else, Paying Agent shall be deemed to have acted in good faith and without gross negligence or willful misconduct if Paying Agent is authorized to execute the payment order under this Section 4.8. Any action taken by Paying Agent pursuant to this paragraph prior to Paying Agent’s actual receipt and acknowledgement of a notice of revocation, cancellation or amendment of Wire Instruction shall not be affected by such notice.

(g)

The security procedures set forth in this Section 4.8 are intended to verify the authenticity of a payment order in a Wire Instruction provided to Paying Agent and are not designed to, and do not, detect errors in the transmission or content of any payment order. Paying Agent is not responsible for detecting an error in a payment order, regardless of whether any party believes the error was apparent, and Paying Agent is not liable for any damages arising from any failure to detect an error.

(h)

When instructed to credit or pay a recipient account and/or recipient bank by both name and a unique numeric or alpha-numeric identifier (e.g. account number and ABA number), Paying Agent, and any other banks participating in the funds transfer, may rely solely on the numerical or alpha-numeric identifier, even if it identifies a recipient and/or recipient bank that is different than the recipient or recipient bank named. Parent and Stockholders’ Agent agree to be bound by the rules of any funds transfer network used in connection with any payment order accepted by Paying Agent hereunder.

6

(i)

Paying Agent shall not be obliged to make any payment requested in a Wire Instruction if it is unable to validate the authenticity of the request by the security procedures set forth in this Section 4.8. Paying Agent’s inability to confirm a payment order may result in a delay or failure to act on that payment order. Notwithstanding anything else in this Agreement, Paying Agent shall not be required to treat a payment order as having been received until Paying Agent has authenticated it pursuant to the security procedures in this Section 4.8 and shall not be liable or responsible for any losses or liability arising in connection with such delay or failure to act.

(j)

In the event any other funds transfer instructions are directed by the Parent, the Paying Agent is authorized to obtain confirmation of such funds transfer instructions by means of a telephone call-back to one of the Authorized Company Representatives at the telephone number(s) listed in Section 8.4 below. The Paying Agent may rely upon the confirmation of anyone purporting to be that Authorized Company Representative at the telephone number(s) listed. The persons and telephone numbers designated for call-backs may be changed only in a writing executed by Authorized Representatives of the applicable party and actually received by Paying Agent via facsimile or as a PDF attached to an email. No funds will be disbursed until an Authorized Company Representative is able to confirm such instructions by telephone callback. The Paying Agent and the beneficiary’s bank in any funds transfer may rely solely upon any account numbers or similar identifying numbers provided by the parties and confirmed by an Authorized Company Representative.

(k)

The parties acknowledge that there are certain security, corruption, transmission error and access availability risks associated with using open networks such as the Internet and the parties hereby expressly assume such risks.

ARTICLE V

Section 5.1 Tax Certifications and Reporting. The Paying Agent will perform tax reporting on behalf of the Company in accordance with the following:

(a)	As part of the Letter of Transmittal process, the Paying Agent will solicit an IRS Form W-9 or W-8 from each Holder as part of the Letter of Transmittal process.

(b)

The Paying Agent will solicit any additional information in connection with IRS Form W-8 as the Paying Agent may require or deem necessary pursuant to Chapters 3 and 4 of the Internal Revenue Code, as amended and effective, and the Treasury regulations promulgated thereunder;

(c)

The Parent and the Stockholders’ Agent agree and acknowledge that the Paying Agent’s duties are purely ministerial and upon the express written direction of the Parent and is not the “Payor”, “Middleman” or “Broker” on behalf of the Parent as defined in Chapters 3, 4, 24 and 61 of the Code, Title 26, United States Code, but is instead an agent on behalf of the Parent to report payments from the Payment Fund on behalf of the Parent in accordance with this Agreement. The

7

Paying Agent will apply federal and state backup withholding as required by federal and state law and regulations on the applicable reportable date for any Holder who has not provided a TIN or certified TIN, as required, for the solicitations under Section 5.1 above;

(d)	The Parent hereby directs that the Paying Agent report, and the Paying Agent shall timely report, as indicated:

(1)

Payments to Holders shall be prepared and transmitted on IRS Form 1099-B for any US persons (actual or presumed). The Parent hereby directs the Paying Agent to apply the cost basis reporting information set forth in Schedule A for securities that are identified as “covered”. The Paying Agent may prepare 1099-B based on the information set forth in Schedule A and the Paying Agent shall have no responsibility whatsoever to independently verify the accuracy of such information. In the case of any securities listed on Schedule A that are not identified as “covered” securities, as defined in Section 6045(g) of the Code and as to which Schedule A does not include all necessary information required to report accurate cost basis, such securities shall be treated as non-covered securities when reported.

(2)	Payments of Additional Amounts will be reported as directed jointly in writing by Parent and the Stockholders’ Agent.

(3)

Parent and Paying Agent acknowledge that, pursuant Code Section 865(a)(2), merger consideration paid on account of corporate shares is sourced to the residency of the selling shareholder. As such, merger consideration, when paid to NRA holders, is characterized as foreign source gross proceeds. The Paying Agent and Parent acknowledge that foreign source gross proceeds are not subject to withholding and reporting under Chapter 3 of the Code. The Paying Agent and Parent further acknowledge that such payments may be considered gross proceeds from the sale of assets that could produce U.S. source fixed, determinable, annual, or periodic (“FDAP”) income, and that, in accordance with Reg. 1.1473-1(a) and Notice 2015-66, 2014-41 I.R.B. 541, such payments are subject to withholding and reporting on Form 1042-S beginning January 1, 2019. In consideration of the preceding authority, Parent and Paying Agent acknowledge that payments of gross proceeds to NRA holders, as determined through the submission of adequate Form W-8 documentation upon which the Paying Agent may rely to establish foreign beneficial ownership, are not subject to withholding or reporting on Form 1042-S so long as the payment is made prior to January 1, 2019.

(e)

Indemnification. Parent and the Stockholders’ Agent (solely on behalf of the Holders) and in its capacity as the Stockholders’ Agent, not in its individual capacity) shall indemnify, defend and hold the Paying Agent harmless from and against any tax, late payment, interest, penalty or other cost or expense that may

8

be assessed against the Paying Agent arising out of or in connection with the performance of the Paying Agent’s obligations under the terms of this Article V unless such tax, late payment, interest, penalty or other expense was directly caused by the gross negligence or willful misconduct of the Paying Agent, provided that such indemnification for any tax, late payment, interest, penalty or other cost or expense shall be borne one half by the Parent and one half by the Stockholders’ Agent (solely on behalf of the Holders) and in its capacity as the Stockholders’ Agent, not in its individual capacity). The indemnification provided by this section is in addition to the indemnification provided in Section 8.6 below and shall survive the resignation or removal of the Paying Agent and the termination of this Agreement.

ARTICLE VI

Section 6.1 Unclaimed Property Administration. The Paying Agent will initiate unclaimed property reporting services for unclaimed shares and related cash distributions, which may be deemed abandoned or otherwise subject to applicable unclaimed property law or regulation. Such services may include preparation of unclaimed property reports, delivery of abandoned property to various states, completion of required due diligence notifications, responses to inquiries from owners, and such other services as may reasonably be necessary to comply with applicable unclaimed property laws or regulations.

Section 6.2 Information about Unclaimed Property. Parent and the Stockholders’ Agent shall assist the Paying Agent and provide such cooperation as may reasonably be necessary in the performance of the services hereunder including delivery to the Paying Agent of any and all such unclaimed property related to the Holders transaction which may not otherwise be in the Paying Agent’s possession.

Section 6.3 Inquiries about Unclaimed Property. The Paying Agent shall assist Parent or the Stockholders’ Agent in responding to inquiries from administrators of state unclaimed property law or regulation regarding reports filed on the Company’s behalf or in response to requests to confirm the name of a reclaiming owner. The Paying Agent shall exercise reasonable efforts to obtain release agreements from the various states offering such release agreements with respect to reports and abandoned property delivered to them and indemnification agreements from those states willing to provide them.

Section 6.4 Remittance of Unclaimed Property. The Paying Agent or its duly appointed agent shall timely remit unclaimed funds to the appropriate state or jurisdiction, as provided for under applicable unclaimed property law or regulation. The Paying Agent shall provide such reports regarding unclaimed property services hereunder as Parent may reasonably request from time to time.

ARTICLE VII

Section 7.1 Advice of Counsel.

(a)

Advice in Case of Defective Submission. The Paying Agent is authorized to cooperate with and furnish information to Parent and shall seek and follow, and may rely upon, advice of Parent or its counsel with respect to any action to be taken by the Paying Agent if the Paying Agent receives any of the following:

(i)	any request for payment with respect to certificates claimed to be lost or stolen;

9

(ii)	any submission of stock certificates not accompanied by a duly completed and executed Letter of Transmittal;

(iii)	any request that payment be made to any person other than the registered holder thereof (except as provided for in Section 4.7 above); or

(iv)

any request by a Holder that the Paying Agent take any action other than that specified in this Agreement with respect to the exchange of his or her capital stock for cash or payments of Escrow Amounts.

(b)

Advice in Other Cases. Notwithstanding the provisions of Section 7.1(a) above, the Paying Agent may, when the Paying Agent reasonably deems it desirable and after prior consultation with Parent or the Stockholders’ Agent, seek advice of the Paying Agent’s own legal counsel in connection with the Paying Agent’s services as Paying Agent hereunder and the Paying Agent shall be entitled in to rely in good faith upon any such advice received in writing and to be compensated for the reasonable and documented out-of-pocket fees and expenses of such external legal counsel.

ARTICLE VIII

Section 8.1 Merger Agreement. Parent and the Stockholders’ Agent acknowledge that the Paying Agent is not a party to the Merger Agreement, and not bound by, the terms contained therein.

Section 8.2 Fees and Expenses. Parent will pay or cause to be paid to the Paying Agent fees for the Paying Agent’s services hereunder as set forth in Exhibit D attached hereto, payable upon Closing. All out-of-pocket costs not contemplated by Exhibit D will be reimbursed to the Paying Agent by Parent upon receipt of an invoice; provided that any such costs will first be approved the Parent and the Stockholders’ Agent prior to the Paying Agent incurring such costs. Such costs, all of which must be pre-approved by the Parent and the Stockholders’ Agent, may include, but are not limited to, postage, mail insurance, stationery and supplies, checks, envelopes, paper stock and reasonable and documented out-of-pocket fees and expenses of external counsel. Paying Agent agrees that it will endeavor to obtain competitive rates for out-of-pocket costs.

Section 8.3 Timeliness and Accuracy of Records. The Paying Agent’s agreement to the terms and conditions of this Agreement and the fee schedule attached assumes that the records of the Company or its transfer agent are accurate, received in a timely fashion and in good order so that conversion of the records may be completed efficiently and additional balancing and/or correcting of the records shall not be not required. If the records are received late, or are inaccurate, incomplete and/or otherwise not in good order, the mailing of materials and payments to the Holders may be delayed and additional fees may apply for time spent correcting and/or balancing the records; provided that the Paying Agent shall promptly notify if such records have been received late and whether any additional fees may apply.

Section 8.4 Authorized Company Representatives. Each of the following is authorized by Parent to give the Paying Agent any further instructions in connection with the Paying Agent acting as Paying Agent hereunder:

Name	Title/Entity Name	E-mail	Phone Number

10

Each of the following is authorized by Parent to correct any inconsistencies as it relates to the records provided in Section 2.1 hereto:

Name	Title/Entity Name	E-mail	Phone Number

Section 8.5 Reliance upon Certificates, Instructions. The Paying Agent shall be protected in relying and acting, or refusing to act, without further investigation upon any certificate or certification, instruction, direction, statement, request, consent, agreement, records, or other instrument (collectively “Certificates and Instructions”) whatsoever furnished to the Paying Agent by an authorized representative of Parent or the Stockholders’ Agent, not only as to its due execution and validity and the effectiveness of its provisions, but also as to the truth and accuracy of any information therein contained, which the Paying Agent shall in good faith believe to be genuine or to have been signed or presented by a proper person or persons. The Paying Agent shall have no responsibility or liability for the accuracy or inaccuracy of such Certificates and Instructions.

Section 8.6 Indemnification. Parent and the Stockholders’ Agent (solely on behalf of the Holders and in its capacity as the Stockholders’ Agent, not in its individual capacity) will indemnify, defend, protect and hold harmless the Paying Agent from and against any and all losses, liabilities, costs, damages or expenses, including, without limitation, reasonable attorneys’ fees and expenses, incurred or made, arising out of or in connection with the performance of the Paying Agent’s obligations under the provisions of this Agreement, including but not limited to, acting, or refusing to act, in reliance upon any signature, endorsement, assignment, certificate, order, request, notice, report, instructions, record, including but not limited to records concerning tax certification and cost basis information provided to it, or other instrument or document believed by the Paying Agent in good faith to be valid, genuine and sufficient; provided, however, such indemnification (i) shall not apply to any such act or omission finally adjudicated to have been directly caused by the willful misconduct or gross negligence of the Paying Agent and (ii) for all losses, liabilities, costs, damages or expenses shall be borne one half by the Parent and one half by the Stockholders’ Agent (solely on behalf of the Holders and in its capacity as the Stockholders’ Agent, not in its individual capacity). The Paying Agent shall be under no obligation to institute or defend any action, suit, or legal proceeding in connection herewith or to take any other action likely to involve the Paying Agent in expense, unless first indemnified to the Paying Agent’s satisfaction. The indemnities provided by this paragraph shall survive the resignation or removal of the Paying Agent or the termination of this Agreement. Anything in this Agreement to the contrary notwithstanding, in no event shall the Paying Agent be liable directly or indirectly, for any (i) damages, losses or expenses other than damages, losses or expenses which have been finally adjudicated to have directly resulted from the Paying Agent’s gross negligence or willful misconduct, or (ii) indirect, special, incidental, punitive or consequential losses or damages of any kind whatsoever (including but not limited to lost profits), whether or not foreseeable, even if the Paying Agent has been advised of the possibility of such damages or losses and regardless of the form of action.

Section 8.7 Term. Parent, Stockholders’ Agent and the Paying Agent agree that, unless terminated in writing by the parties with 30 calendar days’ notice, this Agreement shall terminate either upon completion of the exchange of all shares and other payments subject to this Agreement and all payments of Additional Amounts have been made or upon completion of all unclaimed property reporting and escheatment obligations arising in connection with this Agreement. The Parent and Stockholders’ Agent shall notify the Paying Agent, in writing, if no Additional Amounts will be required. If after three years any shares remain unexchanged or other payments remain unpaid, then the Parent and Stockholders’ Agent may instruct the Paying Agent to deliver to Parent or its designated successor or assign cash that has been deposited with the Paying Agent pursuant to this Agreement in respect of such unexchanged shares. Thereafter, Parent shall be responsible for compliance with unclaimed property obligations.

11

Section 8.8 Amendments, etc. No provision of this Agreement may be changed, waived, discharged or terminated except by an instrument in writing signed by the party against which enforcement of the provision which is the subject of such change, waiver, discharge or termination is sought. Any inconsistency between this Agreement on the one hand and the Merger Agreement and the Letter of Transmittal on the other shall be resolved in favor of the Merger Agreement and the Letter of Transmittal, with the qualification that (a) the Paying Agent is not a party to the Merger Agreement and as such is not subject to its terms, as noted in Section 8.1 above, and (b) the rights and obligations of the Paying Agent shall be governed solely by the provisions of this Agreement. In the absence of written notice from Parent or Stockholders’ Agent to the effect that an inconsistency exists between the Merger Agreement or Letter of Transmittal and this Agreement, the Paying Agent shall be entitled to assume that no such inconsistency exists.

Section 8.9 Notices. All notices, requests, and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed, by registered or certified mail, return receipt requested, or, if by other means, including electronic mail delivery and facsimile capable of transmitting or creating a written record directly to the office of the recipient, when received by the recipient party at the address shown above, or at such other addresses as may hereafter be furnished to the parties by like notice. If such notice is mailed, it shall be deemed given five business days after the date such notice is deposited in the United States mail. If notice is given to a party, it shall be given at the address for such party as set forth below. It shall be the responsibility of the Parent to notify the Paying Agent in writing of any name or address changes. In the case of communications delivered to the Paying Agent, such communications shall be deemed to have been given on the date received by the Paying Agent.

If notice to the Parent:

ResMed Operations Inc.

9001 Spectrum Center Blvd.,

San Diego, CA 92123

Attention: Chief Strategy Officer

Tel: (858) 836-6882

Email: Hemanth.Reddy@ResMed.com

with a copy (which shall not constitute notice) to:

ResMed Operations Inc.

9001 Spectrum Center Blvd.

San Diego, CA 92123

Attention: Chief Administrative Officer and Global General Counsel

Tel: (858) 836-5983

Email: David.Pendarvis@ResMed.com

12

with a copy (which shall not constitute notice) to:

DLA Piper LLP (US)

4365 Executive Drive, Suite 1100

San Diego, CA 92121

Attention: Martin Nichols

Tel: (858) 677-1477

Email: Martin.Nichols@dlapiper.com

If to Stockholders’ Agent:

OPE LGI Holdings Limited

c/o OMERS Private Equity Inc.

900 - 100 Adelaide St. W.

Toronto, Ontario M5H 0E2

Facsimile: 416-864-3255

Attention: Managing Director, Legal

with a copy (which shall not constitute notice) to:

Sidley Austin LLP

2021 McKinney Avenue, Suite 2000

Dallas, Texas 75201

Attention: S. Scott Parel

Facsimile: (214) 981-3400

Email: sparel@sidley.com

If notice to the Paying Agent:

Wilmington Trust, National Association

650 Town Center Drive, Suite 800

Costa Mesa, CA 92626

Attn: Jane Snyder

Telephone: (714) 384-4162

Email: jmsnyder@wilmingtontrust.com

Counterparts. This Agreement may be executed (including by PDF or other electronic transmission) in counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

Section 8.10 Law. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware.

Section 8.11 Survival. The obligations of each party set forth in Sections 9.5(a), (b) and (c)above shall survive termination or assignment of this Agreement.

Section 8.12 Compliance. The Paying Agent’s continued appointment and acceptance of its duties under this Agreement may be contingent upon further verification of certain information relating to the Company and / or the Parent satisfactory to the Paying Agent. These conditions include, but are not limited to, requirements arising in relation to the USA Patriot Act Customer Identification Program (CIP), the Bank Secrecy Act (BSA), and the U.S. Department of the Treasury Office of Foreign Assets Control (OFAC), each as may be amended from time to time. If these conditions are not met, the Paying Agent may at its option promptly terminate this Agreement in whole or in part, and without the Paying Agent having any liability or incurring any additional costs.

13

ARTICLE IX

Section 9.1 Confidential Data. The Paying Agent, Parent and the Stockholders’ Agent acknowledge that during the course of this Agreement, the parties hereto may make confidential data available to each other or may otherwise obtain proprietary or confidential information regarding the Company, the Holders or other rights owners, or the Paying Agent (collectively, hereinafter “Confidential Data”). Confidential Data includes all information not generally known or used by others and which gives, or may give the possessor of such information an advantage over its competitors or which could cause Parent, Stockholders’ Agent or the Paying Agent injury, loss of reputation or loss of goodwill if disclosed. Such information includes, but is not necessarily limited to, data or information which identifies past, current or potential customers, Holders, business practices, financial results, research, development, systems and plans; and/or certain information and material identified by the Company, Parent or the Paying Agent as “Proprietary” or “Confidential”; and/or data the Paying Agent furnishes to Parent from the Paying Agent’s database; and/or data received from the Company or Parent and enhanced by the Paying Agent. Confidential Data may be written, oral, recorded, or maintained on other forms of electronic media. Because of the sensitive nature of the information that Parent or the Paying Agent and its employees or agents may obtain as a result of this Agreement, the intent of the parties is that these provisions be interpreted as broadly as possible to protect Confidential Data.

Section 9.2 Relief. The Paying Agent acknowledges that all Confidential Data furnished by the Company, Stockholders’ Agent or Parent is considered proprietary and strictly confidential. The Paying Agent also acknowledges that the unauthorized use or disclosure of any Confidential Data may cause irreparable harm to the Company or Parent. Accordingly, the Paying Agent agrees that the Company or Parent shall be entitled to equitable relief, including injunctive relief, in addition to all other remedies available at law for any threatened or actual breach of this agreement or any threatened or actual unauthorized use or disclosure of Confidential Data. Parent agrees that the provisions and remedies of this section shall also apply to Confidential Data received by the Company or Parent relating to the Paying Agent.

Section 9.3 Security Measures. The Paying Agent will employ the same security measures to protect Confidential Data received from the Company or Parent that it would employ for its own comparable confidential information (but in no event less than a reasonable degree of care in handling Confidential Data). Without limiting the foregoing, the Paying Agent further agrees, subject to applicable law and regulations, that: (i) Confidential Data shall not be distributed, disclosed, or conveyed to any third party except by prior written approval of the Parent; (ii) no copies or reproductions shall be made of any Confidential Data, except as needed to provide the services described in this Agreement; and (iii) the Paying Agent shall not use any Confidential Data for its own benefit or for the benefit of any third party.

Section 9.4 Subpoena, Summons or Legal Process. Except as prohibited by applicable law or regulation, the Paying Agent shall promptly notify Parent and Stockholders’ Agent in writing of any subpoena, summons or other legal process served on the Paying Agent for the purpose of obtaining Confidential Data (i) consisting of a Holder list, such as an identified class of Holders, or (ii) relating to significant regulatory action or litigation that would have a material effect on the performance of the Paying Agent. In such cases, Parent and Stockholders’ Agent shall have a reasonable opportunity to seek appropriate protective measures; provided, however, that this subsection shall not require the Paying Agent to notify Parent and Stockholders’ Agent of its receipt of any subpoena, summons or other legal process seeking Confidential Data for a single Holder or group of related Holders in connection with routine tax levies or other routine third party litigation involving a Holder or if the Paying Agent is prohibited by law or regulation from making such disclosure.

14

Section 9.5 Exceptions. The obligations set forth in Sections 9.1 through 9.4 above shall not apply to:

(a)	any disclosure specifically authorized in writing by Parent and Stockholders’ Agent, on the one hand and the Paying Agent, on the other hand;

(b)

if this transaction is publically announced, the Paying Agent may disclose that it acted in capacity as Paying Agent or Escrow Agent on the transaction. Notwithstanding the foregoing, terms or conditions of the transaction and such appointment will remain confidential in nature.

(c)	any disclosure required by applicable law or regulation, including pursuant to a court order, provided that the provisions of Section 9.4 has been adhered to; or

(d)	Confidential Data which:

(1)	has become public without violation of this Agreement; or

(2)	was disclosed to the receiving party by a third party not under an obligation of confidentiality or other duty to keep such Confidential Data confidential; or

(3)

was independently developed by the receiving party without use or reference to such Confidential Data and not otherwise in violation or breach of this Agreement or any other obligation of the parties to each other; or

(4)	was rightfully known to the receiving party prior to entering into this Agreement.

15

IN WITNESS WHEREOF, Parent, Stockholders’ Agent and Paying Agent have caused their names to be signed hereto by their duly authorized officers, all as of the date first written above.

RESMED OPERATIONS INC.

By
Name:
Title:

[Signature page to Paying Agent Agreement]

WILMINGTON TRUST,
NATIONAL ASSOCIATION, as Paying Agent

By
Name:
Title:

[Signature page to Paying Agent Agreement]

OPE LGI HOLDINGS LIMITED, as STOCKHOLDERS’ AGENT

By
Name:
Title:

By
Name:
Title:

[Signature page to Paying Agent Agreement]

Schedule A

(Company Holder Records)

Exhibit A

(Letter of Transmittal Language)

Exhibit B

(Letter of Transmittal)

Exhibit C

(Affidavit of Lost Certificate)

Exhibit D

FEES OF PAYING AGENT

Acceptance Fee:	WAIVED

Initial Fees as they relate to Wilmington Trust acting in the capacity of Paying Agent – includes review of the Paying Agent Agreement; acceptance of the appointment; setting up of Account(s) and accounting records; and coordination of receipt of funds for deposit to the Account(s).

Annual Administration Fee:	$TBD

For ordinary administrative services by Paying Agent – includes daily routine account management; cash transaction processing (including wire and check processing); disbursement of funds in accordance with the agreement; and mailing of trust account statements to all applicable parties. These fees cover a full year, or any part thereof, and thus are not pro-rated in the year of termination. The annual fee is billed in advance and payable prior to that years’ service.

Wilmington Trust’s bid is based on the following assumptions:

•	Number of Accounts to be established: One (1)

•	Est. Term: TBD

•	Est. Initial Payment Fund: TBD

•	Est. number of transactions: TBD

•	Payment Fund remains un-invested

Out-of-Pocket Expenses:	Billed At Cost

EXHIBIT C

Certificate of Incorporation of the Surviving Corporation

Exhibit C

FORM OF AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

MATRIXCARE HOLDINGS INC.

ARTICLE I

The name of the Corporation is MatrixCare Holdings Inc. (the “Corporation”).

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, 19808, County of New Castle. The name of the registered agent at such address upon whom process against this Corporation may be served is Corporation Service Company.

ARTICLE III

The nature of the business of the Corporation and the purposes for which it is organized are to engage in any business and in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law and to possess and employ all powers and privileges now or hereafter granted or available under the laws of the State of Delaware to such corporations.

ARTICLE IV

The Corporation is authorized to issue one class of stock, to be designated “Common Stock,” with a par value of $0.0001 per share. The total number of shares of Common Stock that the Corporation shall have authority to issue is 100.

The holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders and written actions in lieu of meetings.

ARTICLE V

The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

1

B. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

C. Special meetings of stockholders of the Corporation may be called only by either the Board of Directors, the Chairman of the Board, Chief Executive Officer, or the President.

ARTICLE VI

A. The number of directors shall be fixed from time to time exclusively by the Board of Directors. All directors shall hold office until the expiration of the term for which elected, and until their respective successors are elected, except in the case of the death, resignation, or removal of any director.

B. Newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation or other cause (including removal from office by a vote of the stockholders) may be filled only by a majority vote of the directors then in office, though less than a quorum, or by the sole remaining director and directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders at which the term of office of the class to which they have been elected expires, and until their respective successors are elected, except in the case of the death, resignation, or removal of any director. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

C. Any directors, or the entire Board of Directors, may be removed from office at any time, with or without cause, by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE VII

The Board of Directors is expressly empowered to adopt, amend, or repeal Bylaws of the Corporation. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation. Any adoption, amendment or repeal of Bylaws of the Corporation by the stockholders shall require, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE VIII

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Any repeal or modification of the foregoing provisions of this Article VIII by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE IX

The Corporation reserves the right to amend, alter, change, or repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of this Corporation required by law or by this Certificate of Incorporation, effective as of the Public Status Date, the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal this Article IX, Article V, Article VI, Article VII or Article VIII.

ARTICLE X

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law or the Corporation’s certificate of incorporation or bylaws or (iv) any action asserting a claim governed by the internal affairs doctrine.

EXHIBIT D

Option Acknowledgement Form

OPTION CANCELLATION AGREEMENT

Name	Number of Company Options	Exercise Price
$
$
$

Pursuant to that certain Agreement and Plan of Merger, dated as of November 5, 2018 (the “Merger Agreement”), by and among ResMed Operations Inc., a Delaware corporation (“Parent”), Evolved Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), MatrixCare Holdings, Inc., a Delaware corporation (the “Company”), Merger Sub will merge with and into the Company (the “Merger”), with the Company to be the surviving corporation of the Merger. Capitalized terms used but not defined herein have the meanings ascribed to them in the Merger Agreement.

The undersigned has reviewed (or has had sufficient opportunity to review) the Merger Agreement and this Option Cancellation Agreement with independent legal, accounting and financial advisors regarding the undersigned’s rights and obligations and the undersigned fully understands the terms and conditions contained, and the transactions provided for, herein and therein.

The undersigned hereby represents and warrants to the Company and Parent that (i) the undersigned is the owner, beneficially and of record, of the Company Options, granted pursuant to the Company’s 2015 Equity Incentive Plan (the “Option Plan”), set forth above (collectively, the “Options”) to acquire the number of shares of Common Stock of the Company at the exercise price(s) per share set forth above, free and clear of all mortgages, pledges, charges, liens, claims, encumbrances, other security arrangements, preferential arrangements or restrictions of any kind whatsoever (other than such as exist under applicable securities laws or as shall be terminated in connection with the consummation of the Merger), (ii) other than as set forth above, the undersigned does not own or have any right to any other option, restricted stock, restricted stock unit, profit participation, warrant, call, commitment, subscription, stock appreciation right, right to purchase or agreement of any kind to acquire any shares of the capital stock of the Company, whether or not such right is vested or exercisable, (iii) the undersigned has not sold, transferred, conveyed, pledged or hypothecated any interest in the undersigned’s Options, (iv) the undersigned has duly authorized the execution, delivery and performance of this Option Cancellation Agreement, and (v) this Option Cancellation Agreement constitutes the legal, valid and binding obligation of the undersigned, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and limitations on the availability of equitable remedies.

By submitting this Option Cancellation Agreement, the undersigned acknowledges and agrees that all such Options shall be cancelled in full upon the consummation of the Merger and will no longer be exercisable for any securities of the Company, Parent and any of their successors. Alternatively, the undersigned may, pursuant to Section 11.2(iv) of the Option Plan, exercise any vested Options (including Options that would otherwise become vested upon the consummation of the Merger, but subject to such consummation occurring) at any time prior to [            ,                      ,] 2018 at [        ] Eastern time (the period ending at such time, the “Option Exercise Period”). Any portion of the undersigned’s Option that is not exercised as of the end of the Option Exercise Period will be terminated and cancelled upon the consummation of the Merger and shall not be assumed by Parent or otherwise substituted with any equivalent option. This Agreement constitutes the notice required under Section 11.2(iv) of the Option Plan. If the Options are not exercised prior to [            ], 2018, and this Option Cancellation Agreement is not timely signed and returned, the Options will be cancelled for no consideration.

The undersigned further acknowledges and agrees that all of his or her cancelled Company Options may be entitled, subject to the effectiveness and irrevocability of this Agreement and the terms and conditions of the Merger Agreement, to the Closing Option Consideration Per Share set forth in Section 2.6(c) of the Merger Agreement (subject to the escrow and other provisions of the Merger Agreement).

By executing and delivering this Option Cancellation Agreement, the undersigned hereby irrevocably and unconditionally: (i) consents in writing to and approves for all purposes the treatment of the undersigned’s Company equity under the Merger Agreement and the treatment of Company Options in accordance with Section 2.6 and the other applicable terms and conditions of the Merger Agreement; (ii) waives any right the undersigned may have pursuant to the undersigned’s Options, the Option Plan, all prior equity incentive plans of the Company or its subsidiaries or their respective predecessors, the applicable stock option grant agreement(s), and/or other agreement(s) or document(s) evidencing Options to be cancelled pursuant to this Option Cancellation Agreement (the “Option Documents”), or any other agreement to which the Company and the undersigned are parties that in any way conflicts with or otherwise prohibits or restricts the transactions contemplated by this Option Cancellation Agreement or the Merger Agreement or the treatment of the undersigned’s Options hereunder or thereunder; and (iii) waives any and all rights to any notice that may be required in connection with the Merger, whether pursuant to the Option Plan, any of the Option Documents or any other agreement to which the Company and the undersigned are parties. The undersigned acknowledges that neither the Company nor any other party to the Merger Agreement, or any affiliate, director or officer thereof, makes any representations with respect to the tax effects to the undersigned of the Closing Option Consideration Per Share, this Option Cancellation Agreement or any payments contemplated hereunder. The undersigned further acknowledges and agrees that he or she is solely responsible for any federal, state and local income and employment taxes (other than the employer portion of any employment taxes) that arise from the Options, including without limitation taxes due to the application of Section 409A of the U.S. Internal Revenue Code.

The undersigned acknowledges and agrees that, at the request of the Company at any time from and after the date hereof, the undersigned shall execute and deliver such documents and take such action reasonably deemed by the Company to be necessary or desirable to effectuate the purposes and objectives of this Option Cancellation Agreement, including the cancellation of the undersigned’s Options.

The undersigned hereby expressly acknowledges and agrees that the undersigned shall not have any right or ability to exercise the undersigned’s Options following the date of this Option Cancellation Agreement.

If the undersigned currently resides in California, the undersigned acknowledges and agrees that he or she is familiar with Section 1542 of the Civil Code of the State of California (“Section 1542”), which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Having read and understood section 1542, the undersigned hereby waives the provisions of said section or any other similar provision of any jurisdiction and assumes all risks for claims heretofore or hereinafter arising, known or unknown, against any of the released parties relating to, arising out of or in connection with any facts or circumstances that existed on or prior to the effective time, whether known or unknown, to the undersigned, to the extent otherwise addressed by this Option Cancellation Agreement and except as expressly set forth in this Option Cancellation Agreement.

The authority herein conferred or agreed to be conferred shall not be affected by, and shall survive, the death, incapacity or dissolution of the undersigned, and all grants, appointments, acknowledgments, conveyances, deliveries, waivers and obligations of the undersigned hereunder shall be binding upon the heirs, executors, administrators, trustees in bankruptcy, personal and legal representatives, successors and assigns of the undersigned. In the event the Merger Agreement terminates without the occurrence of the consummation of the Merger, this Option Cancellation Agreement will be returned to the undersigned and shall automatically terminate.

This Option Cancellation Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. The undersigned hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any state or federal court located in Wilmington, Delaware for the purposes of any Proceeding arising out this Acknowledgement or the Merger.

If any term or other provision of this Option Cancellation Agreement is invalid, illegal or incapable of being enforced by any requirement of Law, rule, regulation or public policy, all other conditions and provisions of this Option Cancellation Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in a manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Option Cancellation Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

THE UNDERSIGNED HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS ACKNOWLEDGEMENT.

This Option Cancellation Agreement must be executed by the Optionholder no later than [•], 2018.

*    *     *    *    *

IN WITNESS WHEREOF, the undersigned has executed and delivered this Agreement as of the date first set forth below.

Signature:

Date:	, 2018

[Signature Page to Option Cancellation Agreement]

EXHIBIT E

Form Escrow Agreement

ESCROW AGREEMENT

This Escrow Agreement dated this [•]th day of November, 2018 (the “Escrow Agreement”), is entered into by and among ResMed Operations Inc., a Delaware corporation (“Parent”), MatrixCare Holdings Inc., a Delaware corporation (the “Company”) and, solely in its capacity as the agent acting on behalf of the Stockholders as contemplated by this Agreement, OPE LGI Holdings Limited, a Canadian private company (“Stockholders’ Agent,” and together with Company and Parent, the “Parties” and each a “Party”), and Wilmington Trust, National Association, a national association, as escrow agent (“Escrow Agent”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

A. Pursuant to the terms of the Agreement and Plan of Merger dated November 5, 2018 (the “Merger Agreement”) by and among the Parties and Evolved Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (the “Merger Sub”), Merger Sub will be merged with and into the Company (the “Merger”) at the Effective Time, with the Company surviving the Merger and becoming a wholly-owned subsidiary of Parent.

B. Parent and Wilmington Trust, National Association, in its capacity as paying agent (the “Paying Agent”), have entered into the Paying Agent Agreement, dated as of the date hereof, pursuant to which the Paying Agent has agreed to distribute certain funds to and on behalf of the Stockholders in connection with the Merger Agreement

C. Pursuant to the Merger Agreement, at the Closing, Parent shall deposit or cause to be deposited (1) an amount equal to the sum of $7,500,000 (the “General Escrow Amount”), as Parent’s sole source of recovery provided for in Section 2.7(f) of the Merger Agreement should the Merger Consideration as finally determined in accordance with Section 2.7 of the Merger Agreement be less than the Estimated Merger Consideration as determined on the Closing Date and (2) an amount equal to the sum of $20,000,000 (the “Special Escrow Amount”, and together with the General Escrow Amount, the “Escrow Amount”, and such deposits, together with any interest accruing thereon, the “Escrow Funds”), into the escrow account established with Escrow Agent (the “Escrow Account”). The General Escrow Amount of the Escrow Funds shall be the Parent Indemnitees’ sole source of recovery for the indemnification rights provided for in Sections 9.2(a)(i)-(iv) of the Merger Agreement, the Special Escrow Amount of the Escrow Funds shall be the Parent Indemnitees’ sole source of recovery for the indemnification rights provided for in Sections 9.2(a)(v) of the Merger Agreement and the Escrow Agent agrees to hold and distribute such funds in accordance with the terms of this Escrow Agreement until the applicable Survival Date.

D. The Stockholders and Company Option Holders have appointed the Stockholders’ Agent pursuant to Section 2.10(b) of the Merger Agreement.

E. Parent and the Stockholders’ Agent wish to engage the Escrow Agent to act, and the Escrow Agent is willing to act, as escrow agent hereunder and, in that capacity, to hold, administer and distribute the amounts deposited in escrow hereunder in accordance with, and subject to, the terms of the Escrow Agreement.

In consideration of the promises and agreements of the Parties and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties and the Escrow Agent agree as follows:

ARTICLE 1

ESCROW DEPOSIT

Section 1.1. Receipt of Escrow Amount. Upon execution hereof, Parent shall deliver to the Escrow Agent the Escrow Amount in immediately available funds.

Section 1.2. Investments.

(a) The Escrow Agent shall invest the Escrow Amount, including any and all interest and investment income, in accordance with the written instructions provided to the Escrow Agent and signed by the Parties. In the absence of written investment instructions, the Escrow Agent shall deposit and invest the Escrow Amount, including any and all interest and investment income, in the M&T Bank Corporate Deposit Account, which is further described herein on Exhibit A. Any investment earnings and income on the Escrow Amount shall become part of the Escrow Funds, and the Escrow Funds shall be disbursed in accordance with Section 1.3 or Section 1.5 of this Escrow Agreement.

(b) The Escrow Agent is hereby authorized and directed to promptly sell or redeem any such investments as it deems necessary to make any payments or distributions required under this Escrow Agreement. The Escrow Agent shall have no responsibility or liability for any loss which may result from any investment or sale of investment made pursuant to this Escrow Agreement, except loss resulting from the gross negligence or willful misconduct of Escrow Agent. The Escrow Agent is hereby authorized, in making or disposing of any investment permitted by this Escrow Agreement, to deal with itself (in its individual capacity) or with any one or more of its affiliates, whether it or any such affiliate is acting as agent of the Escrow Agent or for any third person or dealing as principal for its own account. The Parties acknowledge that the Escrow Agent is not providing investment supervision, recommendations, or advice.

Section 1.3. Disbursements.

(a) The Parties shall act in accordance with, and the Escrow Agent shall hold and release the Escrow Funds or part thereof in accordance with written instructions received from the relevant authorized officer of the Party or Parties as provided on the attached Exhibit B-1 or B-2 (each such person, an “Authorized Officer”), as applicable, in accordance with the following provisions:

(i) If the Merger Consideration as finally determined in accordance with Section 2.7 of the Merger Agreement is less than the Estimated Merger Consideration as determined on the Closing Date, then promptly after such final determination (but, in any event, within three (3) Business Days thereof), Stockholders’ Agent and Parent shall deliver a Joint Release Instruction to the Escrow Agent to release an amount of the Escrow Funds equal to such difference to Parent, or at Parent’s direction, to the Surviving Corporation from the Escrow Funds. If the Escrow Funds are insufficient to cover the amount of such shortfall resulting from the Merger Consideration being less than the Estimated Merger Consideration, then the Escrow Agent shall distribute all of the Escrow Funds to Parent, or at Parent’s direction, to the Surviving Corporation.

(ii) An Authorized Officer of Parent may make a written claim or claims against the Escrow Funds, validly issued in writing to the Escrow Agent and Stockholders’ Agent, prior to November [•], 2019 (“General Escrow Survival Date”) stating that a claim has occurred (“Officer’s Certificate”)

2

pursuant to Sections 9.2(a)(i)-(iv) of the Merger Agreement and specifying in reasonable detail the amount of damages and other details in accordance with Article IX of the Merger Agreement (each, a “Claim Amount”). Each Officer’s Certificate shall state the basis of the claim in accordance with the terms of the Merger Agreement. Following the receipt of any Officer’s Certificate the Escrow Agent will retain the Claim Amount in the Escrow Funds and only release the Claim Amount upon Escrow Agent’s receipt of (A) Joint Release Instruction (as defined below) or (B) Final Determination (as defined below).

(iii) An Authorized Officer of Parent may make a written claim or claims against the Special Escrow Amount by delivering an Officer’s Certificate to the Escrow Agent and Stockholders’ Agent, prior to November [•], 2021 (“Special Escrow Survival Date”, and together with the General Escrow Survival Date, each a “Survival Date”) stating that a claim has occurred pursuant to Section 9.2(a)(v) of the Merger Agreement and specifying the Claim Amount. Each Officer’s Certificate shall state the basis of the claim in accordance with the terms of the Merger Agreement. Following the receipt of any Officer’s Certificate the Escrow Agent will retain the Claim Amount in the Escrow Funds and only release the Claim Amount upon Escrow Agent’s receipt of (A) Joint Release Instruction (as defined below) or (B) Final Determination (as defined below).

(iv) No later than the date which is five (5) calendar days after the General Escrow Survival Date (the “General Escrow Release Date”), the Escrow Agent shall disburse to or as directed by the Stockholders’ Agent, the General Escrow Amount less (A) any amounts that have been disbursed from the Escrow Funds to Parent pursuant to Section 1.3(a)(i) or Section 1.3(a)(ii), and (B) any amounts that have been retained in the Escrow Funds to satisfy any pending but unresolved or unsatisfied claims specified in any Officer’s Certificate theretofore delivered to Stockholders’ Agent and the Escrow Agent pursuant to Section 1.3(a)(ii). Any amounts retained in the Escrow Funds to satisfy any pending but unresolved or unsatisfied claims under the Merger Agreement shall be released to Stockholders’ Agent or Parent, as applicable, upon final resolution of all such claims and upon Escrow Agent’s receipt of (A) Joint Release Instruction or (B) Final Determination.

(v) No later than the date which is five (5) calendar days after the Special Escrow Survival Date (the “Special Escrow Release Date”), the Escrow Agent shall disburse to the Paying Agent or the Surviving Corporation, as directed by the Stockholders’ Agent, the Special Escrow Amount less (A) any amounts that have been disbursed from the Escrow Funds to Parent pursuant to Section 1.3(a)(iii), and (B) any amounts that have been retained in the Escrow Funds to satisfy any pending but unresolved or unsatisfied claims specified in any Officer’s Certificate theretofore delivered to Stockholders’ Agent and the Escrow Agent pursuant to Section 1.3(a)(iii). Any amounts retained in the Escrow Funds to satisfy any pending but unresolved or unsatisfied claims under the Merger Agreement shall be released to Stockholders’ Agent or Parent, as applicable, upon final resolution of all such claims and upon Escrow Agent’s receipt of (A) Joint Release Instruction or (B) Final Determination

(vi) All payments of any part of the Escrow Funds shall be made by wire transfer of immediately available funds pursuant to instructions as set forth in Schedule I.

(b) In the event that Escrow Agent makes any payment to any other party pursuant to this Escrow Agreement and for any reason such payment (or any portion thereof) is required to be returned to the Escrow Account or another party or is subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a receiver, trustee or other party under any bankruptcy or insolvency law, other federal or state law, common law or equitable doctrine, then the recipient shall repay within five (5) Business Days to the Escrow Agent upon written request the amount so paid to it.

3

(c) The Escrow Agent shall comply with a Final Determination with respect to the Escrow Funds, including without limitation any attachment, levy or garnishment. If the Escrow Agent complies with any such Final Determination, then it shall not be liable to any Party or any other person by reason of such compliance.

(d) In the event that a Party gives funds transfer instructions (other than in writing at the time of execution of this Escrow Agreement), whether in writing, by telecopier or otherwise, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the authorized person or persons of such Party, and the Escrow Agent may rely upon the confirmations of anyone purporting to be the person or persons so designated provided no call back is required if the Escrow Agent receives original instructions. The persons and telephone numbers for callbacks may be changed only in a writing received and acknowledged by the Escrow Agent. The Parties agree that such security procedure is commercially reasonable.

(e) The Escrow Agent will furnish monthly statements to the Parties setting forth the activity in the Account.

(f) For purposes of this Agreement, (i) “Final Determination” shall mean a final non-appealable order of any Governmental Authority of competent jurisdiction (including any arbitral award), which may be issued, together with (A) a certificate of the prevailing Party to the effect that such judgment is final and non-appealable and from a Governmental Authority of competent jurisdiction having proper authority and (B) the written payment instructions of the prevailing Party; and (ii) “Joint Release Instruction” means the joint written instruction of the Parent and the Stockholders’ Agent, which is executed by the Parent and the Stockholders’ Agent, to the Escrow Agent directing the Escrow Agent to disburse all or a portion of the Escrow Funds from the Escrow Account.

Section 1.4. Security Procedure for Funds Transfer. Concurrent with the execution of this Escrow Agreement, the Parties shall deliver to the Escrow Agent authorized signers’ forms in the form of Exhibit B-1 and Exhibit B-2 to this Escrow Agreement. The Escrow Agent shall confirm each funds transfer instruction received in the name of Parties by confirming with an authorized individual as evidenced in Exhibit B-1 and Exhibit B-2. Once delivered to the Escrow Agent, Exhibit B-1 or Exhibit B-2 may be revised or rescinded only in writing signed by an authorized representative of the Party. Such revisions or rescissions shall be effective only after actual receipt and following such period of time as may be necessary to afford the Escrow Agent a reasonable opportunity to act on it. If a revised Exhibit B-1 or Exhibit B-2 or a rescission of an existing Exhibit B-1 or Exhibit B-2 is delivered to the Escrow Agent by an entity that is a successor-in-interest to either party, such document shall be accompanied by additional documentation satisfactory to the Escrow Agent showing that such entity has succeeded to the rights and responsibilities of the Parties. The Parties understand that the Escrow Agent’s inability to receive or confirm funds transfer instructions may result in a delay in accomplishing such funds transfer, and agree that the Escrow Agent shall not be liable for any loss caused by any such delay.

Section 1.5. Income Tax Allocation and Reporting.

(a) The Parties agree that, for tax reporting purposes, all interest and other income from investment of the Escrow Amount shall, as of the end of each calendar year and to the extent required by the Internal Revenue Code of 1986, as amended thereunder (the “Code”), be reported as having been earned by the Parent, whether or not such income was disbursed during such calendar year. The Escrow Agent shall be deemed the payor of any interest or other income paid upon investment of the Escrow

4

Funds for purposes of performing tax reporting. With respect to any other payments made under this Escrow Agreement, the Escrow Agent’s shall not be deemed the payor and shall have no responsibility for performing tax reporting. The Escrow Agent’s function of making such payments is solely ministerial and upon express direction of the Parties.

(b) If IRS imputed interest rules apply to any disbursement of Escrow Funds, the Parties shall jointly provide the Escrow Agent with all imputed interest calculations. The Escrow Agent shall rely solely on such provided calculations and information and shall have no responsibility for the accuracy or completeness of any such calculations or information or for the failure of the Parties to provide such calculations or information, provided that, for purposes of clarity, the Parties shall be responsible solely for the accuracy and completeness of the imputed interest calculations. The Escrow Agent shall report the imputed interest on the applicable IRS Form 1099 (or IRS Form 1042-S) as required pursuant to the Code.

(c) Prior to closing, the Parties shall provide the Escrow Agent with certified tax identification numbers by furnishing appropriate forms W-9 or W-8 and such other forms and documents that the Escrow Agent may request. The Parties understand that if such tax reporting documentation is not provided and certified to the Escrow Agent, the Escrow Agent may be required by the Code, and the regulations promulgated thereunder, to withhold a portion of any interest or other income earned on the investment of the Escrow Funds.

(d) To the extent that the Escrow Agent becomes liable for the payment of any taxes in respect of interest or other income derived from the investment of the Escrow Funds, the Escrow Agent shall satisfy such liability to the extent possible from the Escrow Funds. The Parties, jointly and severally, shall indemnify, defend and hold the Escrow Agent harmless from and against any tax, late payment, interest, penalty or other cost or expense that may be assessed against the Escrow Agent on or with respect to the Escrow Funds and the investment thereof unless such tax, late payment, interest, penalty or other expense was directly caused by the gross negligence or willful misconduct of the Escrow Agent; provided, that if any Party is required to pay to the Escrow Agent more than such Party’s share, then each underpaying Party shall promptly reimburse the overpaying Parties for such excess amount.

Section 1.6. Termination. Upon the disbursement of all of the Escrow Funds, this Escrow Agreement shall terminate automatically without further action of the Parties and be of no further force and effect.

ARTICLE 2

DUTIES OF THE ESCROW AGENT

Section 2.1. Scope of Responsibility. Notwithstanding any provision to the contrary, the Escrow Agent is obligated only to perform the duties specifically set forth in this Escrow Agreement, which shall be deemed purely ministerial in nature. Under no circumstances will the Escrow Agent be deemed to be a fiduciary to any Party or any other person under this Escrow Agreement. The Escrow Agent will not be responsible or liable for the failure of any Party to perform in accordance with this Escrow Agreement. The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of the terms and conditions of any other agreement, including but not limited to the Merger Agreement, instrument, or document other than this Escrow Agreement, whether or not an original or a copy of such agreement has been provided to the Escrow Agent; and the Escrow Agent shall have no duty to know or inquire as to the performance or nonperformance of any provision of any such agreement, instrument, or document. References in this Escrow Agreement to any other agreement, instrument, or document are for the

5

convenience of the Parties, and the Escrow Agent has no duties or obligations with respect thereto. This Escrow Agreement sets forth all matters pertinent to the escrow contemplated hereunder, and no additional obligations of the Escrow Agent shall be inferred or implied from the terms of this Escrow Agreement or any other agreement.

Section 2.2. Attorneys and Agents. The Escrow Agent shall be entitled to rely on and shall not be liable for any action taken or omitted to be taken by the Escrow Agent in accordance with the advice of counsel or other professionals retained or consulted by the Escrow Agent. The Escrow Agent shall be reimbursed as set forth in Section 3.1 for any reasonable and documented out-of-pocket compensation (including reasonable and documented external fees, expenses and other costs) paid and/or reimbursed to such counsel and/or professionals. The Escrow Agent may perform any and all of its duties through its agents, representatives, attorneys, custodians, and/or nominees.

Section 2.3. Reliance. The Escrow Agent shall not be liable for any action taken or not taken by it in accordance with the written direction or consent of the Parties or their respective agents, representatives, successors, or assigns. The Escrow Agent shall not be liable for acting or refraining from acting upon any notice, request, consent, direction, requisition, certificate, order, affidavit, letter, or other paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, without further inquiry into the person’s or persons’ authority.

Section 2.4. Right Not Duty Undertaken. The permissive rights of the Escrow Agent to do things enumerated in this Escrow Agreement shall not be construed as duties.

Section 2.6. No Financial Obligation. No provision of this Escrow Agreement shall require the Escrow Agent to risk or advance its own funds or otherwise incur any financial liability or potential financial liability in the performance of its duties or the exercise of its rights under this Escrow Agreement.

ARTICLE 3

PROVISIONS CONCERNING THE ESCROW AGENT

Section 3.1. Indemnification. The Parties hereby agree, jointly and severally, to indemnify Escrow Agent, its directors, officers, employees and agents (collectively, the “Indemnified Parties”), and hold the Indemnified Parties harmless from any and against all actual liabilities, losses, actions, suits or proceedings at law or in equity, and any other reasonable and documented out-of-pocket expenses, fees or charges of any character or nature, including, without limitation, reasonable and documented external attorney’s fees and expenses, which an Indemnified Party may incur or with which it may be threatened by reason of acting as or on behalf of Escrow Agent under this Escrow Agreement or arising out of the existence of the Escrow Account, except to the extent the same shall be directly caused by Escrow Agent’s gross negligence or willful misconduct. Escrow Agent shall have a first lien against the Escrow Account to secure the obligations of the parties hereunder. The terms of Sections 1.5(c), 3.1 and 3.4 hereto shall survive the termination of this Escrow Agreement and the resignation or removal of the Escrow Agent.

Section 3.2. Limitation of Liability. THE ESCROW AGENT SHALL NOT BE LIABLE, DIRECTLY OR INDIRECTLY, FOR ANY (I) DAMAGES, LOSSES OR EXPENSES ARISING OUT OF THE SERVICES PROVIDED HEREUNDER, OTHER THAN DAMAGES, LOSSES OR EXPENSES WHICH HAVE BEEN FINALLY ADJUDICATED TO HAVE DIRECTLY RESULTED FROM THE ESCROW AGENT’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, OR (II) SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES OR LOSSES OF ANY KIND WHATSOEVER (INCLUDING WITHOUT LIMITATION LOST PROFITS).

6

Section 3.3. Resignation or Removal. The Escrow Agent may resign by furnishing written notice of its resignation to the Parties, and the Parties may remove the Escrow Agent by furnishing to the Escrow Agent a joint written notice of its removal along with payment of all fees and expenses to which it is entitled through the date of termination. Such resignation or removal, as the case may be, shall be effective thirty (30) calendar days after the delivery of such notice or upon the earlier appointment of a successor, and the Escrow Agent’s sole responsibility thereafter shall be to safely keep the Escrow Funds and to deliver the same to a successor escrow agent as shall be appointed by the Parties, as evidenced by a joint written notice filed with the Escrow Agent or in accordance with a court order. If the Parties have failed to appoint a successor escrow agent prior to the expiration of thirty (30) calendar days following the delivery of such notice of resignation or removal, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon the Parties.

Section 3.4. Compensation. The Escrow Agent shall be entitled to compensation for its services as stated in the fee schedule attached hereto as Exhibit C, which compensation shall be paid by Parent at the Closing. The fee agreed upon for the services rendered hereunder is intended as compensation for the Escrow Agent’s services as contemplated by this Escrow Agreement; provided, however, that in the event that the conditions for the disbursement of funds under this Escrow Agreement are not fulfilled, or the Escrow Agent renders any service not contemplated in this Escrow Agreement, or there is any assignment of interest in the subject matter of this Escrow Agreement, or any material modification hereof, or if any material controversy arises hereunder, or the Escrow Agent is made a party to any litigation pertaining to this Escrow Agreement or the subject matter hereof, then the Escrow Agent shall be compensated for such extraordinary services and reimbursed for all costs and expenses, including reasonable and documented attorneys’ fees and expenses, occasioned by any such delay, controversy, litigation or event. If any amount due to the Escrow Agent hereunder is not paid within thirty (30) calendar days of the date due, the Escrow Agent in its sole discretion may charge interest on such amount up to the highest rate permitted by applicable law. The Escrow Agent shall have, and is hereby granted, a prior lien upon the Escrow Funds with respect to its unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights, superior to the interests of any other persons or entities and is hereby granted the right to set off and deduct any unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights from the Escrow Funds.

Section 3.5. Disagreements. If any conflict, disagreement or dispute arises between, among, or involving any of the parties hereto concerning the meaning or validity of any provision hereunder or concerning any other matter relating to this Escrow Agreement, or the Escrow Agent is in doubt as to the action to be taken hereunder, the Escrow Agent shall be fully protected and may, at its option, retain the Escrow Funds until the Escrow Agent (i) receives a final non-appealable order of a court of competent jurisdiction or a final non-appealable arbitration decision directing delivery of the Escrow Funds, (ii) receives a written agreement executed by Parent and Stockholders’ Agent directing delivery of the Escrow Funds, in which event the Escrow Agent shall be authorized to disburse the Escrow Funds in accordance with such final court order, arbitration decision, or agreement, or (iii) files an interpleader action in any court of competent jurisdiction, and upon the filing thereof, the Escrow Agent shall be relieved of all liability as to the Escrow Funds and shall be entitled to recover reasonable and documented external attorneys’ fees, expenses and other costs incurred in commencing and maintaining any such interpleader action. The Parties hereto further agree to pursue any redress or recourse in connection with such dispute without making the Escrow Agent a party to the same. The Escrow Agent shall be entitled to act on any such agreement, court order, or arbitration decision without further question, inquiry, or consent.

7

Section 3.6. Merger or Consolidation. Any corporation or association into which the Escrow Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which the Escrow Agent is a party, shall be and become the successor escrow agent under this Escrow Agreement and shall have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance of any further act.

Section 3.7. Attachment of Escrow Funds; Compliance with Legal Orders. In the event that any Escrow Funds shall be attached, garnished or levied upon by any court order issued by a court of competent jurisdiction, or the delivery thereof shall be stayed or enjoined by an order of a court of competent jurisdiction, or any order, judgment or decree shall be made or entered by any court order by a court of competent jurisdiction affecting the Escrow Funds, the Escrow Agent is hereby expressly authorized, in its sole discretion, to respond as it deems appropriate or to comply with all writs, orders or decrees so entered or issued, or which it is advised by legal counsel of its own choosing is final, non-appealable and binding upon it. In the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the Parties or to any other person, firm or corporation, should, by reason of such compliance notwithstanding, such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

Section 3.8 Force Majeure. The Escrow Agent shall not be responsible or liable for any failure or delay in the performance of its obligation under this Escrow Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; wars; acts of terrorism; civil or military disturbances; sabotage; epidemic; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications services; accidents; labor disputes; acts of civil or military authority or governmental action; it being understood that the Escrow Agent shall use commercially reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as reasonably practicable under the circumstances.

Section 3.9 Compliance with Legal Orders. Escrow Agent shall receive and may conclusively rely upon an opinion of counsel to the effect that such order is final, non-appealable and from a court of competent jurisdiction. Escrow Agent shall be entitled to consult with legal counsel in the event that a question or dispute arises with regard to the construction of any of the provisions hereof, and shall incur no liability and shall be fully protected in acting in accordance with the advice or opinion of such counsel.

Section 3.10 No Financial Obligation. Escrow Agent shall not be required to use its own funds in the performance of any of its obligations or duties or the exercise of any of its rights or powers, and shall not be required to take any action which, in the Escrow Agent’s sole and absolute judgment, could involve it in expense or liability unless furnished with security and indemnity which it deems, in its sole and absolute discretion, to be satisfactory.

8

ARTICLE 4

MISCELLANEOUS

Section 4.1. Successors and Assigns. This Escrow Agreement shall be binding on and inure to the benefit of the Parties and the Escrow Agent and their respective successors and permitted assigns. No other persons shall have any rights under this Escrow Agreement. No assignment of the interest of any of the Parties shall be binding unless and until written notice of such assignment shall be delivered to the other Party and the Escrow Agent and shall require the prior written consent of the other Party and the Escrow Agent (such consent not to be unreasonably withheld).

Section 4.2. Escheat. The Parties are aware that under applicable state law, property which is presumed abandoned may under certain circumstances escheat to the applicable state. The Escrow Agent shall have no liability to the Parties, their respective heirs, legal representatives, successors and assigns, or any other party, should any or all of the Escrow Funds escheat by operation of law.

Section 4.3. Notices. All notices, account statements, requests, demands, and other communications required under this Escrow Agreement shall be in writing, in English, and shall be deemed to have been duly given if delivered (i) personally, (ii) by facsimile transmission with written confirmation of receipt, (iii) by overnight delivery with a reputable national overnight delivery service, or (iv) by mail or by certified mail, return receipt requested, and postage prepaid. If any notice is mailed, it shall be deemed given five calendar days after the date such notice is deposited in the United States mail. If notice is given to a party, it shall be given at the address for such party set forth below. It shall be the responsibility of the Parties to notify the Escrow Agent and the other Party in writing of any name or address changes. In the case of communications delivered to the Escrow Agent, such communications shall be deemed to have been given on the date received by the Escrow Agent.

If to Parent:

ResMed Operations Inc.

9001 Spectrum Center Blvd.,

San Diego, CA 92123

Attention: Chief Strategy Officer

Tel: (858) 836-6882

Email: Hemanth.Reddy@ResMed.com

with a copy (which shall not constitute notice) to:

ResMed Operations Inc.

9001 Spectrum Center Blvd.

San Diego, CA 92123

Attention: Chief Administrative Officer and Global General Counsel

Tel: (858) 836-5983

Email: David.Pendarvis@ResMed.com

with a copy (which shall not constitute notice) to:

DLA Piper LLP (US)

4365 Executive Drive, Suite 1100

San Diego, CA 92121

Attention: Martin Nichols

Tel: (858) 677-1477

Email: Martin.Nichols@dlapiper.com

9

If to Stockholders’ Agent:

c/o OMERS Private Equity Inc.

900 - 100 Adelaide St. W.

Toronto, Ontario M5H 0E2

Facsimile: 416-864-3255

Attention: Managing Director, Legal

with a copy (which shall not constitute notice) to:

Sidley Austin LLP

2021 McKinney Avenue, Suite 2000

Dallas, Texas 75201

Attention: S. Scott Parel

Facsimile: (214) 981-3400

Email: sparel@sidley.com

If to the Escrow Agent:

Wilmington Trust, National Association

650 Town Center Drive, Suite 800

Costa Mesa, CA 92626

Attn: Jane Snyder

Telephone: (714) 384-4162

Email: jmsnyder@wilmingtontrust.com

Section 4.4. Governing Law. This Escrow Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

Section 4.5. Entire Agreement. This Escrow Agreement, including the Exhibits delivered pursuant hereto, and between the Parties together with the Merger Agreement, sets forth the entire agreement and understanding of the parties related to the Escrow Funds.

Section 4.6. Amendment. This Escrow Agreement may be amended, modified, superseded, rescinded, or canceled only by a written instrument executed by the Parties and the Escrow Agent.

Section 4.7. Waivers. The failure of any party to this Escrow Agreement at any time or times to require performance of any provision under this Escrow Agreement shall in no manner affect the right at a later time to enforce the same performance. A waiver by any party to this Escrow Agreement of any such condition or breach of any term, covenant, representation, or warranty contained in this Escrow Agreement, in any one or more instances, shall neither be construed as a further or continuing waiver of any such condition or breach nor a waiver of any other condition or breach of any other term, covenant, representation, or warranty contained in this Escrow Agreement.

Section 4.8. Headings. Section headings of this Escrow Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions of this Escrow Agreement.

10

Section 4.9. Counterparts. This Escrow Agreement may be executed (including by PDF or other electronic transmission) in counterparts, each of which when executed shall be deemed to be an original, and such counterparts shall together constitute one and the same instrument.

Section 4.10. Waiver of Jury Trial. EACH OF THE PARTIES HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN RESOLVING ANY CLAIM OR COUNTERCLAIM RELATING TO OR ARISING OUT OF THIS ESCROW AGREEMENT.

[The remainder of this page left intentionally blank.]

11

IN WITNESS WHEREOF, this Escrow Agreement has been duly executed as of the date first written above.

RESMED OPERATIONS INC.

By:
Name:
Title:

[Signature page to Escrow Agreement]

OPE LGI HOLDINGS LIMITED, as STOCKHOLDERS’ AGENT

By:
Name:
Title:

[Signature page to Escrow Agreement]

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Escrow Agent

By:
Name:
Title:

[Signature page to Escrow Agreement]

Schedule I

Wire Transfer Instructions

Parent

Bank Name:

ABA Number:

Account Name:

Account Number:

Stockholders’ Agent

Bank Name:

ABA Number:

Account Name:

Account Number:

EXHIBIT A

Agency and Custody Account Direction

For Cash Balances

Manufacturers & Traders Trust Company Deposit Accounts

Direction to use the following Manufacturers & Traders Trust Company (also known as M&T Bank) Deposit Account for Cash Balances for the escrow account or accounts (the “Account”) established under the Escrow Agreement to which this Exhibit A is attached.

You are hereby directed to deposit, as indicated below, or as the Parties shall direct further in writing from time to time, all cash in the Account in the following deposit account of M&T Bank:

M&T Corporate Deposit Account

The Parties acknowledge that amounts on deposit in the M&T Bank Deposit Account are insured, subject to the applicable rules and regulations of the Federal Deposit Insurance Corporation (FDIC), in the basic FDIC insurance amount of $250,000 per depositor, per issued bank. This includes principal and accrued interest up to a total of $250,000.

The Parties acknowledge that they have full power to direct investments of the Account.

The Parties understand that they may change this direction at any time and that it shall continue in effect until revoked or modified by me by written notice to you.

EXHIBIT B-1

CERTIFICATE AS TO AUTHORIZED REPRESENTATIVES

OF PARENT

ResMed Operations Inc., a Delaware corporation (the “Parent”) hereby designates each of the following persons as its Authorized Representatives for purposes of this Agreement, and confirms that the title, contact information and specimen signature of each such person as set forth below is true and correct. Each such Authorized Representative is authorized to initiate and approve transactions of all types for the Escrow Account established under the Agreement to which this Exhibit B-1 is attached, on behalf of the Parent.

Name (print):

Specimen Signature:
Title:

Telephone Number (required): If more than one, list all applicable telephone numbers.	Office: Cell:

E-mail (required): If more than one, list all applicable email addresses.	Email 1: Email 2:

Name (print):

Specimen Signature:
Title:

Telephone Number (required): If more than one, list all applicable telephone numbers.	Office: Cell:

E-mail (required): If more than one, list all applicable email addresses.	Email 1: Email 2:

Name (print):

Specimen Signature:

Title:

Telephone Number (required): If more than one, list all applicable telephone numbers.	Office: Cell:

E-mail (required): If more than one, list all applicable email addresses.	Email 1: Email 2:

COMPLETE BELOW TO UPDATE EXHIBIT B-1

If Parent wishes to update this Exhibit B-1, Parent must complete, sign and send to Escrow Agent an updated copy of this Exhibit B-1 with such changes. Any updated Exhibit B-1 shall be effective once signed by Parent and Escrow Agent and shall entirely supersede and replace any prior Exhibit B-1 to this Agreement.

[ ]

By:

Name:

Title:
Date:

WILMINGTON TRUST, NATIONAL ASSOCIATION (as Escrow Agent)

By:

Name:
Title:
Date:

EXHIBIT B-2

CERTIFICATE AS TO AUTHORIZED REPRESENTATIVES

OF STOCKHOLDERS’ AGENT

OPE LGI Holdings Limited, a Canadian private company (the “Stockholders’ Agent”) designates each of the following persons as its Authorized Representatives for purposes of this Agreement, and confirms that the title, contact information and specimen signature of each such person as set forth below is true and correct. Each such Authorized Representative is authorized to initiate and approve transactions of all types for the Escrow Accounts established under the Agreement to which this Exhibit B-2 is attached, on behalf of the Stockholders’ Agent.

Name (print):

Specimen Signature:

Title:

Telephone Number (required): If more than one, list all applicable telephone numbers.	Office: Cell:

E-mail (required): If more than one, list all applicable email addresses.	Email 1: Email 2:

Name (print):

Specimen Signature:

Title:

Telephone Number (required): If more than one, list all applicable telephone numbers.	Office: Cell:

E-mail (required): If more than one, list all applicable email addresses.	Email 1: Email 2:

Name (print):

Specimen Signature:

Title:

Telephone Number (required): If more than one, list all applicable telephone numbers.	Office: Cell:

E-mail (required): If more than one, list all applicable email addresses.	Email 1: Email 2:

COMPLETE BELOW TO UPDATE EXHIBIT B-2

If Stockholders’ Agent wishes to update this Exhibit B-2, Stockholders’ Agent must complete, sign and send to Escrow Agent an updated copy of this Exhibit B-2 with such changes. Any updated Exhibit B-2 shall be effective once signed by Stockholders’ Agent and Escrow Agent and shall entirely supersede and replace any prior Exhibit B-2 to this Agreement.

[ ]

By:
Name:
Title:
Date:

WILMINGTON TRUST, NATIONAL ASSOCIATION (as Escrow Agent)

By:
Name:
Title:
Date:

Exhibit C

Fees of Escrow Agent

Acceptance Fee:	WAIVED

Initial Fees as they relate to Wilmington Trust acting in the capacity of Escrow Agent – includes review of the Escrow Agreement; acceptance of the Escrow appointment; setting up of Escrow Account(s) and accounting records; and coordination of receipt of funds for deposit to the Escrow Account(s). Acceptance Fee payable at time of Escrow Agreement execution

Escrow Agent Administration Fee (one-time):	$3,000.00

For ordinary administrative services by Escrow Agent – includes daily routine account management; investment transactions; cash transaction processing (including wire and check processing); monitoring claim notices pursuant to the agreement; disbursement of funds in accordance with the agreement; and mailing of trust account statements to all applicable parties.    Tax reporting is included.

Wilmington Trust’s bid is based on the following assumptions:

•	Number of Escrow Accounts to be established: One (1)

•	Estimated Term: 12 months

•	Amount of Escrow: $7,500,000

•	Estimated number of cash transactions: 2

•	Investment in M&T Deposit Products

Out-of-Pocket Expenses:	Billed At Cost